UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

MOTRICITY, INC.

(Name of Registrant as Specified in its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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September     , 2011

Dear Stockholders:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Motricity, Inc. (the “Company”), to be held on Friday, October 28, 2011, beginning at 2:00 p.m. Eastern Daylight Time, at the offices of Brown Rudnick LLP, Seven Times Square, New York, NY 10036.

Information about the meeting and the various matters on which the stockholders will vote is included in the Notice of Meeting and Proxy Statement which follow. Also included is a proxy card and postage-paid return envelope. Please sign, date and mail the enclosed proxy card in the return envelope provided, as promptly as possible, whether or not you plan to attend the meeting.

Sincerely,

James R. Smith, Jr.

Interim Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Friday, October 28, 2011

TO THE STOCKHOLDERS OF MOTRICITY, INC.:

Notice is hereby given that the Annual Meeting of Stockholders of Motricity, Inc. (the “Company”) will be held on Friday, October 28, 2011, beginning at 2:00 p.m. Eastern Daylight Time, at the offices of Brown Rudnick LLP, Seven Times Square, New York, NY 10036:

1.	To consider and act upon the election of five (5) directors to serve until the 2012 Annual Meeting of stockholders, or until their respective successors are elected and qualified or until his or her earlier death, resignation or removal;

2.	To ratify the selection of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.	To consider and act upon an advisory vote to approve the compensation of the Company’s named executive officers as disclosed in this proxy statement under “Executive Compensation;”

4.	To consider and act upon an advisory vote on how often to vote for approval of the compensation of the Company’s named executive officers;

5.	To consider and act upon a proposal to amend and restate the Company’s 2010 Long-Term Incentive Plan;

6.	To consider and act upon a proposal to amend the Company’s Restated Certificate of Incorporation; and

7.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Company’s Board of Directors recommends a FOR vote for each of proposals (1), (2), (3), (5) and (6) above and an EVERY YEAR vote for proposal (4) above.

Only holders of record of Common Stock as of the close of business on Tuesday, September 27, 2011 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on October 28, 2011: The 2011 Proxy Statement and the Company’s Annual Report for the fiscal year ended December 31, 2010 are available at www.motricity.com.

In accordance with Delaware law, a list of the holders of Common Stock entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting, during ordinary business hours, for at least 10 days prior to the Annual Meeting, at the offices of the Company, located at 601 108th Avenue Northeast, Suite 800, Bellevue, Washington 98004.

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE (I) BY TELEPHONE, (II) VIA THE INTERNET OR (III) BY COMPLETING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED ENVELOPE, WHICH NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

*  *  *  *

By Order of the Board of Directors,

Lady Barbara Judge CBE Chairman of the Board of Directors

i

Motricity, Inc.

601 108th Avenue Northeast, Suite 800

Bellevue, Washington 98004

425-957-6200

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held On October 28, 2011

We are sending you our proxy materials in connection with the solicitation of the enclosed proxy by the Board of Directors of Motricity, Inc. (the “Company”) for use at the Annual Meeting of Stockholders, and at any adjournments thereof.

Attending the Annual Meeting

The Annual Meeting will be held on Friday, October 28, 2011, at 2:00 p.m. Eastern Daylight Time, at the offices of Brown Rudnick LLP, Seven Times Square, New York, NY 10036, to consider the matters set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement and the form of proxy enclosed are being mailed to stockholders commencing on or about September     , 2011.

Stockholders Entitled to Vote

Only stockholders of record of the Common Stock, par value $0.001 per share, of the Company (the “Common Stock”) at the close of business on September 27, 2011 will be entitled to vote at the Annual Meeting. As of that date, a total of              shares of Common Stock were outstanding, each share being entitled to one vote. There is no cumulative voting.

Street Name Holders and Record Holders

If you own shares through a broker, the registered holder of those shares is the broker or its nominee. Such shares are often referred to as held in “street name,” and you, as the beneficial owner of those shares, do not appear in our share register. For street name shares, there is a two-step process for distributing our proxy materials and tabulating votes. Brokers inform us how many of their clients own shares in street name, and the broker forwards our proxy materials to those beneficial owners. If you receive our proxy materials, including a voting instruction card, from your broker, you should vote your shares by following the procedures specified on the voting instruction card. Shortly before the Annual Meeting, your broker will tabulate the votes it has received and submit a proxy card to us reflecting the aggregate votes of the street name holders. If you plan to attend the Annual Meeting and vote your street name shares in person, you should contact your broker to obtain a broker’s proxy card and bring it to the Annual Meeting.

If you are the registered holder of shares, you are the record holder of those shares, and you should vote your shares as described below under “How Record Holders Vote.”

How Record Holders Vote

You can vote at the Annual Meeting in person or by proxy. We recommend that you vote by proxy even if you plan to attend the Annual Meeting. You can always attend the Annual Meeting and revoke your proxy by voting in person.

There are three ways to vote by proxy:

•	By telephone—You can vote by touch tone telephone by calling toll-free 1-800-PROXIES (1-800-776-9437) and following the instructions on our enclosed proxy card;

•	By Internet—You can vote by Internet by going to the website “www.voteproxy.com” and following the instructions on our enclosed proxy card; or

•

By mail—You can vote by mail by completing, signing, dating and mailing our enclosed proxy card to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219, at or before the taking of the vote at the Annual Meeting.

By giving us your proxy, you are authorizing the individuals named on our proxy card, the proxies, to vote your shares in the manner you indicate. You may (i) vote for the election of all of our director nominees, (ii) withhold authority to vote for all of our director nominees, or (iii) vote for the election of one or more of our director nominees and withhold authority to vote for the other nominee(s), by so indicating on the proxy card. You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on (a) the ratification of the appointment of Grant Thornton as the Company’s independent auditor for fiscal year ending December 31, 2011, (b) the advisory vote to approve the compensation of the Company’s named executive officers as described in this proxy statement under “Executive Compensation,” (c) the amendment and restatement of the Company’s 2010 Long-Term Incentive Plan and (d) the amendment to the Company’s Restated Certificate of Incorporation. You may also vote to hold an advisory vote to approve the compensation of the Company’s named executive officers (i) every year, (ii) every two years, (iii) every three years or (iv) abstain from voting.

If you vote by proxy without indicating your instructions, your shares will be voted FOR:

•	The election of our five (5) director nominees per the recommendation of our Board of Directors;

•	The ratification of the appointment of Grant Thornton as the Company’s independent auditor;

•	The advisory approval of the compensation of the Company’s named executive officers as described in this proxy statement under “Executive Compensation;”

•	The advisory vote to approve the compensation of the Company’s named executive officers every year;

•	The amendment and restatement of the Company’s 2010 Long-Term Incentive Plan; and

•	The amendment of the Company’s Restated Certificate of Incorporation.

Revocation of Proxies

A stockholder may revoke a proxy at any time prior to its exercise (i) by giving to the Company’s Corporate Secretary a written notice of revocation of the proxy’s authority, (ii) by submitting a duly elected proxy bearing a later date or (iii) by attending the Annual Meeting and voting in person. Your attendance at the meeting alone will not revoke your proxy.

Quorum and Votes Necessary for Action to be Taken

The presence, at the commencement of the Annual Meeting, in person or by proxy of the holders of a majority of the issued and outstanding shares of Common Stock of the Company will constitute a quorum for the transaction of business at the Annual Meeting. If, however, a quorum is not present or represented at the Annual

Meeting, either the person presiding at the Annual Meeting or a majority of the stockholders entitled to vote thereat, present in person or by proxy, may adjourn the Annual Meeting, without notice other than announcement at the Annual Meeting, until a quorum shall be present or represented.

Election of directors and the advisory vote on the frequency of holding an advisory vote on executive compensation will be determined by a plurality of the votes cast by stockholders entitled to vote at the annual meeting. The proposal to amend the Company’s Restated Certificate of Incorporation requires the affirmative vote of at least a majority of the outstanding shares of the Company’s capital stock entitled to vote on the proposal. On all other matters being submitted to stockholders, the affirmative vote of a majority of shares present, in person or represented by proxy, and voting on each such matter at the annual meeting is required for approval.

Abstentions and broker “non-votes” are included in the number of shares present or represented for purposes of quorum, but are not considered as shares voting or as votes cast with respect to any matter presented at the annual meeting. As a result, abstentions and broker “non-votes” will not have any effect on the proposals to elect directors, to ratify the appointment of Grant Thornton as our auditor, to hold an advisory vote to approve executive compensation, to hold an advisory vote on the frequency of holding such an advisory vote, to amend and restate the Company’s 2010 Long-Term Incentive Plan and to adjourn the Annual Meeting, but will have the effect of a vote against the proposal to amend the Company’s Restated Certificate of Incorporation.

Other Matters

As of the date of this Proxy Statement, our Board of Directors does not know of any business that will be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement. If any other matters are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.

Expenses of Proxy Solicitation

The Company is paying the costs for the solicitation of proxies, including the cost of preparing and mailing the Proxy Materials. Proxies are being solicited primarily by mail, but in addition, the solicitation by mail may be followed by solicitation in person, or by telephone or facsimile, by regular employees of the Company without additional compensation. Also, the Company has retained D.F. King & Co., Inc., to aid in the solicitation of proxies and to verify records relating to the solicitation. D.F. King & Co., Inc., will receive a fee of $10,000 as well as reimbursement for certain expenses, all of which will be paid for by the Company. The Company will also reimburse brokers, banks and other custodians and nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to the Company’s stockholders.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors of the Company is currently composed of five members. There is no limit to the number of terms a director may serve and the term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been elected and qualified. The Board of Directors has approved the nomination of Lady Judge and Messrs. Firestone, Gary, Icahn and Nelson for election and the five nominees have indicated a willingness to serve. A plurality of the shares of Common Stock present and voting at the Annual Meeting is necessary to elect the nominees for director.

The person named as proxy in the enclosed form of proxy will vote the proxies received by them for the election of Lady Judge and Messrs. Firestone, Gary, Icahn and Nelson unless otherwise directed. In the event that any of the nominees become unavailable for election at the Annual Meeting, the person named as proxy in the enclosed form of proxy may vote for a substitute nominee in their discretion as recommended by the Board of Directors.

Set forth below is certain biographical information regarding the nominees as of September 15, 2011:

Name	Age	Position	Director Since
Lady Barbara Judge CBE(1)(2)	64	Chairman of the Board	2010
Jaffrey A. Firestone(3)	55	Director	2011
Hunter C. Gary(1)(2)(3)	37	Director	2007
Brett C. Icahn(1)(3)	32	Director	2010
James L. Nelson(2)	62	Director	2011

(1)	Member of our Nominating and Corporate Governance Committee
(2)	Member of our Compensation Committee
(3)	Member of our Audit Committee

Jaffrey A. Firestone has served as one of our directors since July 2011. Since 2006, Mr. Firestone has served as Chairman and Chief Executive Officer at Prodigy Pictures Inc., a leader in the production of quality film, television and cross-platform media. Previously, Mr. Firestone established Fireworks Entertainment in 1996 to produce, distribute and finance television programs and feature films. In 1998, Fireworks Entertainment was acquired by CanWest Global Communications Corporation and Mr. Firestone was named Chairman and Chief Executive Officer and oversaw the company’s Los Angeles and London based television operations as well as its Los Angeles feature film division, Fireworks Pictures. In addition, Mr. Firestone oversaw the company’s interest in New York based IDP Distribution, an independent distribution and marketing company formed by Fireworks in 2000 as a joint venture with Samuel Goldwyn Films and Stratosphere Entertainment. Mr. Firestone has served on the board of directors for the Academy of Canadian Cinema and Television and the Academy of Television Arts and Sciences International Council in Los Angeles. Mr. Firestone has led two successful initial public offerings and in 1998, was nominated for entrepreneur of the year. Mr. Firestone has extensive experience in dealing with financial reporting, which, in addition to his service on another board, enables him to advise our board on a range of matters including financial matters.

Hunter C. Gary has served as one of our directors since 2007. Since November 2010, Mr. Gary has served as the Senior Vice President of Icahn Enterprises, L.P., a diversified holding company engaged in the following continuing operating businesses: investment management, automotive, gaming, railcar, food packaging, metals, real estate and home fashion. Since June 2003, Mr. Gary has been employed by Icahn Associates Corp. in various roles, most recently as the Chief Operating Officer of Icahn Sourcing LLC. His specialty focuses on post-acquisition management of companies and hands-on involvement with, and support of, portfolio company management to reduce costs and enhance performance. From 1997 to 2002, Mr. Gary worked at Kaufhof Warenhaus AG, a subsidiary of the Metro Group, most recently as a Managing Director. Since September 2011, Mr. Gary has served as a director of XO Holdings, Inc., a telecommunications service provider. Since March 2010, Mr. Gary has served as a director of Tropicana Entertainment Inc., which owns and operates a diversified, multi-jurisdictional collection of casino gaming properties. Since January 2008, Mr. Gary has served as a director of American Railcar Industries, Inc., a company that is primarily engaged in the business of manufacturing covered hopper and tank railcars. Since June 2007, Mr. Gary has served as a director of WestPoint International, Inc., a manufacturer of bed and bath home fashion products. With respect to each company mentioned above, Carl C. Icahn, directly or indirectly, either (i) controls such company or (ii) has an interest in such company through the ownership of securities. Mr. Gary has extensive experience in dealing with operations matters for a variety of companies which, in addition to his service on other boards, enables him to advise our board on a range of matters including operations and oversight.

Brett C. Icahn has served as one of our directors since January 2010. Mr. Icahn currently is responsible for co-executing a small/mid cap investment strategy across all industries as a Portfolio Manager of the Sargon Portfolio for Icahn Capital LP, an entity through which Carl C. Icahn manages investment funds, where Brett Icahn was an investment analyst from 2002 until April 2010. Since July 2010, Brett Icahn has served as a director of The Hain Celestial Group, Inc., a natural and organic food and personal care products company, and as a director of Cadus Corporation, a company engaged in the ownership and licensing of yeast-based drug discovery technologies. Since April 2010, Brett Icahn has served as a director of Take-Two Interactive Software, Inc., a developer, marketer, distributor and publisher of interactive entertainment software games. Since January 2007, Brett Icahn has served as a director of American Railcar Industries, Inc., a company that is primarily engaged in the business of manufacturing covered hopper and tank railcars. Prior to that Brett Icahn served on the board of directors of HowStuffWorks.com, an internet website acquired by Discovery Communication in 2007. With respect to each company mentioned above, Carl C. Icahn, directly or indirectly, either (i) controls such company or (ii) has an interest in such company through the ownership of securities. Brett Icahn has experience with technology companies, both as a board member and as a founder. In addition, his experience as a portfolio manager and an investment analyst provides him with strong skills in dealing with financial matters.

James L. Nelson has served as one of our directors since June 2011. Since April 2010, Mr. Nelson has served as a director of Take-Two Interactive Software, Inc., a publisher, developer, and distributor of video games and video game peripherals. Since March 2010, Mr. Nelson has served as a director of Tropicana Entertainment Inc. From May 2005 until November 2007, Mr. Nelson served as a director of Atlantic Coast Entertainment Holdings, Inc. Since December 2003, Mr. Nelson has served as a director of American Entertainment Properties Corp. From April 2003 through April 2010, Mr. Nelson served as a director of Viskase Companies, Inc., a producer of nonedible cellulose casings and nettings. Since June 2001, Mr. Nelson has also served as a director of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P. With respect to each company mentioned above, Carl C. Icahn, directly or indirectly, either (i) controls such company or (ii) has an interest in such company through the ownership of securities. From 1986 until 2009, Mr. Nelson was Chairman and Chief Executive Officer of Eaglescliff Corporation, a specialty investment banking, consulting and wealth management company. From March 1998 through 2003, Mr. Nelson was Chairman and Chief Executive Officer of Orbit Aviation, Inc., a company engaged in the acquisition and completion of Boeing Business Jets for private and corporate clients. From August 1995 until July 1999, Mr. Nelson was Chief Executive Officer and Co-Chairman of Orbitex Management, Inc., a financial services company in the mutual fund sector. From August 1995 until March 2001, he was on the board of Orbitex Financial Services Group, a provider of financial services. From January 2008 through June 2008, Mr. Nelson served as a director of Shuffle Master, Inc., a gaming manufacturing company. From March 2008 until March 2010, Mr. Nelson was a director of Pacific Energy Resources Ltd., an energy producer. Since April 2008, Mr. Nelson has served as a director of the board of directors of Cequel Communications, an owner and operator of a large cable television system. Because of Mr. Nelson’s experience as the chief executive officer of multiple companies, as well as his previous service as director of several other publicly reporting companies, he is able to provide the Board of Directors with the perspective of an experienced executive officer and is able to give insight related to the management and operations of a publicly traded company.

Lady Barbara Judge CBE has served as one of our directors since January 2010 and chairman of the board since June 2010. Since 2011, Lady Judge has been chairman of the United Kingdom Pension Protection Fund and from 2004 to 2010 she was chairman of the United Kingdom Atomic Energy Authority. From 2004 to 2007, Lady Judge was the deputy chairman of the United Kingdom Financial Reporting Council in London. From 2002 through 2004, she was a director of the Energy Group of the United Kingdom’s Department of Trade and Industry. Earlier in her career, Lady Judge served as a commissioner of the U.S. Securities and Exchange Commission, was a partner at the law firm Kaye, Scholer, Fierman, Hays & Handler and was an executive director at Samuel Montagu & Co. Ltd, a British merchant bank. Lady Judge serves as a director of Magna International Inc. and Statoil ASA. Lady Judge has 25 years of experience counseling boards and senior management regarding corporate governance, compliance, disclosure, international business conduct and other relevant issues. Lady Judge’s experience as a former commissioner of the U.S. Securities and Exchange Commission and broad legal and cross-border regulatory experience enables her to provide valuable insights and perspectives to our board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF LADY JUDGE AND MESSRS. FIRESTONE, GARY, ICAHN AND NELSON.

PROPOSAL 2—RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITOR

The Audit Committee of our Board of Directors has selected Grant Thornton as independent auditor for the fiscal year ending December 31, 2011 and has further directed that management submit the selection of the independent auditor for ratification by the stockholders at the Annual Meeting. A proposal to ratify the appointment of Grant Thornton will be presented at the Annual Meeting.

Our Audit Committee Charter requires stockholder ratification of the selection of Grant Thornton as our independent auditor for the fiscal year ending December 31, 2011. If the stockholders fail to ratify the selection, the Audit Committee will reconsider its selection of that firm.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Grant Thornton.

Change in Certifying Accountant

Previous Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) was the Company’s independent auditor during the fiscal year ended December 31, 2010. On September 20, 2011, PricewaterhouseCoopers informed the Board of Directors of the Company of its resignation effective as of that date.

PricewaterhouseCoopers’s reports on the Company’s financial statements for the fiscal years ended December 31, 2009 and December 31, 2010 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2009 and December 31, 2010 and through September 20, 2011, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K) with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused PricewaterhouseCoopers to make reference to the subject matter of such disagreements in connection with its reports on the financial statements for such years.

During the fiscal years ended December 31, 2009 and December 31, 2010 and through September 20, 2011, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Company provided PricewaterhouseCoopers with a copy of the above disclosure and requested that PricewaterhouseCoopers furnish the Company with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not PricewaterhouseCoopers agrees with the statements contained above. PricewaterhouseCoopers has furnished the Company with a letter addressed to the U.S. Securities and Exchange Commission stating that it agrees with the above statements, a copy of which was filed as Exhibit 16.1 to the Company’s current report on Form 8-K on September 22, 2011.

New Independent Registered Public Accounting Firm

On September 21, 2011, the Audit Committee approved the appointment of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm subject to clearance of Grant Thornton’s “Client Acceptance” process. The Company’s decision was influenced by, among other things, the desire to reduce the Company’s audit fees.

During the fiscal years ended December 31, 2009 and December 31, 2010 and through September 20, 2011, neither the Company nor anyone acting on behalf of the Company, consulted Grant Thornton with respect to (i) either the application of accounting principles to a specified transaction, completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company by Grant Thornton reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was the subject of either a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

Audit Fees

During the years ended December 31, 2010 and 2009, we incurred fees and related expenses for professional services rendered by PricewaterhouseCoopers relating to the audit and review of the financial statements of the respective years totaling approximately $1.63 million and $182,000, respectively. “Audit Fees” included fees for professional services and expenses relating to the reviews of our quarterly financial statements for the quarters ended June 30, 2010 and September 30, 2010 on Form 10-Q and the audit of our annual financial statements and our Annual Report on Form 10-K for the fiscal year 2010. “Audit Fees” for the year ended December 31, 2010, also include fees relating to the procedures relating to our Form S-1 and Form S-8 filings with the U.S. Securities and Exchange Commission. For the year ended December 31, 2009, “Audit Fees” included fees for professional services and expenses relating to the audit of our annual financial statements for the fiscal year 2009.

Audit-Related Fees

We incurred fees to PricewaterhouseCoopers of approximately $4,000 during the year ended December 31, 2009 related to accounting research software.

Tax Fees

None.

All Other Fees

None.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent auditor. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of our Audit Committee’s approval of the scope of the engagement of the independent auditor. All audit-related and tax services for fiscal years 2010 and 2009 by PricewaterhouseCoopers were pre-approved by the Audit Committee of the Company.

The Audit Committee has determined that the rendering of the services, other than the audit services, by PricewaterhouseCoopers, is compatible with maintaining the principal accountant’s independence.

Representatives of PricewaterhouseCoopers and Grant Thornton will be in attendance at the Annual Meeting by teleconference and in person, respectively, and will have an opportunity to make a statement if they so desire. The representatives will also be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3—ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT UNDER “EXECUTIVE COMPENSATION”

As required by Section 14A of the Exchange Act, the Company is providing its shareholders with the opportunity to cast a non-binding advisory vote to approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis (beginning on page 34), the compensation tables (beginning on page 48), and any related information contained in this proxy statement under “Executive Compensation.”

The Board of Directors believes that the Company’s compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of stockholders. You are urged to read the “Executive Compensation” section of this proxy statement for additional details on the Company’s executive compensation, including the Company’s philosophy and objectives and the 2010 compensation of the named executive officers.

Your vote is requested. The Company believes that the information regarding named executive officer compensation as disclosed within the “Executive Compensation” section of this proxy statement demonstrates that the Company’s executive compensation program was designed appropriately and structured to ensure a strong alignment with the long-term interests of the Company’s stockholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers, as described in this proxy statement. Accordingly, the Company will ask the Company’s shareholders to vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed under “Executive Compensation” pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure, is hereby APPROVED.”

This vote is advisory and therefore, it will not be binding on the Company, the Compensation Committee or the Company’s Board of Directors, nor will it overrule any prior decision or require the Board of Directors or the Compensation Committee to take any action. However, the Compensation Committee and the Company’s Board of Directors value the opinions of the Company’s stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, the Compensation Committee and the Company’s Board of Directors will consider stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PROPOSAL 4—ADVISORY VOTE TO APPROVE HOW OFTEN TO APPROVE ON COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

Pursuant to SEC rules, the Company is providing its shareholders a separate vote to recommend whether an advisory vote to approve named executive officer compensation should occur once every one, two or three years.

After careful consideration of the frequency alternatives, the Company’s Board of Directors has determined that an advisory vote to approve named executive officer compensation that occurs every year is the most appropriate alternative for the Company at this time, and therefore the Company’s Board of Directors recommends a vote every year for the advisory vote to approve named executive officer compensation.

In formulating its recommendation, the Company’s Board of Directors considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their input on our compensation of named executive officers as disclosed in the proxy statement every year. We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this Proposal.

In the future, the Company may determine that a less frequent advisory vote is appropriate, either in response to the vote of the Company’s stockholders on this proposal or for other reasons.

Stockholders may cast their vote on the preferred voting frequency by choosing the option of one year, two years, or three years or abstain from voting when voting on this proposal. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote to approve executive compensation that has been recommended by stockholders. However, because this vote is advisory and not binding on the Company’s Board of Directors or the Company in any way, the Company’s Board of Directors may decide that it is in the best interests of the Company’s stockholders and the Company to hold an advisory vote to approve executive compensation more or less frequently than the option approved by the Company’s stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR THE OPTION OF “EVERY YEAR”

AS THE RECOMMENDED FREQUENCY VOTE

TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION ON PROPOSAL 4.

PROPOSAL 5—AMENDMENT AND RESTATEMENT OF 2010 LONG-TERM INCENTIVE PLAN

Effective April 23, 2010, the Company adopted the 2010 Long Term Incentive Plan (as amended, the “2010 LTIP”). On September 26, 2011, the Board of Directors, subject to shareholder approval, amended and restated the 2010 LTIP. The purposes of the proposed amendment and restatement are to (i) increase by 3,600,000 the maximum number of shares available for issuance under the 2010 LTIP from 2,765,621 to 6,365,621, provided that the maximum number of shares issued in any one year period for all types of awards does not exceed 4% of the Company’s issued and outstanding shares of Common Stock, (ii) expand the definition of “Cause,” which governs the consequences of certain separations of employment and the treatment of outstanding awards (See section “Forfeiture and Clawback” below), (iii) reduce the 10 year maximum term of option awards to 5 years, (iv) provide for ownership guidelines for the Company’s executive officers, (v) eliminate certain definitions and provisions, and (vi) require a 6-month holding period for recipients of restricted stock who are terminated from the Company for any reason.

The Board of Directors believes this increase is appropriate to allow the Company to continue to offer adequate numbers of equity-based and other incentive awards to its employees. As of September 12, 2011, there are only 454,664 shares of Common Stock available for issuance under the 2010 LTIP. If the amendment and restatement of the 2010 LTIP is not approved by the Company’s shareholders, the Company believes, based on current projections, that the pool of remaining shares currently available for issuance under the 2010 LTIP would likely be fully used in the next 6 months.

The 2010 LTIP is intended to benefit the Company by offering equity-based and other incentives to certain of the Company’s directors, executives and employees, thereby encouraging their continued involvement with the Company’s businesses. The following is a summary description of the 2010 LTIP and is qualified in its entirety by reference to the full text of the 2010 LTIP, which is set forth as Appendix A to this Proxy Statement.

Description of the Amended and Restated 2010 Long-Term Incentive Plan

Administration. The 2010 LTIP is administered by the Company’s Compensation Committee and all actions taken with respect to the 2010 LTIP will be made in accordance with the Compensation Committee’s Charter. For purposes of the 2010 LTIP, to the extent required by applicable law, it is intended that each member of the Compensation Committee qualify as (a) a “non-employee director” under Rule 16b-3, (b) an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and (c) an “independent director” under the rules of the principal U.S. national securities exchange on which our shares are listed. The Compensation Committee has full authority to administer and interpret the 2010 LTIP. Among the Compensation Committee’s powers are to determine the form, amount and other terms and conditions of awards, clarify, construe or resolve any ambiguity in any provision of the 2010 LTIP or any award agreement, amend the terms of outstanding awards and adopt such rules, forms, instruments and guidelines for administering the 2010 LTIP as it deems necessary or proper. All actions, interpretations and determinations by the Compensation Committee or by our Board of Directors are final and binding.

Available Shares. The aggregate number of shares of Common Stock which may be issued or used for reference purposes under the 2010 LTIP or with respect to which awards may be granted may not exceed 6,365,621 shares, which may be either authorized and unissued shares of Common Stock or shares of Common Stock held in or acquired for our treasury. In general, if awards under the 2010 LTIP are for any reason cancelled, or expire or terminate unexercised, or are settled in cash, the shares covered by such awards will again be available for the grant of awards under the 2010 LTIP.

Following the Section 162(m) “transition period” (as described in “Federal Income Tax Consequences” below), the maximum number of shares subject to any award of stock options, or stock appreciation rights (which are referred to herein as “SARs”), or shares of restricted stock, or other stock-based awards subject to the attainment of specified performance goals which may be granted during any fiscal year to any participant will be 266,666 shares per type of award, provided that the maximum number of shares issued in any one year period for all types of awards does not exceed 4% of the Company’s issued and outstanding shares of Common Stock. Except as otherwise required by the Code, there are no annual individual share limitations applicable to participants for restricted stock or other stock-based awards that are not subject to the attainment of specified performance goals. The maximum number of shares subject to any performance award during any fiscal year to any participant shall be 266,666 shares. The maximum value of a cash payment made under a performance award which may be granted with respect to any fiscal year to any participant shall be $5,440,000. The maximum value of cash payments made under performance awards granted with respect to any fiscal year to all participants shall be $14,104,670.

The foregoing share limitations imposed under the 2010 LTIP are subject to adjustment to the extent the Compensation Committee deems such adjustment appropriate and equitable to prevent dilution or enlargement of participants’ rights.

Eligibility for Participation. Members of our Board of Directors, as well as employees of, and consultants to, us or any of our subsidiaries and affiliates are eligible to receive awards under the 2010 LTIP. The selection of participants is within the sole discretion of the Compensation Committee.

Award Agreement. Awards granted under the 2010 LTIP shall be evidenced by award agreements (which need not be identical) that provide additional terms, conditions, restrictions and/or limitations covering the grant of the award, including, without limitation, additional terms providing for the acceleration of exercisability, or vesting of awards or conditions regarding the participant’s employment, as determined by the Compensation Committee in its sole discretion.

Awards Under the 2010 LTIP. The following types of awards are available under the 2010 LTIP:

Restricted Stock. The Compensation Committee may award shares of restricted stock. Except as otherwise provided by the Compensation Committee upon the award of restricted stock, the recipient generally has the rights of a stockholder with respect to the shares, including the right to receive dividends, the right to vote the shares of restricted stock and, conditioned upon full vesting of shares of restricted stock, the right to tender such shares, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient’s restricted stock agreement. The Compensation Committee may determine at the time of award that the payment of dividends, if any, will be deferred until the expiration of the applicable restriction period.

Recipients of restricted stock are required to enter into a restricted stock agreement with us that states the restrictions to which the shares are subject, which may include satisfaction of pre-established performance goals, and the criteria or date or dates on which such restrictions will lapse.

If the grant of restricted stock or the lapse of the relevant restrictions is based on the attainment of performance goals, the Compensation Committee will establish for each recipient the applicable performance goals, formulae or standards and the applicable vesting percentages with reference to the attainment of such goals or satisfaction of such formulae or standards while the outcome of the performance goals are substantially uncertain. Such performance goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar events or circumstances. The performance goals for performance-based restricted stock will be based on one or more of the objective criteria set forth on Exhibit A to the 2010 LTIP and discussed in general below.

Stock Options. The Compensation Committee may grant nonqualified stock options and incentive stock options (only to eligible employees) to purchase shares of Common Stock. The Compensation Committee will determine the number of shares of Common Stock subject to each option, the term of each option (which may not exceed 5 years (or five years in the case of an incentive stock option granted to a 10% stockholder)), the exercise price, the vesting schedule (if any), and the other material terms of each option. No incentive stock option or nonqualified stock option may have an exercise price less than the fair market value of a share of Common Stock at the time of grant (or, in the case of an incentive stock option granted to a 10% stockholder, 110% of such share’s fair market value). Options will be exercisable at such time or times and subject to such terms and conditions as determined by the Compensation Committee at grant and the exercisability of such options may be accelerated by the Compensation Committee in its sole discretion. The 2010 LTIP specifically provides that an outstanding option may not be modified to reduce the exercise price nor may a new option at a lower price be substituted for a surrendered option, unless such action is approved by the stockholders of the Company. The maximum number of shares of Common Stock with respect to which incentive stock options may be granted under the 2010 LTIP is 6,365,621 shares.

Stock Appreciation Rights. The Compensation Committee may grant SARs either with a stock option, which may be exercised only at such times and to the extent the related option is exercisable (which is referred to herein as a “Tandem SAR”), or independent of a stock option (which is referred to herein as a “Non-Tandem SAR”). A SAR is a right to receive a payment in shares of Common Stock or cash (as determined by the Compensation Committee) equal in value to the excess of the fair market value of one share of Common Stock on the date of exercise over the exercise price per share established in connection with the grant of the SAR. The term of each SAR may not exceed 10 years. The exercise price per share covered by a SAR will be the exercise price per share of the related option in the case of a Tandem SAR and will be the fair market value of Common Stock on the date of grant in the case of a Non-Tandem SAR. The Compensation Committee may also grant “limited SARs,” either as Tandem SARs or Non-Tandem SARs, which may become exercisable only upon the occurrence of an event as the Compensation Committee may, in its sole discretion, designate at the time of grant or thereafter.

Other Stock-Based Awards. The Compensation Committee may, subject to limitations under applicable law, make a grant of such other stock-based awards (including, without limitation, stock equivalent units or restricted stock units) under the 2010 LTIP that are payable in cash or denominated or payable in or valued by shares of Common Stock or factors that influence the value of such shares. The Compensation Committee shall determine the terms and conditions of any such other awards, which may include the achievement of certain minimum performance goals and/or a minimum vesting period. The performance goals for performance-based other stock- based awards will be based on one or more of the objective criteria set forth on Exhibit A to the 2010 LTIP and discussed in general below.

Other Cash-Based Awards. The Compensation Committee, in its discretion, may grant awards payable in cash. Cash-based awards shall be in such form, and dependent on such conditions, as the Compensation Committee shall determine, including, without limitation, being subject to the satisfaction of vesting conditions or awarded purely as a bonus and not subject to restrictions or conditions. If a cash-based award is subject to vesting conditions, the Compensation Committee may accelerate the vesting of such award in its discretion.

Performance Awards. The Compensation Committee may grant a performance award to a participant payable upon the attainment of specific performance goals. The Compensation Committee may grant performance awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, as well as performance awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code. If the performance award is payable in cash, it may be paid upon the attainment of the relevant performance goals either in cash or in shares of restricted stock (based on the then current fair market value of such shares), as determined by the Compensation Committee, in its sole discretion. Based on service, performance and/or such other factors or criteria, if any, as the Compensation Committee may determine, the Compensation Committee may, at or after grant, accelerate the vesting of all or any part of any performance award. The Compensation Committee has “negative discretion” to adjust bonus payments as permitted by Section 162(m) of the Code.

Performance Goals. The Compensation Committee may grant awards of restricted stock, performance awards, and other stock-based awards that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. These awards may be granted, vest and be paid based on attainment of specified performance goals established by the Compensation Committee. These performance goals will be based on the attainment of a certain target level of, or a specified increase or decrease in, one or more of the following criteria selected by the Compensation Committee: (i) earnings per share; (ii) operating income; (iii) gross income; (iv) net income (before or after taxes); (v) cash flow; (vi) gross profit; (vii) gross profit return on investment; (viii) gross margin return on investment; (ix) gross margin; (x) operating margin; (xi) working capital; (xii) earnings before interest and taxes; (xiii) earnings before interest, tax, depreciation and amortization; (xiv) return on equity; (xv) return on assets; (xvi) return on capital; (xvii) return on invested capital; (xviii) net revenues; (xix) gross revenues; (xx) revenue growth; (xxi) annual recurring revenues; (xxii) recurring revenues; (xxiii) license revenues; (xxiv) sales or market share; (xxv) total shareholder return; (xxvi) economic value added; (xxvii) specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Compensation Committee in its sole discretion; (xxviii) the fair market value of the a share of Common Stock; (xxix) the growth in the value of an investment in Common Stock assuming the reinvestment of dividends; or (xxx) reduction in operating expenses.

To the extent permitted by law, the Compensation Committee may also exclude the impact of an event or occurrence which the Compensation Committee determines should be appropriately excluded, including: (i) restructurings, discontinued operations, extraordinary items and other unusual or non-recurring charges; (ii) an event either not directly related to our operations or not within the reasonable control of management; or (iii) a change in accounting standards required by generally accepted accounting principles. Performance goals may also be based on an individual participant’s performance goals, as determined by the Compensation Committee, in its sole discretion.

In addition, all performance goals may be based upon the attainment of specified levels of our performance (or subsidiary, division or other operational unit) under one or more of the measures described above relative to the performance of other corporations. The Compensation Committee may designate additional business criteria on which the performance goals may be based or adjust, modify or amend those criteria.

Acquisition Event. In the event of a merger or consolidation in which the Company is not the surviving entity, a transaction that results in the acquisition of substantially all of the Company’s outstanding Common Stock, or the sale or transfer of all or substantially all of the Company’s assets (collectively, an “Acquisition Event”), then the Compensation Committee may terminate all outstanding and unexercised options, SARs, or any other stock-based award that provides for a participant elected exercise by cashing out such awards upon the date of consummation of the Acquisition Event or by delivering notice of termination to each participant at least 20 days prior to the date of consummation of the Acquisition Event, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Acquisition Event, each such participant shall have the right to exercise in full all of his or her outstanding awards contingent on the occurrence of the Acquisition Event.

Stockholder Rights. Except as otherwise provided in the applicable award agreement, and with respect to an award of restricted stock, a participant has no rights as a stockholder with respect to shares of Common Stock covered by any award until the participant becomes the record holder of such shares.

Forfeiture and Clawback. Unless otherwise provided by the Compensation Committee in the governing award agreement, the 2010 LTIP provides that (a) in the event that the participant’s conduct meets the definition of “Cause” during the later of the 12-month period following exercise of an award or the 24-month period commencing on the date of vesting, distribution, or settlement of an award, the Company shall recover from the participant within the applicable period after such vesting, exercise, settlement, or distribution, an amount equal to any gain realized on such award, and (b) if the participant engages in conduct that meets the definition of “Cause” then all outstanding awards terminate and expire.

Unless otherwise provided by the Compensation Committee in the governing award agreement, the 2010 LTIP also provides that in the event of a restatement of the Company’s financial statements that reduces the amount of any previously awarded performance award, where the performance goals would not otherwise have been met had the results been properly reported, the award will be cancelled and the participant will pay the Company an amount equal to any gain realized on such award within (a) 24 months preceding such financial restatement for any participant who has a position with the Company as a vice president, senior vice president, executive officer or named executive officer or (b) 12 months preceding such financial restatement for all other participants.

Ownership Guidelines and Holding Period. The 2010 LTIP includes ownership guidelines requiring (i) the Chief Executive Officer to own, within five years of the date of grant of an option or restricted stock, stock equal in value to at least six times of such executive’s annual base salary and (ii) the other executive officers to own, within five years of the date of grant of an option or restricted stock, stock equal in value to at least three times of each such executive’s annual base salary. In addition, the 2010 LTIP provides that if the participant has been granted restricted stock, such participant will continue to hold stock equal to 100% of the amount needed to meet the ownership guidelines discussed above for a period of at least 6 months following the termination of his or her employment with the Company for any reason.

Amendment and Termination. Notwithstanding any other provision of the 2010 LTIP, our Board of Directors may at any time amend any or all of the provisions of the 2010 LTIP, or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided in the 2010 LTIP, the rights of a participant with respect to awards granted prior to such amendment, suspension or termination may not be adversely affected without the consent of such participant.

Transferability. Awards granted under the 2010 LTIP are generally nontransferable (other than by will or the laws of descent and distribution), except that the Compensation Committee may provide for the transferability of nonqualified stock options in an award agreement at the time of grant or thereafter to certain family members.

Federal Income Tax Consequences

The following discussion of the Federal income tax consequences of the issuance of awards granted under the 2010 LTIP is based upon the provisions of the Code, as in effect on the date hereof, current regulations adopted and proposed thereunder, and existing administrative rulings and pronouncements of the Internal Revenue Service (the “IRS”). It is not intended to be a complete discussion of all of the Federal income tax consequences of the 2010 LTIP or of all of the requirements that must be met in order to qualify for the described tax treatment. The 2010 LTIP provides the Company with broad discretion to grant many different types of awards. The discussion below illustrates the Federal income tax consequences of only some of the types of awards the Company is permitted to make under the 2010 LTIP. Depending on the type of award granted under the 2010 LTIP, the Federal income tax consequences to the Company and recipients of awards could materially differ from the discussion below. In addition, because the tax consequences may vary, and certain exceptions to the general rules discussed herein may be applicable, depending upon the personal circumstances and the type of award granted, each recipient should consider his or her personal situation and consult with his or her tax advisor with respect to the specific tax consequences applicable to each recipient. No information is provided in the discussion below about foreign, state or local tax laws.

Restricted Stock. The recipient of restricted stock will generally not recognize income at the time that shares subject to such restrictions are issued, unless a Section 83(b) election (described below) is made. Absent a Section 83(b) election, recipients of restricted stock will recognize income at the time the restrictions are removed from the shares. In such event, recipients will recognize ordinary income on the date the restrictions are removed in an amount equal to the excess of the then fair market value of such shares over the purchase price (if any) paid for such shares. The tax basis in the shares with respect to which restrictions are removed will be equal to the sum of the amount paid for such shares plus the amount of ordinary income recognized by the recipient. The holding period for such shares for purposes of determining whether any capital gain or loss is short term or long term will begin just after the restrictions are removed (absent a Section 83(b) election).

Recipients will generally recognize capital gain or loss on a sale or exchange of the shares. The gain or loss will equal the difference between (i) the proceeds received on the sale or exchange and (ii) the adjusted tax basis in the shares. The gain or loss recognized on a sale or exchange of the shares will be long-term capital gain or loss if the shares are held for more than one year. The deductibility of capital losses is subject to limitation.

If a recipient makes a Section 83(b) election with respect to the shares, the recipient will recognize ordinary compensation income at the time the shares are issued and not when the restrictions are removed from such shares. In such event, the tax basis in the shares would equal their fair market value on the date issued, and the holding period for the shares would begin just after such date. However, if property for which a Section 83(b) election is in effect is forfeited while substantially non-vested, such forfeiture shall be treated as a sale or exchange upon which there is realized a loss equal to the excess (if any) of: (1) the amount paid (if any) for such property, over, (2) the amount realized (if any) upon such forfeiture. The advisability of making a Section 83(b) election will depend on various factors and each recipient’s individual circumstances. Recipients are urged to consult with his or her own tax advisors regarding whether, where and how to make a Section 83(b) election. Recipients who decide to do so must make a Section 83(b) election no later than the thirtieth day following the issuance of the restricted stock and, once made, such election generally would be irrevocable by a recipient.

Any distributions that the Company makes in respect of the vested shares (or shares subject to a valid Section 83(b) election) will be treated as dividends, taxable to recipients as ordinary income, to the extent paid out of the Company’s current or accumulated earnings and profits. If the distribution exceeds the Company’s current or accumulated earnings and profits, such excess will be treated first as a tax-free return of the recipient’s investment, up to the recipient’s basis in the shares. Any remaining excess will be treated as capital gain. Any distributions that the Company makes in respect of substantially non-vested shares (i.e., shares subject to a risk of forfeiture and on which no valid Section 83(b) election has been made) will be compensation income to the recipient and not a dividend.

The Company will generally be entitled to a compensation deduction for Federal income tax purposes in an amount equal to, and at the same time as, the ordinary income recognized by recipients. The Company will report the income on a Form W-2 or 1099, whichever is applicable, and will recognize a deduction in such amount.

Nonqualified Stock Options. An option holder will not recognize any taxable income upon the grant of a nonqualified option under the 2010 LTIP. Generally, an option holder recognizes ordinary taxable income at the time a nonqualified option is exercised in an amount equal to the excess of the fair market value of the shares received on the date of exercise over the exercise price.

However, if the Company imposes restrictions on the shares received upon exercise of the option that do not permit the recipient to transfer the shares to others and that require the recipient to return the shares to the Company at less than fair market value (a “risk of forfeiture”), the date on which taxable income (if any) is recognized will be the date on which such restricted shares become “freely transferable” or not subject to risk of forfeiture (the “Recognition Date”). In this circumstance, the option holder will generally recognize ordinary taxable income on the Recognition Date in an amount equal to the excess of the fair market value of the shares at that time over the exercise price.

Despite this general rule, in the case of a risk of forfeiture, the option holder may make an election pursuant to Section 83(b) of the Code. In this case, the option holder will recognize ordinary taxable income at the time the option is exercised and not on the later date. The option holder’s holding period for purposes of determining the appropriate capital gains rate applicable to a subsequent sale of the stock will also be impacted by a Section 83(b) election. In order to be effective, the Section 83(b) election must be filed with the Company and the Internal Revenue Service within thirty days of exercise.

The Company will generally be entitled to a deduction for Federal income tax purposes in an amount equal to the ordinary taxable income recognized by the option holder, provided the Company reports the income on a Form W-2 or 1099, whichever is applicable, that is timely provided to the option holder and filed with the IRS.

When an option holder subsequently disposes of the shares of Common Stock received upon exercise of a nonqualified option, he or she will recognize long-term or short-term capital gain or loss (depending upon the holding period), in an amount equal to the difference between (i) the sale price and (ii) the fair market value on the date on which the option holder recognized ordinary taxable income as a result of the exercise of the nonqualified option. The holding period for the shares generally would begin on the date the shares were acquired and would not include the period of time during which the option was held.

An option holder who pays the exercise price for a nonqualified option, in whole or in part, by delivering shares of Common Stock already owned by him or her will recognize no gain or loss for Federal income tax purposes on the shares surrendered, but otherwise will be taxed according to the rules described above.

Section 409A of the Code imposes certain rules applicable to “non-qualified deferred compensation plans,” which may include certain grants of nonqualified options. If a non-qualified deferred compensation plan subject to Section 409A fails to meet, or is not operated in accordance with, these requirements, then all compensation deferred under the plan is or becomes immediately taxable to the extent that it is not subject to a substantial risk of forfeiture and was not previously taxable. The tax imposed as a result of these rules would be increased by interest at a rate equal to the rate imposed upon tax underpayments plus one percentage point, and an additional tax equal to twenty percent of the compensation required to be included in income.

Any nonqualified options having an exercise price less than the fair market value of the Common Stock at the time such options are granted may be considered deferred compensation subject to Section 409A of the Code. The 2010 LTIP and any nonqualified options granted thereunder are intended to be exempt from, or comply with, the applicable requirements of Section 409A of the Code. This includes, but is not limited to, issuing nonqualified options with an exercise price equal to the fair market value of the Common Stock at the time such options are granted.

Incentive Stock Options. An option holder generally will not recognize taxable income upon either the grant or the exercise of an incentive stock option. However, under certain circumstances, there may be alternative minimum tax or other tax consequences, as discussed below.

An option holder will recognize taxable income upon the disposition of the shares received upon exercise of an incentive stock option. Any gain recognized upon a disposition that is not a “disqualifying disposition” will be taxable as long-term capital gain. A “disqualifying disposition” means any disposition of shares acquired on the exercise of an incentive stock option within two years of the date the option was granted or within one year of the date the shares were issued to the option holder. The use of shares acquired pursuant to the exercise of an incentive stock option to pay the option price under another stock option is treated as a disposition for this purpose. In general, if an option holder makes a disqualifying disposition, an amount equal to the excess of (a) the lesser of (i) the fair market value of the shares on the date of exercise or (ii) the amount actually realized on the disposition over (b) the option exercise price, will be taxable as ordinary income and the balance of the gain recognized, if any, will be taxable as either long-term or short-term capital gain, depending on the option holder’s holding period for the shares. The holding period for the shares generally would begin on the date the shares were acquired and would not include the period of time during which the option was held.

In addition to the tax consequences described above, the exercise of incentive stock options may result in an “alternative minimum tax” under the Code. The Code provides that an “alternative minimum tax” will be applied against a taxable base which is equal to “alternative minimum taxable income,” reduced by a statutory exemption. In general, the amount by which the value of the Common Stock received upon exercise of the incentive stock option exceeds the exercise price is included in the option holder’s alternative minimum taxable income. A taxpayer is required to pay the higher of his regular tax liability or the alternative minimum tax. A taxpayer who pays alternative minimum tax attributable to the exercise of an incentive stock option may be entitled to a tax credit against his or her regular tax liability in later years. Because of the many adjustments that apply to the computation of the alternative minimum tax, it is not possible to predict the application of such tax to any particular option holder. An option holder may owe alternative minimum tax even though he or she has not disposed of the shares or otherwise received any cash with which to pay the tax.

The Company will not be entitled to any deduction with respect to the grant or exercise of an incentive stock option provided the holder does not make a disqualifying disposition. If the option holder does make a disqualifying disposition, the Company will generally be entitled to a deduction for Federal income tax purposes in an amount equal to the taxable ordinary income recognized by the holder, provided the Company reports the income on a Form W-2 or 1099 (whichever is applicable) that is timely provided to the option holder and filed with the IRS.

Under the applicable Treasury Regulations, incentive stock options do not provide for a deferral of compensation under Section 409A, and therefore are not subject to the imposition of the resulting taxes and interest charges.

Stock Appreciation Rights. A recipient of a SAR will not be considered to receive any income at the time a SAR is granted, nor will the Company be entitled to a deduction at that time. Upon the exercise of a SAR, the holder will have ordinary income equal to the cash received upon the exercise. At that time, the Company will be entitled to a tax deduction equal to the amount of ordinary income realized by the holder.

Under the applicable Treasury Regulations, a SAR does not provide for a deferral of compensation under Section 409A, and therefore is not subject to the imposition of the resulting taxes and interest charges, if (i) the compensation payable under the SAR cannot be greater than the difference between the stock’s fair market value on the date the SAR was granted and the stock’s fair market value on the date the SAR is exercised with respect to a number of shares that was fixed no later than the date of grant, (ii) the SAR exercise price can never be less than the stock’s fair market value on the date of grant, and (iii) the SAR does not include any feature for the deferral of compensation other than the deferral of the recognition of income until the date of exercise. In addition, a SAR with a fixed payment date generally complies with Section 409A. The 2010 LTIP and any SARs granted thereunder are intended to be exempt from, or comply with, the applicable requirements of Section 409A of the Code. This includes, but is not limited to, issuing SARs that meet the aforementioned requirements.

Unrestricted Common Stock. A person who receives an award of Common Stock generally will have taxable income at the time the shares are received (i) in an amount equal to the excess of the then fair market value of such shares over the purchase price (if any) paid for such shares, if the Common Stock is not subject to restrictions, or (ii) as described in the Restricted Stock discussion above, if the shares are subject to restrictions. The tax treatment of a stock award that consists of other rights will depend on the provisions of the award. It may be immediately taxable if there are no restrictions on the receipt of the cash or other property that the stock award represents, or the tax consequences may be deferred if the receipt of cash or other property for the stock award is restricted, or subject to vesting or performance goals. In those situations in which a participant receives property subject to restrictions, the participant may wish to make a Section 83(b) election, as described above. At the time that the holder of the stock award has ordinary income, the Company will generally be entitled to a tax deduction equal to the amount of ordinary income realized by the holder.

Deductibility of Awards. Section 162(m) of the Code places a $1 million annual limit on the compensation deductible by the Company paid to certain of its executives. The limit, however, does not apply to performance-based compensation. To qualify as performance-based compensation, the compensation must be payable solely on account of the satisfaction of pre-established performance goals which are set by an independent compensation committee and approved by the shareholders. Compensation will not be “performance-based” if it is payable, without regard to whether the performance goals are satisfied, on (i) involuntary termination or (ii) retirement.

A transition rule under Section 162(m) of the Code applies to compensation paid by the Company under an agreement or plan that was in effect at the time of the Company’s IPO; provided that the prospectus for the offering disclosed the terms of the agreement or plan in accordance with the requirements of applicable securities law. The transition rule provides that compensation paid under such agreements before the end of a specified reliance period is not subject to the Section 162(m) deduction limit. Similarly, compensation paid pursuant to stock-based awards granted under a plan, like the 2010 LTIP, before the end of the specified reliance period is not subject to the Section 162(m) deduction limit. The reliance period for the Company under the transition rule will end on the earlier of (i) the expiration date of the 2010 LTIP, (ii) the date 2010 LTIP is materially modified, (iii) the date on which all of the Company shares authorized for issuance under the 2010 LTIP have been issued or (iv) the date of the first annual meeting of stockholders of the Company at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the IPO occurred. It is expected that the current proposed amendment will qualify as a material modification under the Section 162(m) rules. Accordingly, it is likely that the transition rules will not apply to any grants that occur after the adoption of the proposed amendment.

The Company believes that awards under the 2010 LTIP subject to performance criteria will qualify for the performance-based compensation exception to the deductibility limit or, for pre-amendment stock-based grants, will otherwise be deductible under the transition rules discussed above.

Change of Control. To the extent payments that are contingent on a change in control are determined to exceed certain Code limitations, the recipients of such payments may be subject to a twenty percent nondeductible excise tax and the Company’s deduction with respect to the associated compensation expense may be disallowed in whole or in part.

Clawback. The clawback of compensation raises numerous federal income tax and employment tax considerations. If the Company previously deducted the compensation in an earlier tax year as a compensation expense, the Company will likely be required to include such forfeited compensation as taxable income in the later tax year that the compensation is forfeited and returned to the Company. Alternatively, if the service provider is required to return the compensation in a tax year subsequent to the tax year in which the compensation was received, the service provider may be entitled to a deduction or credit under Section 1341 of the Code. It is uncertain whether or not the service provider would be entitled to the benefits of Section 1341 of the Code. If Section 1341 is inapplicable, any deduction by the service provider may be limited by the rules applicable to miscellaneous itemized deductions (i.e., only deductible to the extent such expenses exceed two percent of the service provider’s adjusted gross income). Additionally, the Company may be required to reimburse the service provider for any employment taxes previously withheld in connection with the forfeited compensation. Thereafter, the Company would be entitled to claim a credit on a subsequent employment tax filing for both the Company’s and the employee’s overpayments of such employment tax.

New Plan Benefits

No grants have been issued with respect to the additional shares to be reserved for issuance under the 2010 LTIP. The number of shares that may be granted under the 2010 LTIP is not determinable at this time, as such grants are subject to the discretion of the Compensation Committee.

The Company’s directors and executive officers have a general ongoing financial interest in Proposal No. 5 because, if adopted, Proposal No. 5 would increase the number of shares of the Common Stock issuable under the 2010 LTIP to such directors and executive officers.

The affirmative vote of the holders of a majority of shares of Common Stock present in person or by proxy at the Annual Meeting is required to amend and restate the 2010 LTIP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 5.

PROPOSAL 6—AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION

On September 15, 2011, the Board unanimously approved an amendment to the Company’s Restated Certificate of Incorporation, subject to stockholder approval, to impose certain transfer restrictions on the outstanding shares of the Company’s capital stock, which restrictions are intended to protect the long-term value to the Company of its substantial net operating loss carryforwards.

The following is a summary description of the proposed amendment and is qualified in its entirety by reference to the full text of the proposed amendment, which is set forth as Appendix B to this proxy statement. The stockholders are being asked to approve such amendment. If the amendment is adopted, it will become effective upon the filing of the amendment with the Secretary of State of the State of Delaware. If this proposal is not approved by the stockholders, no amendment will be filed and the proposal will not be implemented.

Background and Purpose of Amendment

As of December 31, 2010, the Company had U.S. federal net operating losses, or NOLs, totaling approximately $248 million. Under U.S. tax law, the Company can carry forward these NOLs as potential tax deductions until they expire. NOLs benefit the Company by offsetting U.S. federal taxable income dollar-for-dollar by the amount of the NOLs, thereby reducing or eliminating the Company’s U.S. federal corporate income tax (other than the U.S. federal alternative minimum tax) on such income. The benefit of the NOLs to the Company can be reduced or eliminated under section 382 of the Code if the Company experiences an “ownership change,” as defined in Section 382 (“Section 382”) of the Code and described in more detail below. An ownership change can occur through one or more acquisitions of the Company’s stock, whether occurring contemporaneously or pursuant to a single plan, by which stockholders or groups of stockholders, each of whom owns or is deemed to own directly or indirectly at least 5% of the Company’s stock, increase their ownership of the Company’s stock by more than 50 percentage points within a three-year period.

The Board of Directors believes the best interests of the Company and its stockholders will be served by amending the Restated Certificate of Incorporation to adopt provisions that are designed to restrict direct and indirect transfers of the Company’s stock if such transfers will affect the percentage of stock that is treated as owned by a five percent stockholder, and the Board of Directors has unanimously approved such amendment. This proxy statement refers to these provisions as the “transfer restrictions.”

As of June 30, 2011, the Company does not believe that it has experienced an “ownership change”, but calculating whether an ownership change has occurred is subject to inherent uncertainty. This uncertainty results from the complexity and ambiguity of the section 382 provisions, as well as limitations on the knowledge that any publicly traded company can have about the ownership of and transactions in its securities.

Stockholders are urged to read carefully the accompanying Appendix B, which sets forth the complete text of the proposed transfer restrictions.

Description of the Proposed Amendment

The proposed amendment imposes certain restrictions on the transfer of (i) shares of common stock, (ii) shares of preferred stock (other than preferred stock described in Section 1504(a)(4) of the Code), (iii) warrants, rights, or options (within the meaning of Treasury Regulation Section 1.382-4(d)(9)) to purchase stock of the Company (other than preferred stock described in Section 1504(a)(4) of the Code), and (iv) any other interests that would be treated as “stock” of the Company pursuant to Treasury Regulation Section 1.382-2T(f)(18), or any successor provision ((i) through (iv) above, the “Company Securities”) (the “Tax Attribute Preservation Provision”).

During the Restriction Period (as defined below), unless approved by the Company’s Board of Directors in accordance with the procedures set forth in the Restated Certificate of Incorporation, any attempted transfer of Company Securities shall be prohibited and void ab initio to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), either (i) any person or group of persons shall become “five-percent shareholder” of the Company (as defined in Treasury Regulation Section 1.382-2T(g)) or (ii) the ownership interest in the Company of any five-percent shareholder shall be increased.

Notwithstanding the foregoing, nothing in the Tax Attribute Preservation Provision shall prevent a person from transferring Company Securities to a new or existing “public group” of the Company, as defined in Treasury Regulation Section 1.382-2T(f)(13) or any successor regulation.

The period during which the transfer restrictions described above apply (the “Restriction Period”) will commence on the date the amendment is filed with the Secretary of State of the State of Delaware and will generally remain in effect until the earliest date on which the Board determines that (1) an ownership change, as defined under the Internal Revenue Code, would not result in a substantial limitation on the ability of the Company to use otherwise available tax attributes, (2) no significant value attributable to such tax benefits would be preserved by continuing the transfer restrictions, or (3) the restrictions of Article Twelfth of the Company’s Restated Certificate of Incorporation, as amended, are no longer in the best interests of the Company.

Anti-Takeover Effect

The Board of Directors recommends that the transfer restrictions in Article Twelfth of the proposed Restated Certificate of Incorporation, as amended, be approved for the reasons set forth in this document. However, you should be aware that the transfer restrictions may have an “anti-takeover” effect because they restrict the ability of a person or entity, or group of persons or entities, from accumulating in the aggregate 5% or more (by value) of the Company stock and the ability of persons, entities or groups now owning 5% or more (by value) of the Company stock from acquiring additional Company stock. The transfer restrictions discourage or prohibit a merger, some tender or exchange offers, proxy contests or accumulations of substantial blocks of shares for which some stockholders might receive a premium above market value. In addition, the transfer restrictions may delay the assumption of control by a holder of a large block of capital stock and the removal of incumbent directors and management, even if such removal may be beneficial to some or all of the Company’s stockholders.

The indirect “anti-takeover” effect of the transfer restrictions is not the reason for the transfer restrictions. The Board of Directors have considered the transfer restrictions to be reasonable and in the best interests of the Company and its stockholders because, among other things, the transfer restrictions reduce some of the risks that the Company will be unable to utilize its substantial NOLs described above. In the opinion of the Board of Directors, the fundamental importance to the Company’s stockholders of maintaining the availability of such tax assets outweigh the indirect anti-takeover effect the transfer restrictions may have. In addition, the Board of Directors do not intend to discourage offers to acquire substantial blocks of Common Stock that would clearly improve stockholder value, taking into account, as appropriate, any loss of the NOLs.

The affirmative vote of the holders of a majority of outstanding shares of Common Stock is required to amend the Company’s Restated Certificate of Incorporation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 6.

CORPORATE GOVERNANCE STANDARDS AND BOARD OF DIRECTORS

Board Committees and Meetings

During fiscal 2010, our Board of Directors held fourteen (14) meetings. We have no policy regarding director attendance at our Annual Meeting. The current Board of Directors is composed entirely of “independent” directors, and all of the committees are composed entirely of “independent” directors, as such term is defined in the listing standards of The NASDAQ Stock Market. The Board of Directors has determined that the following current directors are “independent,” according to the above definition: Lady Judge and Messrs. Firestone, Gary, Icahn and Nelson. In the fiscal year 2010, the following individuals served on the Board of Directors: Jeffrey Bowden, Keith Daubenspeck, Suzanne H. King, Sohail Qadri, Brian Turner, Ryan K. Wuerch, Lady Barbara Judge CBE, Hunter C. Gary and Brett C. Icahn. Prior to the date hereof, Ms. King and Messrs. Bowden, Daubenspeck, Qadri, Turner and Wuerch resigned as directors of the Company. The Board of Directors has previously determined that, except for the Company’s former Chief Executive Officer, Mr. Wuerch, all of the former directors were “independent,” according to the above definition.

In considering independence, the Board of Directors considered, in addition to relationships disclosed under “Certain Relationships and Related Transactions,” (i) Ms. King’s position with New Enterprises Associates, Inc. (“NEA”), her interest in investment funds affiliated with NEA, and such funds’ interest in companies that conduct business with the Company, (ii) Mr. Gary’s relationships with entities controlled by Mr. Carl C. Icahn described under “PROPOSAL 1—ELECTION OF DIRECTORS” and that Mr. Gary is married to Mr. Carl C. Icahn’s wife’s daughter, (iii) Mr. Brett Icahn’s relationships with entities controlled by Mr. Carl C. Icahn described under “PROPOSAL 1—ELECTION OF DIRECTORS” and that Mr. Brett Icahn is the son of Mr. Carl C. Icahn, and (iv) Mr. Nelson’s relationships with entities controlled by Carl C. Icahn described under “PROPOSAL 1—ELECTION OF DIRECTORS.”

Below is a description of the Audit, Compensation and Governance and Nominating committees of our Board of Directors and information regarding committee meetings held in the fiscal year ended December 31, 2010.

Audit Committee

The Audit Committee consists of three members: Messrs. Firestone, Gary and Icahn, each of whom is a non-employee member of our Board of Directors. Mr. Firestone is the chairperson of our Audit Committee. The committee assists our Board of Directors in its oversight responsibilities relating to (i) the quality and integrity of our financial statements, (ii) our accounting and reporting policies and procedures, (iii) our risk management policies, (iv) our compliance with legal and regulatory requirements that may have a material impact on our financial statements, (v) our independent registered public accounting firm’s qualifications, independence and performance, (vi) our disclosure controls and procedures, and (vii) our internal control over financial reporting.

Our Board of Directors has affirmatively determined that Messrs. Firestone, Gary and Icahn meet the definition of “independent directors” for purposes of serving on an audit committee under applicable SEC and the NASDAQ Stock Market rules. In addition, Mr. Firestone qualifies as our “audit committee financial expert.”

As of December 31, 2010, the Audit Committee was composed of three members: Ms. King and Messrs. Gary and Turner with Mr. Turner serving as the chairperson of the Audit Committee and as the “audit committee financial expert.”

A copy of our Audit Committee Charter can be found on our corporate website at www.motricity.com. The Audit Committee met five (5) times during the fiscal year ended December 31, 2010.

Compensation Committee

The Compensation Committee consists of three members: Mr. Gary, Lady Judge and Mr. Nelson, each of whom is a non-employee member of our Board of Directors and an outside director. Mr. Gary is the chairperson of our Compensation Committee. The committee is responsible for designing, approving and evaluating executive compensation and benefits, as well as reviewing and approving such other compensation matters as the committee deems appropriate.

Our Board of Directors has affirmatively determined that Mr. Gary, Lady Judge and Mr. Nelson meet the definition of “independent directors” for purposes of serving on a compensation committee under applicable SEC and the NASDAQ Stock Market rules.

As of December 31, 2010, the Compensation Committee was composed of three members: Lady Judge and Messrs. Gary and Turner with Mr. Gary serving as the chairperson of the Compensation Committee.

A copy of our Compensation Committee Charter can be found on our corporate website at www.motricity.com. The Compensation Committee met eight (8) times during the fiscal year ended December 31, 2010.

Governance and Nominating Committee

The Governance and Nominating Committee consists of three members: Mr. Icahn, Lady Judge and Mr. Gary, each of whom is a non-employee member of our Board of Directors. Mr. Gary is the chairperson of our Governance and Nominating Committee. The committee is responsible for identifying individuals qualified to become directors and committee members, recommending director nominees to the board, developing and recommending approval of policies and guidelines relating to, and generally overseeing matters of, corporate governance, and leading the board’s annual review of its members and committee charters.

Our Board of Directors has affirmatively determined that Mr. Icahn, Lady Judge and Mr. Gary meet the definition of independent directors for purposes of serving on a governance and nominating committee under applicable SEC and the NASDAQ Stock Market rules.

As of December 31, 2010, the Governance and Nominating Committee was composed of four members: Lady Judge, Ms. King Mr. Icahn and Mr. Turner with Ms. King serving as the chairperson of the Governance and Nominating Committee.

The Governance and Nominating Committee considers nominees for election or appointment to our Board of Directors that are recommended by stockholders. Such recommendations should be submitted in writing to the attention of the Governance and Nominating Committee, c/o Corporate Secretary, Motricity, Inc., 601 108th Avenue Northeast, Suite 800, Bellevue, Washington 98004.

A copy of our Governance and Nominating Committee Charter can be found on our corporate website at www.motricity.com. The Governance and Nominating Committee did not meet during the fiscal year ended December 31, 2010.

Attendance at Board and Committee Meetings

Except for Mr. Bowden who attended 70% of the total number of meetings, each of our directors attended at least 75% of all meetings of the Board of Directors and all meetings held by all committees of the Board of Directors on which such director served during the fiscal year ended December 31, 2010.

Compensation Committee Interlocks and Insider Participation

Lady Judge, Ms. King and Messrs. Gary and Turner served as members of our Compensation Committee in the last fiscal year. Lady Judge and Messrs. Gary and Nelson currently serve as members of our Compensation Committee. None of them is or has at any time been one of our officers or employees. None of our executive officers serves as a member of the Compensation Committee or board of directors of any other entity that has an executive officer serving as a member of our Board of Directors or Compensation Committee.

Mr. Gary is married to Mr. Carl C. Icahn’s wife’s daughter. We have engaged in certain agreements and transactions with entities controlled by Mr. Icahn. First, Koala Holding LP, an affiliate of Mr. Icahn, is party to our Registration Rights Agreement. We also participate in a buying group arrangement with Icahn Sourcing LLC, an affiliate of Mr. Icahn. We do not pay any fees in connection with this arrangement. Koala Holding LP and its affiliates beneficially own approximately 16.6% of Common Stock as of September 6, 2011. For additional information regarding Mr. Gary, Ms. King and Mr. Nelson see the following sections of this Proxy Statement: “Certain Relationships and Related Party Transactions” and “Proposal 1—Election of Directors.”

Code of Business Conduct and Ethics

On May 20, 2010, in connection with our initial public offering and by resolution of our Board of Directors, we adopted a Code of Business Conduct and Ethics, which applies to our directors, officers, employees, contractors and agents. Our Code of Business Conduct and Ethics meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K, and applies to our Chief Executive Officer, Chief Financial Officer (who is both our principal financial and principal accounting officer), as well as all other employees. In addition, we adopted a code of ethics for senior financial officers. Copies of the current Code of Business Conduct and Ethics and Senior Financial Officers Code of Ethical Conduct are available on our website at www.motricity.com.

We reserve the right to periodically update each code of ethics by publishing such updates on our website. Any waivers granted pursuant to the Code of Business Conduct and Ethics must be made by the Governance and Nominating Committee or the Board of Directors and will be promptly disclosed to the extent required by law (including SEC rules and stock exchange listing requirements). Any waivers granted pursuant to the Senior Financial Officers Code of Ethical Conduct must be requested in writing and be addressed to the Governance and Nominating Committee. The Board of Directors shall have the sole and absolute discretionary authority to approve any deviation or waiver from the Senior Financial Officers Code of Ethical Conduct and any waiver is required to be promptly disclosed through a filing with the SEC on a Current Report on Form 8-K. Our website address is www.motricity.com.

Stockholder Communications with the Board of Directors

We have not adopted a formal process for shareholder communications with our Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by our Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to our Board of Directors has been excellent, and to date, we have not considered it necessary to adopt a formal process. Nevertheless, during the upcoming year our Board of Directors will continue to monitor whether it would be appropriate to adopt a formal process for stockholder communications with the Board of Directors.

Report of the Audit Committee of the Board of Directors

In executing its responsibilities, the Audit Committee has reviewed and discussed our audited financial statements with our management. The Audit Committee also discussed with PricewaterhouseCoopers the overall scope and plans for their audits of the Company. Furthermore, the Audit Committee discussed with PricewaterhouseCoopers the matters required to be discussed by SAS 61, as amended. In addition, the Audit Committee received written disclosures and a letter from PricewaterhouseCoopers delineating all relationships between them and us, consistent with the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers’ communications with the Audit Committee concerning independence, and discussed with them matters pertaining to their independence. The Audit Committee also considered whether the additional services unrelated to audit services performed by PricewaterhouseCoopers during the fiscal year ended December 31, 2010 were compatible with maintaining their independence in performing their audit services. In addition, the Audit Committee met with PricewaterhouseCoopers, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based upon the reviews and discussions referred to above, on February 22, 2011 the Audit Committee as then composed recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC. Following the resignation of PricewaterhouseCoopers on September 20, 2011, the current Audit Committee recommended the selection of Grant Thornton as our independent auditor for the fiscal year ending December 31, 2011. The Audit Committee’s decision was influenced by, among other things, the desire to reduce the Company’s audit fees.

From the members of the Audit Committee* of Motricity, Inc.:

Jaffrey A. Firestone

Hunter C. Gary

Brett C. Icahn

*	Brian Turner and Suzanne H. King, both former members of the Audit Committee in the fiscal year 2011, have resigned and such resignations were not due to any disagreement with the Company or its directors on any matter, including or relating to the Company’s operations, policies or practices. Messrs. Firestone and Icahn were appointed as members of the Audit Committee on July 11, 2011 and June 30, 2011, respectively, and their report is limited to the recommendation of the selection of our independent auditor for the fiscal year 2011.

Board of Directors Leadership Structure

Lady Judge has served as Chairperson of the Board since our initial public offering in June 2010.

The Company is currently managed by a Chief Executive Officer who is separate from the Chairperson of the Board of Directors. James R. Smith, Jr. currently serves as interim Chief Executive Officer of the Company, while Lady Barbara Judge CBE currently serves as Chairperson of the Board of Directors. The Company’s Restated Certificate of Incorporation prohibits the same person from holding the office of the President and/or Chief Executive Officer, on the one hand, and the Chairman of the Board of Directors, on the other hand, except that upon the death, resignation or termination of the Chairman, President and/or Chief Executive Officer (1) the Board of Directors may combine the positions of Chairman and President and/or Chief Executive Officer for a period not to exceed four months at any one time and (2) in addition to any other vote then required by law, upon the approval of at least all but one of the directors then in office, such positions may be combined for a period in excess of four months but in no event beyond the annual meeting of stockholders immediately following the combination of such positions, unless the stockholders at such annual meeting agree to extend the period during which such positions may be combined. The Company has determined that the current separation of the two roles allows its Chief Executive Officer to manage the day to day operations of the Company while allowing the Chairperson to focus on leading the Board of Directors in its duty to act in the best interests of the Company and its stockholders. The Company believes this leadership structure allows the Board of Directors the ability to best focus on its oversight role and provide the Company a perspective that is independent from that of its management.

Risk Oversight

Our Board of Directors is responsible for overseeing the Company’s risk management process. The Board of Directors focuses on the Company’s general risk management strategy, the most significant risks facing the Company, and ensures that appropriate risk mitigation strategies are implemented by management. The Board of Directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

The Board of Directors has delegated to the Audit Committee oversight of certain aspects of the Company’s risk management process. Among its duties, the Audit Committee will periodically review and discuss with management the Company’s major risk exposures with respect to the Company’s accounting and financial reporting policies and procedures and the measures management has taken to monitor, measure and control such exposures and elicit recommendations for the improvement of the Company’s risk assessment and mitigation procedures. Our other board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full board as appropriate, including when a matter rises to the level of a material risk. The Company’s management is responsible for day-to-day risk management.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our board leadership structure supports this approach.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Registration Rights Agreement

In October 2007, in connection with our Series I financing, we entered into an amended and restated registration rights agreement with certain of our significant stockholders including funds affiliated with Advanced Equities, Inc., Technology Crossover Ventures and New Enterprise Associates, Inc., and Koala Holding LP, an entity beneficially owned by Carl C. Icahn. The then-existing registration rights agreement had been amended to include registration rights for investors in our preferred stock financings prior to 2007.

At any time, the holders of a majority of the registrable securities then outstanding may demand that we register all or a portion of their registrable securities under the Securities Act. “Registrable securities” means shares of Common Stock acquired directly by an investor, shares of Common Stock issued upon conversion or redemption of shares of our preferred stock, and shares of Common Stock issued as a dividend or distribution on our common or preferred stock. Upon a demand for registration, we are obligated to provide notice to certain stockholders of the demand for registration and, upon notice to us, such stockholder may participate in the registration. These holders are entitled to two demand registrations under the terms of the registrations rights agreement, provided that the aggregate value of the registrable shares is at least $10 million.

The registration rights agreement also provides holders of registrable securities with the right to participate in any registration of securities that we initiate for our own account with certain limited exceptions. If we propose to file a registration in connection with a public offering of securities we must provide notice to the holders of registrable securities and use our best efforts to include such number of securities as the holders of registrable securities request in writing within 20 days of such notice. If the registration is an underwritten offering, the underwriters may, if they determine it necessary for certain specified reasons, exclude some or all such registrable securities from such registration.

The holders of registrable securities shall have the right to request registration on Form S-3 provided that the aggregate value of the registrable shares to be filed on such Form S-3 is at least $10 million. Upon such a demand for registration, assuming we are eligible to use Form S-3, we will be obligated to provide notice to certain stockholders of the demand for registration on Form S-3 and, upon notice to us, such stockholder may participate in the registration. These holders are entitled to two demand registrations on Form S-3 under the terms of the registrations rights agreement.

In connection with any registration affected pursuant to the terms of the registration rights agreement, we will be required to pay all of the fees and expenses incurred in connection with such registration. However, the underwriting discounts and selling commissions (if any) payable in respect of registrable securities included in any registration will be paid by the persons who include such registrable securities in any such registration. The registration rights agreement also contains customary cross-indemnification provisions.

The registration rights under the registration rights agreement shall expire on the earlier of (a) seven years following the closing of our initial public offering and (b) such time as the holder of registrable securities may sell all of its securities pursuant to Rule 144 of the Securities Act of 1933, as amended.

Relocation Arrangements

In connection with the relocation of our corporate headquarters to Bellevue, Washington, in 2008, we arranged for the purchase of Raleigh, North Carolina residence of Ryan K. Wuerch, our former Chief Executive Officer, by a third-party relocation service company at an appraised market value of approximately $2.0 million. In July 2009, in connection with the relocation of James R. Smith, Jr. to Bellevue, we arranged for the purchase of Mr. Smith’s Arlington, Virginia residence by a third-party relocation service company at an appraised market value of $1.2 million. Under these arrangements, we were responsible for the mortgage and all costs associated with the homes, including taxes, insurance, utilities, maintenance, repairs and improvements, until such time as they were sold. Additionally, we were responsible for any loss realized by the third-party relocation firm on the ultimate resale of the homes. In November 2009, Mr. Smith’s former residence was sold for net proceeds of $0.9 million. In March 2010, Mr. Wuerch’s former residence was sold for net proceeds of $1.2 million.

Arrangement with Icahn Sourcing LLC

Icahn Sourcing LLC (“Icahn Sourcing”) is an entity formed and controlled by Carl C. Icahn in order to leverage the potential buying power of a group of entities which Mr. Icahn either owns or with which he otherwise has a relationship in negotiating with a wide range of suppliers of goods, services, and tangible and intangible property. We are a member of this buying group and, as such, are afforded the opportunity to purchase goods, services and property from vendors with whom Icahn Sourcing has negotiated rates and terms. In return, Icahn Sourcing may disclose certain information to the vendors regarding our historic usage and future needs with respect to particular goods and services. Icahn Sourcing does not guarantee that we will purchase any goods, services or property from any such vendors and we are under no legal obligation to do so. Our agreement with Icahn Sourcing specifies no fees will be paid by either party to the other with respect to the buying group arrangement and that we may terminate our participation in the arrangement at any time. We have purchased a variety of goods and services as a member of the buying group at prices and on terms that we believe are more favorable than those which would be achieved on a stand-alone basis.

Series H Preferred Stock

The terms of our Series H preferred stock had provided that any shares of the Series H preferred stock that remained outstanding as of August of 2011 would then be subject to redemption at the holders’ election. Under those terms, depending on the number of shares, if any, of Series H preferred stock remained outstanding at August 2011, we may have needed to provide up to approximately $52 million to the holders electing redemption at that time. In order to enhance our financial flexibility, our Board of Directors determined that it was in the best interests of the Company and our stockholders to negotiate an extension of the date holders may require such a redemption of their Series H preferred stock. Our former Chief Executive Officer, Ryan Wuerch, and Carl C. Icahn, owner of a majority of the Series H preferred stock, negotiated the revised terms, which were approved by a majority of the disinterested directors of our board. Under the revised terms, the Series H preferred stock generally would not be subject to redemption at the election of the holder prior to August 2013. In addition, a forced conversion feature was added that provided that the Series H preferred stock would convert at our option into shares of Common Stock if the average closing price over a 90-day period of Common Stock was $21.99 per share or higher. In consideration of these revisions a 8% pay-in-kind (non-cash) dividend was also provided, which our Board of Directors concluded was reasonable given the enhanced financial flexibility provided by the revised terms. On January 3, 2011, all remaining shares of our Series H preferred stock were, at our option, converted into shares of Common Stock with approximately $52 million in Common Stock as of that date being issued to Koala Holdings LP, an entity controlled by Carl C. Icahn.

Sale of Shares to Carl C. Icahn

Entities affiliated with Carl C. Icahn purchased 1,000,000 shares of our common stock directly from us in connection with our initial public offering at $9.30 per share which reflects the initial public offering price of $10.00 per share less the underwriting discount of $0.70 per share. Immediately after the initial public offering, entities controlled by Carl C. Icahn beneficially owned approximately 19.1% of our common stock.

Corporate Opportunities Waiver

In order to address potential conflicts of interest between us and the funds affiliated with New Enterprise Associates, Inc. and Technology Crossover Ventures, and Koala Holding LP, and any person or entity affiliated with these investors (each, an “Exempted Investor”), our Restated Certificate of Incorporation contains provisions regulating and defining the conduct of our affairs after the completion of our initial public offering as they may involve each Exempted Investor and its officers, directors or employees, and our powers, rights, duties and liabilities and those of our officers, directors and stockholders in connection with our relationship with each such investor.

Our Restated Certificate of Incorporation provides that no Exempted Investor is under any duty to present any corporate opportunity to us which may be a corporate opportunity for such Exempted Investor or any officer, director or employee thereof and us and each Exempted Investor or any officer, director or employee thereof will not be liable to us or our stockholders for breach of any fiduciary duty as our stockholder or director by reason of the fact that such Exempted Investor pursues or acquires that corporate opportunity for itself, directs that corporate opportunity to another person or does not present that corporate opportunity to us. For purposes of our Restated Certificate of Incorporation, “corporate opportunities” include business opportunities that we are financially able to undertake, that are, from their nature, in our line of business, are of practical advantage to us and are ones in which we have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of each Exempted Investor or its officers or directors will be brought into conflict with our self-interest. Any person purchasing or otherwise acquiring any interest in any shares of our capital stock will be deemed to have consented to these provisions of our Restated Certificate of Incorporation.

Bridge Loan

On September 16, 2011, we borrowed $20 million from High River Limited Partnership pursuant to a secured term loan (the “Term Loan”). The Term Loan is represented by a promissory note and a security agreement. The Term Loan accrues interest at 9% per year, which is paid-in-kind quarterly through capitalizing interest and adding it to the principal balance, and is secured by a first lien on substantially all of the Company’s assets. The principal and interest are due and payable at maturity on March 16, 2012. Subject to certain exceptions, the Term Loan restricts, among other things, our ability to incur indebtedness, create or permit liens on our assets, declare or pay dividends and certain other restricted payments, or enter into certain extraordinary transactions. Subject to certain limited exceptions, the Term Loan is subject to mandatory prepayment (without premium or penalty) from the net proceeds of corporate transactions, including dispositions of assets outside of the ordinary course of business or the issuance of additional debt or equity securities. The Term Loan requires the Company to cause subsidiaries to guaranty the facility to the extent that it would cure the circumstance in which the Company’s receivables (without considering receivables of its subsidiaries) are less than 70% of the aggregate receivables held by the Company and its subsidiaries. The Company may prepay the loan in whole or in part at any time without premium or penalty.

High River Limited Partnership is beneficially owned by Carl C. Icahn, a beneficial holder of approximately 14.6% of the Company’s outstanding shares. Brett C. Icahn, a director of the Company, is the son of Carl C. Icahn, and Hunter C. Gary, a director of the Company, is married to Carl C. Icahn’s wife’s daughter. The Company’s agreement with High River Limited Partnership was the product of arm’s length negotiations and was unanimously approved by the disinterested directors of the Company’s Board of Directors.

Policies and Procedures for Related Party Transactions

Our Audit Committee Charter requires the Audit Committee to review and approve in advance any proposed related party transactions. We require our directors and executive officers to report any potential related party transactions. As required under SEC rules, transactions that are determined to be directly or indirectly material to the company or a related person will be disclosed in our periodic filings as appropriate.

Our Board of Directors has adopted a written policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy, as modified by further delegation from the Board of Directors to the Audit Committee, requires that a “related person” (any party satisfying the definition of such term as defined as in paragraph (a) of Item 404 of Regulation S-K) since the beginning of the Company’s last fiscal year or during the three year period prior to the date of the “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and in which any related person had or will have a direct or indirect material interest) must submit to the Audit Committee for consideration at the next committee meeting any such related person transaction. The Audit Committee will determine whether the transaction is likely to be significant to the assessment of the independence of a director and if it’s found to be significant, the Audit Committee shall advise the Board of Directors of the transaction and any relevant information. No related person transaction will be consummated or will continue without the approval or ratification of the Audit Committee. In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. It is our policy that directors interested in a related person transaction will recuse themselves from any vote of a related person transaction in which they have an interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 6, 2011, certain information regarding the ownership of Common Stock by (1) each person known to us to beneficially own 5% or more of Common Stock; (2) each of our executive officers named in the 2010 Summary Compensation Table; (3) each of our current executive officers and directors; and (3) all of our executive officers and directors as a group. With respect to executive officers named in the 2010 Summary Compensation Table, the employment of the following executive officers with the Company has been terminated on or before the date of this table: Messrs. Wuerch, Hebner, Leigh, and Ryan.

Beneficial ownership is determined in accordance with the rules of the SEC and thus represents voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to applicable community property laws. Shares of Common Stock subject to options or warrants or other convertible securities that are currently exercisable or exercisable within 60 days of September 6, 2011 are deemed to be outstanding and to be beneficially owned by the person holding the options or warrants or other convertible securities for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of shares beneficially owned is based upon 46,250,992 shares of Common Stock outstanding as of September 6, 2011.

Name	Amount and Nature of Beneficial Ownership	Percent of Class
Entities affiliated with Carl C. Icahn(1)	7,873,373	16.6%
c/o Icahn Associates Corp. 767 Fifth Avenue, 47th Floor New York, NY 10153

Directors and Named Executive Officers:
Ryan K. Wuerch(2)	1,496,005	3.2%
James R. Smith, Jr.(3)	203,449	*
Allyn P. Hebner(4)	51,764	*
Richard E. Leigh, Jr.(5)	27,254	*
James Ryan(6)	58,656	*
Charles Scullion(7)	40,000	*
Hunter C. Gary(8)	24,339	*
Brett C. Icahn(9)	29,241	*
Lady Barbara Judge CBE(10)	32,339	*
James L. Nelson(11)	16,867	*
Jaffrey A. Firestone(12)	16,867	*
C. Stephen Cordial(13)	0	*
All directors and executive officers as a group (12 persons)(14)	1,996,781	4.2%

*	Less than 1%
(1)	Information in the table and this footnote is based upon information contained in a Schedule 13G filed with the SEC on February 11, 2011 by Carl C. Icahn and includes 1,091,334 shares of Common Stock issuable upon exercise of a warrant beneficially owned by entities affiliated with Carl C. Icahn. As of December 31, 2010, Carl C. Icahn had shared voting power and shared dispositive power with regard to 6,782,039 shares.
(2)	Information in the table and this footnote is based upon information contained in a Form 4 filed with the SEC on July 5, 2011 and updated for vesting of restricted stock and shares issuable upon exercise of vested options, including 581,178 shares issuable upon exercise of options and 808,161 shares of Common Stock held by Mr. Wuerch; 106,666 shares of Common Stock are also held by his wife. On August 21, 2011, the Company and Mr. Wuerch mutually agreed, effective August 20, 2011, to terminate Mr. Wuerch’s employment with the Company.

(3)	Includes 166,672 shares of restricted stock (see the section captioned “Executive Compensation—Long-Term Equity-Based Compensation” for a description of the vesting of the restricted stock) and 36,777 shares of Common Stock. On August 20, 2011, the Company appointed Mr. Smith, its President and Chief Operating Officer, to the position of interim Chief Executive Officer.
(4)	Information in the table and this footnote is based upon information contained in a Form 4 filed with the SEC on July 5, 2011 and updated for vesting or forfeiture of restricted stock upon termination. On August 5, 2011, the employment of Mr. Hebner was terminated effective as of August 31, 2011.
(5)	Information in the table and this footnote is based upon information contained in a Form 4 filed with the SEC on July 5, 2011 by Mr. Leigh and updated for vesting or forfeiture of restricted stock upon termination. On August 15, 2011, the employment of Mr. Leigh was terminated effective August 31, 2011.
(6)	Information in the table and this footnote is based upon information contained in a Form 4 filed with the SEC on July 5, 2011 and updated for vesting or forfeiture of restricted stock upon termination. On August 5, 2011, the employment of Mr. Ryan was terminated effective as of August 15, 2011.
(7)	Includes 40,000 shares of Common Stock. Effective May 12, 2011, the Company hired Mr. Scullion as its Chief Strategy and Administrative Officer.
(8)	Includes 10,339 shares are restricted stock (see the section captioned “Executive Compensation—Long-Term Equity-Based Compensation” for a description of the vesting of the restricted stock) and 14,000 shares of Common Stock.
(9)	Includes 10,339 shares of restricted stock (see the section captioned “Executive Compensation—Long-Term Equity-Based Compensation” for a description of the vesting of the restricted stock), 18,696 shares of Common Stock, and 206 shares of Common Stock issuable upon exercise of a warrant.
(10)	Includes 15,672 shares of restricted stock (see the section captioned “Executive Compensation—Long-Term Equity-Based Compensation” for a description of the vesting of the restricted stock) and 16,667 shares of Common Stock.
(11)	Includes 16,867 shares of restricted stock (see the section captioned “Executive Compensation—Long-Term Equity-Based Compensation” for a description of the vesting of the restricted stock).
(12)	Includes 16,867 shares of restricted stock (see the section captioned “Executive Compensation—Long-Term Equity-Based Compensation” for a description of the vesting of the restricted stock).
(13)	The Company appointed C. Stephen Cordial, a partner at Tatum, a division of SFN Professional Services LLC, a consulting and executive services firm, to the position of interim Chief Financial Officer effective August 24, 2011.
(14)	All directors and executive officers as a group include the following individuals whose employment with the Company has been terminated prior to the date of this table: Messrs. Wuerch, Hebner, Leigh and Ryan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other of our equity securities. Specific due dates for these reports have been established, and we are required to disclose any failure to file by these dates during fiscal year 2010. Our officers, directors and greater than 10% stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, during the fiscal year ended December 31, 2010, Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, except for three late filings covering seven late transactions filed by Dwight Badger, Keith Daubenspeck and funds affiliated with Advanced Equities, Inc. Dwight Badger and Keith Daubenspeck possess shared voting and dispositive power over the shares held by the funds affiliated with Advanced Equities, Inc. and disclaim beneficial ownership of these shares except to the extent of their actual, respective pecuniary interest therein, if any.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The purpose of this compensation discussion and analysis section is to provide information about the material elements of compensation that are paid, awarded to, or earned by, our “named executive officers,” who consist of our principal executive officer, principal financial officer, and the three other most highly compensated executive officers. For fiscal year 2010, our named executive officers were:

•	Ryan K. Wuerch, Chief Executive Officer;

•	Allyn P. Hebner, Chief Financial Officer;

•	Richard E. Leigh, Jr., Senior Vice President, General Counsel and Corporate Secretary;

•	James R. Smith, Jr., President and Chief Operating Officer; and

•	James Ryan, Chief Development Officer.

On August 5, 2011, the employment of each of Messrs. Hebner and Ryan was terminated effective as of August 31, 2011 and August 15, 2011, respectively. On August 15, 2011, the employment of Mr. Leigh was terminated effective August 31, 2011. On August 21, 2011, the Company and Mr. Wuerch mutually agreed to terminate Mr. Wuerch’s employment with the Company effective August 20, 2011.

Effective May 12, 2011, the Company hired Charles Scullion as its Chief Strategy and Administrative Officer. On August 20, 2011, the Company appointed Mr. Smith, its President and Chief Operating Officer, to the position of interim Chief Executive Officer. The Company appointed C. Stephen Cordial, a partner at Tatum, a division of SFN Professional Services LLC, a consulting and executive services firm, to the position of interim Chief Financial Officer effective August 24, 2011.

Historical Compensation Decisions

Our compensation approach is tied to our stage of development. Prior to our initial public offering in June, 2010, we were a privately-held company. As a result, we had not been subject to any stock exchange listing or SEC rules requiring a majority of our Board of Directors to be independent or relating to the formation and functioning of our board committees, including audit, compensation, and nominating and governance committees. We informally considered the competitive market for corresponding positions within comparable geographic areas and companies of similar size and stage of development operating in the software and mobile data services industry. This consideration was based on the general knowledge possessed by members of our Compensation Committee and also included consultations with our former Chief Executive Officer. The Compensation Committee utilized research and informal benchmarking based on their personal knowledge of the competitive market. In addition, to complement our review of executive compensation for executive officers other than our former Chief Executive Officer, our Compensation Committee reviewed publicly available compensation surveys prepared by Radford, a compensation consulting firm, to benchmark our compensation against companies with similar revenues, market capitalization, and other financial measures within our industry. Following our initial public offering in June 2010, the Compensation Committee decided to maintain the compensation of our named executive officers for the remainder of 2010 based upon recommendations from its independent compensation consultant. See the section captioned “—Compensation Committee Procedures” for a more detailed discussion of the Compensation Committee’s use of compensation consultants. Our Compensation Committee will formally benchmark executive compensation for all executive officers in the future against a set of peer companies described below.

Compensation Philosophy and Objectives

In accordance with past practice, our Compensation Committee will continue to review and approve the compensation of our named executive officers and oversee and administer our executive compensation programs and initiatives. As we gain experience as a public company, we expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve. We will favor a more empirically-based approach that involves benchmarking as well as best practices with respect to compensation and benefits. Accordingly, the compensation paid to our named executive officers for fiscal year 2010 is not necessarily indicative of how we will compensate our named executive officers going forward because we were a private company for the first half of 2010.

Our executive compensation program is intended to balance short-term and long-term goals with a combination of cash payments and equity awards that we believe to be appropriate for motivating our executive officers. Our executive compensation program is designed to:

•	align the interests of our executive officers with stockholders by motivating executive officers to increase stockholder value and reward executive officers when stockholder value increases;

•	attract and retain talented and experienced executives that strategically address our short-term and long-term needs;

•	reward executives whose knowledge, skills and performance are critical to our success;

•	ensure fairness among the executive management team by recognizing the contributions each executive makes to our success;

•	foster a shared commitment among executives by aligning their individual goals with the goals of the executive management team and our stockholders; and

•	compensate our executives in a manner that motivates them to manage our business to meet our long-term objectives and create stockholder value.

To help achieve these objectives, the Compensation Committee expects to maintain our current compensation plans and implement new plans as needed in order to tie a substantial portion of the executives’ overall compensation to key strategic financial and operational goals.

Our executive compensation program rewards both team and individual accomplishments by emphasizing a combination of corporate results and individual accountability. A portion of total compensation is placed at risk through annual performance bonuses and long-term incentives. In the aggregate, the annual performance bonuses at target generally represent between 3% and 7% of the total target direct compensation (which consists of annual base salary and long-term and short-term incentives) for our named executive officers. Our historic practice with regard to issuing long-term incentives has been to grant restricted stock at the time of hire or promotion. Going forward, the Compensation Committee may issue limited amounts of restricted stock to new hires subject to either performance or time-based vesting. Long-term incentives, based on grant date fair value, generally represent between 72% and 95% of the total target direct compensation for our named executive officers. In 2010, new long-term incentive grants represented between 0% and 78.6% of total compensation (base salary, target bonus and long-term equity) for our named executive officers. This combination of incentives is designed to balance annual operating objectives and our earnings performance with longer-term stockholder value creation. In 2010, our named executive officers received bonus awards under our 2010 CIP representing achievement of 108% of target performance, in the aggregate, for our revenue, CIP Adjusted EBITDA and CIP Working Capital performance metrics.

We seek to provide competitive compensation that is commensurate with performance. In the past, we have generally targeted compensation at the median for companies of a similar size in the software and mobile data services industry (based on revenues, market capitalization and other financial metrics) and calibrate both annual and long-term incentive opportunities to generate less-than-median awards when goals are not fully achieved and greater-than-median awards when performance goals are exceeded. As the result of and based on performance assessments conveyed to the Compensation Committee by the former Chief Executive Officer and concerns related to executive retention also conveyed to the Compensation Committee by the former Chief Executive Officer, the Compensation Committee approved increases in base compensation and target bonus for Messrs. Hebner, Leigh and Ryan in March 2011 and for Mr. Smith in April 2011 (see the discussion below under the section captioned “—Employment Agreements”). These increases were above the median pay levels for similarly situated executives at our peer groups and are intended to help retain and motivate our senior management. The competitive market is comprised of companies in the software and mobile data services industry. See the section captioned “—Pay Mix” for a more detailed discussion of our peer group.

To ensure we maintain our position to market, it has been our historical practice (prior to our initial public offering in June 2010) to review compensation data as well as best practices with respect to compensation and benefits on an annual basis, based upon informal benchmarking against Radford and fee-based compensation surveys, to ensure executive compensation remains within the relative range noted above. See the section captioned “—Short-Term Incentives” for a more detailed discussion of our annual bonus program. We expect to continue this practice going forward and the Compensation Committee intends to continue to engage an independent compensation consultant to maintain and modify our executive compensation peer group to benchmark against. See the section captioned “—Compensation Committee Procedures” for a more detailed discussion of the Compensation Committee’s use of compensation consultants.

We also seek to promote a long-term commitment to us by our executives. We believe that there is great value to us in having a team of long-tenured, seasoned managers. Our team-focused culture and management processes are designed to foster this commitment. In addition, the vesting schedule attached to equity awards is generally based upon continued employment over four years, and is intended to retain our executives and reinforce this long-term orientation. Moreover, the form of non-qualified stock option agreement for senior management under the 2010 LTIP (described below) sets forth stock ownership guidelines which require executives to own, within five years of the date of grant of an option, stock equal in value to at least one and one-half times the executive’s annual base salary (determined as of the last day of the fifth year following the grant date). Failure of an executive to achieve the ownership guidelines within the specified timelines will result, in the discretion of the Compensation Committee, in forfeiture of the option. When calculating the number of shares that an executive is required to hold, the executive’s base salary will be multiplied by 1.5 and then divided by the average closing price for Common Stock over the 30 trading days prior to the date of calculation. The stock ownership guidelines, as set forth in the form of executive stock option agreement, will cease to apply if an executive is no longer an active employee of the Company. Each of Messrs. Smith, Hebner, Leigh and Ryan was a party to an executive stock option grant agreement and, therefore, subject to the share ownership guidelines. As of July 19, 2011, this ownership guideline was revised to require named executive officers, other than Chief Executive Officer, to own, within five years of the date of grant of an option, stock equal in value to at least three times the executive’s annual base salary.

The Compensation Committee has also established stock ownership guidelines for the Chief Executive Officer which require the Chief Executive Officer to own, within five years of the prior option grant dated March 26, 2010, stock equal to four times his annual base salary (determined as of the last day of such five-year period). When calculating the number of shares that the Chief Executive Officer is required to hold, the Chief Executive Officer’s base salary will be multiplied by four and then divided by the average closing price for Common Stock over the 30 trading days prior to the date of calculation. As of July 19, 2011, this ownership guideline was revised to require our permanent Chief Executive Officer to own, within five years of his grant of an option, stock equal to six times his annual base salary.

Compensation Committee Procedures

The Compensation Committee’s responsibilities and authorities are specified in the Compensation Committee’s Charter which was approved by the Board of Directors on April 4, 2010 and revised and restated by the Compensation Committee on September 1, 2011. The Compensation Committee’s functions and authority include, but are not limited to, the review and approval of employment agreements, offer letters, severance and separation agreements, base salary, annual bonus and incentive, option and equity grants and other compensation and employment decisions for the following: employees with a base salary and bonus above a specified threshold, each executive officer of the Company including the named executive officers and such other senior officers as the Compensation Committee deems appropriate. In addition, the Compensation Committee is responsible for the evaluation of the performance of our Chief Executive Officer, oversight and administration of our equity plans and approval of non-customary compensation, equity grants, severance or other plans that are outside of the terms and conditions contained in the applicable plan and have an aggregate dollar value exceeding a specified threshold. The Compensation Committee is also responsible for the review and approval of all our human resources plans such as the 401(k) plan, health and welfare plans, compensation of our Board of Directors and any other matters delegated to the Compensation Committee by our Board of Directors.

Compensation Committee meetings are expected to be held at least quarterly to review and consider decisions on topics including, but not limited to: review and approval of bonus awards for the prior performance period under our Corporate Incentive Plan (“CIP”) and our 2010 LTIP (described below). The chairperson of the Compensation Committee will regularly report on Compensation Committee actions and recommendations at full meetings of our Board of Directors. The Compensation Committee will meet outside the presence of all of our executive officers, including our named executive officers, to consider appropriate compensation for our Chief Executive Officer. For all other named executive officers, the Compensation Committee will meet outside the presence of all executive officers and will consult with our Chief Executive Officer. Going forward, our Chief Executive Officer will review annually each other named executive officer’s performance with the Compensation Committee and recommend appropriate base salary, cash performance awards and grants of long-term equity incentive awards for all other executive officers for the Compensation Committee to consider. Based upon the recommendations of our Chief Executive Officer and in consideration of the objectives described above and the elements described below, the Compensation Committee will approve the annual compensation packages of our executive officers. The Compensation Committee also will annually analyze and review our Chief Executive Officer’s performance and determine any cash performance awards under the CIP and grants of long-term equity incentive awards based on its assessment of his performance with input from any independent consultants engaged by the Compensation Committee.

In order to ensure that we continue to remunerate our executives appropriately and align our compensation programs with the interest of our stockholders, the Compensation Committee officially retained Frederic W. Cook & Co. in February 2010, as its independent compensation consultant to review its policies and procedures with respect to executive compensation in connection with our initial public offering. In addition, the Compensation Committee utilized outside legal counsel, Brown Rudnick LLP, to provide advice and assistance with respect to the terms and conditions of the Company’s executive employment and compensation related agreements and plans. Frederic W. Cook & Co. has assisted the Compensation Committee by providing comparative market data on compensation practices and programs based on an analysis of peer companies and by providing guidance on industry best practices. The Compensation Committee retains the right to modify or terminate its relationship with Frederic W. Cook & Co., and to retain other outside advisors to assist the Compensation Committee in carrying out its responsibilities. This selection was made without the input or influence of management. Under the terms of its agreement with the Compensation Committee, Frederic W. Cook & Co. will not provide any other services to the Company, unless directed to do so by the Compensation Committee. During fiscal year 2010, Frederic W. Cook & Co. provided no services to the Company other than its advice to the Compensation Committee on executive compensation issues. In February 2011 the Compensation Committee renewed the retention of Frederick W. Cook & Co. as its independent compensation consultant.

Compensation Risk Assessment

In 2010, our Compensation Committee engaged Frederic W. Cook & Co. to conduct a risk-assessment of the Company’s compensation programs. As part of this assessment, Frederic W. Cook & Co. reviewed both cash incentive compensation plans and individual cash incentive awards for the presence of certain design elements that could incent employees to incur excessive risk, the ratio and level of incentive to fixed compensation, the amount of manager discretion, the percentage of compensation expense as compared to the business units revenues, and the presence of other design features that serve to mitigate excessive risk taking, such as the Company’s clawback policy, stock ownership guidelines, multiple performance metrics, caps on individual or aggregate payments and similar features. After considering the results of the risk assessment, the Compensation Committee concluded that the level of risk associated with the Company’s compensation programs is not reasonably likely to have a material adverse effect on the Company. The Compensation Committee in April, 2011, again engaged Frederic W. Cook & Co. to conduct a risk-assessment of the Company’s compensation programs.

Elements of Compensation

The Compensation Committee determines all components of executive compensation and will consider the following elements (discussed in detail below) to promote our pay-for-performance philosophy and compensation goals and objectives:

•	base salary;

•	annual cash incentive awards linked to our overall performance;

•	grants of long-term equity-based compensation, such as restricted stock or options;

•	termination and change of control provisions; and

•	benefits generally available to employees.

We combine these elements in order to formulate compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives and align the interests of our executive officers and other senior personnel with those of our stockholders.

Pay Mix

We utilize the particular elements of compensation described above because we believe that it provides a well-proportioned mix of secure compensation, retention value and at-risk compensation which produces short-term and long-term performance incentives and rewards. By following this approach, we provide the executive with a measure of financial and job security, while motivating the executive to focus on business metrics that will produce a high level of short-term and long-term performance for the Company and long-term wealth creation for the executive, as well as reducing the risk of recruitment of top executive talent by competitors. The mix of metrics used for our annual performance bonus and long-term incentive program likewise provides an appropriate balance between short-term financial performance and long-term financial and stock performance.

For key executives, the mix of compensation is weighted more heavily toward at-risk pay (annual bonus incentives and long-term equity incentives). Initial incentive packages for our key executives were negotiated at the time of the employment offer. Equity incentives were viewed to be a critical element of the total compensation package and have historically been issued at the time of hire or promotion; although additional grants have been issued based upon individual circumstances. All incentives are aligned with our stated compensation philosophy of providing compensation commensurate with performance, while targeting pay, during 2010, at approximately the 50th percentile of the competitive market.

On March 26, 2010, the Compensation Committee approved a peer group consisting of the following companies:

Aruba	DigitalGlobe	Infinera	Smith Micro	Syniverse

CommVault Systems	Ebix	Netsuite	Solar Winds	Taleo

Concur Technologies	Emdeon	Neustar	SuccessFactors	Vocus

Digital River	Epiq Systems	Riverbed	Synchronoss

The Compensation Committee used the foregoing peer group to benchmark executive compensation for fiscal year 2010. In January 2011, the Compensation Committee reviewed the above list with Frederic W. Cook & Co. and Company management and determined to modify the peer group for benchmarking of compensation going forward. On February 17, 2011, the Compensation Committee approved the following updated peer group in order to align the selected companies with our software industry group and target companies closer in size to the Company’s current revenues and with similar revenue growth potential:

CommVault Systems Inc.	Comscore, Inc.	Concur Technologies Inc.	Digital River Inc/DE	EBIX Inc.

EPIQ Systems Inc.	LivePerson Inc.	MicroStrategy Inc.	NetSuite Inc.	Neustar Inc.

PegaSystems Inc.	RightNow Technologies Inc.	Smith Micro Software Inc.	SolarWinds, Inc.	SuccessFactors, Inc.

Synchronoss Technologies, Inc.	Taleo Corp.	WebSense, Inc.

Base Salary

The primary component of short-term compensation of our executive officers has historically been base salary. The base salary established for each of our executive officers is intended to reflect competitive wages for positions in companies of similar size and stage of development operating in the software and mobile data services industry, representing each individual’s job duties and responsibilities, experience, and other discretionary factors deemed relevant by our Chief Executive Officer and/or Board of Directors. Base salary is also designed to provide our executive officers with steady cash flow during the course of the fiscal year that is not contingent on short-term variations in our corporate performance. Our Chief Executive Officer makes recommendations for each executive’s base salary (including his own), based on our executives’ experience and with reference to the base salaries of similarly situated executives in the software and mobile data services industry, that are then reviewed and approved by the Compensation Committee.

Base salaries are reviewed during the first half of the fiscal year by our Compensation Committee, and may be recommended for adjustment from time to time based on the results of this review. In past years, the Compensation Committee, with guidance from our Chief Executive Officer, reviewed the performance of all executive officers, and based on this review and any relevant competitive market data (through salary survey information provided by our human resources department, informal discussions with recruiting firms and research), set the executive compensation package for each executive officer for the coming year.

Annual base salary increases have historically been based upon our pay-for-performance philosophy, whereby pre-determined quantitative and qualitative individual goals and objectives are established at the beginning of the performance period for named executive officers below the Chief Executive Officer, and measured and assessed at the end of the performance year. Based upon each individual’s performance rating and compensation range position, individuals are eligible for a merit increase based upon the established guidelines within budget for the performance year. Going forward, the Compensation Committee will continue to determine whether to increase the base salaries of any of our named executive officers based upon its assessment of each named executive officers performance and will further utilize recommendations from its independent compensation consultant.

We elected to forego merit increases for 2010 for our named executive officers; other than for Mr. Wuerch who, in January, 2010, entered into an amended and restated employment agreement with us which initially increased his base salary from $365,000 to $375,000 and, effective upon our initial public offering, further increased his base salary to $450,000. Mr. Wuerch’s increase in base salary was primarily a result of his renegotiating his employment agreement and in contemplation of his additional responsibilities associated with the Company’s stock becoming publicly traded. Mr. Wuerch’s base salary increase is described in the section captioned “—Employment Agreements.” The base salaries paid to our named executive officers in fiscal year 2010 are set forth in the Summary Compensation Table below.

Short-Term Incentives

On an annual basis, or at the commencement of an executive officer’s employment with us, the Compensation Committee typically sets a target level of bonus compensation that is structured as a percentage of such executive officer’s annual base salary. Our executives participate in our annual CIP which ensures that short-term incentives are tied directly to our financial performance for the fiscal year. Depending upon corporate performance, an executive officer may receive from 0% up to 150% of his target bonus amount. These corporate performance objectives are designed to be challenging but achievable. The performance metrics and objectives are weighted in a specific manner as defined by the Compensation Committee in the CIP. In fiscal 2010, for all named executive officers, 20% is tied directly to achievement of our revenue objectives; 60% is tied to achievement of our CIP Adjusted EBITDA objectives; and 20% is tied to our CIP Working Capital objectives. Executive officers are not eligible for bonuses if certain minimum targets are not met. In April 2011, the Compensation Committee approved the 2011 CIP, which incorporated several changes to the 2010 CIP, including among others, adjustments to the performance metrics and objectives used and the Compensation Committee’s consideration of certain factors in the calculation thereof. In 2011, for all named executive officers, the 2011 CIP was changed to provide that 10% of the target bonus is discretionary to be determined at the sole and absolute discretion of the Committee; 30% of the target bonus is tied directly to achievement of our revenue objectives; and 60% of the target bonus is tied to achievement of our CIP Adjusted Net Income objectives. The 2011 CIP no longer utilizes working capital as a performance metric or objective. The Compensation Committee further clarified that (i) the 2011 CIP would exclude the effect that any acquisition (other than one previously initiated acquisition) would have on either achievement of our revenue objectives or achievement of our CIP Adjusted Net Income objectives, and (ii) employees of subsidiaries acquired during a plan fiscal years are not eligible to participate in the 2011 CIP. The 2011 CIP expands the definition of “Cause” relevant to termination of employment and expands the ability of the Company to initiate a clawback and recover the value of a bonus awarded under the 2011 CIP.

As relating to the 2010 CIP:

“CIP Adjusted EBITDA” means the Company’s fiscal year 2010 consolidated net income before interest income and expense, provision for income taxes, depreciation and amortization, fair value adjustments for warrants and stock compensation. CIP Adjusted EBITDA for fiscal 2010 includes, without limitation, (i) restructuring costs; (ii) other income/expense, with the sole exception being income/expense for fair value adjustment for warrants; and (iii) expenses associated with payments under this 2010 CIP, and the sales incentive plan, as well as all other incentive plans.

“CIP Working Capital” means the Company’s monthly average of (i) accounts receivable minus (ii) accounts payable minus (iii) other accrued liabilities for the Company’s fiscal year expenses.

As relating to the 2011 CIP:

“CIP Adjusted Net Income” means the Company’s net income (loss) determined in accordance with U.S. generally accepted accounting principles (U.S., GAAP) adjusted to exclude amortization of purchased intangibles, stock-based compensation expense, restructuring expenses, asset impairments and M&A transaction related charges including abandoned transaction charges and non-cash tax expense consistent with the definition used for our public market reporting.

The following tables illustrate the metrics, thresholds and potential awards for our named executive officers under the CIP. In order for a named executive officer to receive any payment under the 2010 CIP the Company must meet the threshold performance targets for each of the revenue and CIP Adjusted EBITDA metrics, as established by the Compensation Committee. On December 16, 2009, the Compensation Committee approved the CIP for fiscal year 2010.

2010 CIP Metrics:

% of CIP Adjusted EBITDA Target Achieved: Weighting 60%	CIP Adjusted EBITDA Payout % of Target
less than 90%	0%

greater than or equal to 90%	60%

100%	100%

115%	125%

130%	150%

% of Revenue Target Achieved: Weighting 20%	Revenue Payout % of Target
less than 95%	0%

greater than or equal to 95%	60%

100%	100%

105%	125%

110%	150%

% of CIP Working Capital Target Achieved: Weighting 20%	CIP Working Capital Payout % of Target
greater than 105%	0%

less than or equal to 105%	60%

100%	100%

75%	125%

50%	150%

At this time, we are not disclosing the specific performance targets for the CIP Adjusted EBITDA, revenue and CIP Working Capital metrics set forth above because disclosure of the specific targets under the CIP would signal areas of strategic focus and give competitors harmful insight into the direction of our business. We are committed to the long-term success and growth of our enterprise and disclosing short-term objectives would run counter to both our compensation and business philosophy of focusing on long-term goals and, as a result, could result in confusion for investors. As we gain experience as a public company and expand, we will continue to assess whether the disclosure of specific performance metrics will cause us competitive harm. The 2010 targets above may not be changed from those previously established, except with the written consent of the Compensation Committee. Pursuant to the terms of the CIP, participation in the plan is at the Company’s discretion and the Compensation Committee retains the discretion to alter, modify or amend the plan. These bonuses are intended to annually reward executive officers who have a positive impact on corporate results.

In addition, the Compensation Committee may adjust performance measures, targets and payout ranges due to extraordinary or nonrecurring events, such as significant financings, equity offerings or acquisitions. We believe that establishing competitive cash bonus opportunities helps us attract and retain qualified and highly skilled executives, and allows our executives to fully focus on the business objectives without the burden of considering potential loss of wealth due to extenuating circumstances.

Furthermore, the 2010 CIP provides that if the Compensation Committee determines that the calculations underlying the targets were incorrect (including but not limited to mistakes in the Company’s audited financial statements for the year), then the Compensation Committee may either adjust bonus awards (upward or downward) or, with respect to officers that are reporting persons pursuant to Section 16(a) of the Exchange Act, recover all (or a portion) of a bonus award. This includes stated thresholds for minimum payout for the CIP Adjusted EBITDA, revenue and CIP Working Capital financial targets of 90%, 95% and 105% respectively. The 2010 CIP similarly incorporates graduated thresholds for incremental payouts commensurate with the three weighted performance categories ranging from 0% to 150%.

Our named executive officers’ threshold and maximum awards under the CIP are based upon pre-determined quantitative goals and objectives established at the beginning of the performance period, as noted above. Maximum achievement of the CIP was set at a level that significantly exceeded our business plan and had a low probability of payout. These metrics are measured and assessed at the end of the performance year. For fiscal year 2010, Messrs. Leigh, Hebner, Ryan and Smith were eligible to receive on-target annual cash bonuses of 50%, 55%, 50% and 55%, respectively, of their fiscal year 2010 base salaries. Under Mr. Wuerch’s amended and restated employment agreement, effective upon our initial public offering, Mr. Wuerch’s on-target annual cash bonus was increased from 75% to 100% of his base salary. For fiscal year 2010, at threshold achievement for each of the CIP Adjusted EBITDA, revenue and CIP Working Capital objectives, our named executive officers were entitled to receive 70% of their target CIP bonus. Mr. Wuerch’s on-target annual bonus increase is described in the section captioned “—Employment Agreements.”

Following the completion of the audit of our financial statements and the determination of actual performance under our 2010 CIP, we calculated each named executive officer’s fiscal year 2010 bonus by multiplying each named executive officer’s respective eligible earnings by the target bonus, and then by actual achievement for each performance metric, taking into account the applicable weighting for each metric (i.e., 60% weighting for CIP Adjusted EBITDA, 20% weighting for revenue and 20% weighting for CIP Working Capital). In 2010, our named executive officers received bonus awards under our 2010 CIP representing achievement of 108% of target performance, in the aggregate, for our revenue, CIP Adjusted EBITDA and CIP Working Capital performance metrics.

Long-Term Equity-Based Compensation

The Compensation Committee believes that equity-based compensation is an important component of our executive compensation program and that providing a significant portion of our executive officers’ total compensation package in equity-based compensation aligns the incentives of our executives with the interests of our stockholders and with our long-term corporate success. Additionally, the Compensation Committee believes that equity-based compensation awards enable us to attract, motivate, retain and adequately compensate executive talent. To that end, we have historically awarded equity-based compensation in the form of restricted stock and stock options. The Compensation Committee believes equity awards provide executives with a significant long-term interest in our success by rewarding the creation of stockholder value over time.

In the past, our executive officers, other than Mr. Wuerch, were provided with an equity grant in the form of restricted stock when they joined our company based upon the executive’s position with us and his relevant prior experience. These inducement grants have a double trigger vesting schedule. First, shares accrue on a calendar quarter basis over a four year term (or in the case of one grant made to Mr. Wuerch, a three year term) commencing at the end of the first calendar quarter completed following the grant date to encourage executive longevity and to compensate our executive officers for their contribution to our success over a period of time. Second, when a qualifying event, generally, a sale of the Company or “Change of Control” where 50% of the consideration received by stockholders is cash or marketable securities (“Sale”) or a qualified public offering of Common Stock with a value of at least $40 million (“Offering”) occurs (the second trigger), the accrued shares will immediately vest (in the case of an Offering vesting is delayed until the date all trading restrictions imposed in connection with an Offering are terminated).

Accordingly, a portion of the shares of restricted stock that had satisfied the first trigger (the time-based vesting trigger) vested based upon our initial public offering and the expiration of the related lock-up period on December 14, 2010. In addition, because the restricted stock is subject to a double trigger vesting schedule, the shares of restricted stock that had not satisfied the first trigger (time-based quarterly vesting) on the date of our initial public offering will continue to vest on a quarterly basis. In this regard, additional shares of restricted stock vested on December 31, 2010 and shares will continue to vest on the last day of each quarter until they are fully vested, subject to the executive’s continued employment.

In addition to restricted stock granted upon commencement of employment with us, our Compensation Committee may grant additional equity awards to retain our executives and to recognize the achievement of corporate and individual goals and/or strong individual performance. On February 9, 2010, in accordance with the terms of his offer letter, the Compensation Committee granted Mr. Smith 66,666 shares of restricted stock to vest in accordance with the terms of the restricted stock awards described above. Upon Mr. Smith’s commencement of his employment, he signed an offer letter which provides that if he is employed in good standing on January 5, 2010 then he would be entitled to a grant of 66,666 shares of restricted stock. See the section captioned “—Employment Agreements” for a further discussion of Mr. Smith’s offer letter.

In addition, pursuant to the terms of Mr. Wuerch’s amended and restated employment agreement, the Compensation Committee approved the grant of 333,333 stock options to Mr. Wuerch under the terms of our 2010 LTIP (described below). Mr. Wuerch’s stock option grant is described in the section captioned “—Employment Agreements.” No other named executive officers received long-term equity awards in fiscal year 2010. On September 28, 2010, the Compensation Committee approved a time frame for annual equity grants for named executive officers, under which the Compensation Committee will consider approval of annual equity awards, such awards to be made no earlier than after our annual stockholder meeting. Throughout March and April of 2011, the Compensation Committee approved grants of options to purchase shares of Common Stock under the 2010 LTIP to each of the named executive officers other than Mr. Wuerch at the request of the Company in connection with the annual evaluation of and retention considerations for each such named executive officer. The Compensation Committee anticipates issuing future annual equity grants to the named executive officers as a combination of market stock units, stock options and restricted stock and restricted stock units which are subject to performance and time vesting requirements.

Equity Incentive Plans

2004 Stock Plan

The 2004 Amended and Restated Stock Incentive Plan of Motricity, Inc. (the “2004 Motricity, Inc. Stock Plan”) provides for grants of incentive stock options, non-qualified stock options, shares of stock and restricted stock to eligible participants, including executive officers, employees and directors. The purpose of the 2004 Motricity, Inc. Stock Plan is to provide equity incentives to selected participants, thereby creating a means to raise the level of stock ownership by eligible participants, to more closely align the interests of our executives, employees and directors with those of our stockholders. The following is a summary of the material terms of the 2004 Motricity, Inc. Stock Plan, but does not include all of the provisions of the plan.

Following the adoption of the 2010 Plan (described below), the Compensation Committee does not intend to make further grants under the 2004 Motricity, Inc. Stock Plan.

For further information about the 2004 Motricity, Inc. Stock Plan, we refer you to the complete copy of the 2004 Motricity, Inc. Stock Plan, which we have filed as an exhibit to our registration statement on Form S-1.

Administration. The 2004 Motricity, Inc. Stock Plan provides that the board, or a committee designated by the board, shall have the authority to administer the plan. In this regard, the board has delegated administration of the 2004 Motricity, Inc. Stock Plan to the Compensation Committee, which has the authority (i) to determine the persons to whom awards will be granted, the types of awards to be granted, the terms and conditions of each award, the number of shares to be covered by each award, (ii) to construe and resolve the 2004 Motricity, Inc. Stock Plan or any award agreement granted thereunder, and (iii) to adopt such rules and guidelines for administering the 2004 Motricity, Inc. Stock Plan as it deems necessary or proper. All actions, interpretations and determinations by the Compensation Committee are final and binding.

Available Shares. The aggregate number of shares which may be issued under the 2004 Motricity Inc., Stock Plan shall not exceed 5,113,003 shares (subject to possible adjustment to reflect certain transactions, such as mergers, consolidations, reorganizations or changes in our capital structure). If any shares subject to an award under the 2004 Motricity, Inc. Stock Plan are not delivered to a participant because the award expires, is forfeited, cancelled, settled in cash, used to satisfy applicable tax withholding obligations or used to pay the purchase price of an award, the number of shares underlying such awards will again be available for the purposes of awards under the 2004 Motricity, Inc. Stock Plan. To the extent required to comply with 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), during any 12-month period, no participant may be granted awards for more than 266,666 shares (or equivalent value based on the fair market value per share on the date of grant), subject to possible adjustment to reflect certain transactions.

Eligibility for Participation. Employees, members of our Board of Directors, and consultants to us or a related entity, who are selected by the Compensation Committee, are eligible to receive awards under the 2004 Motricity, Inc. Stock Plan.

Award Agreement. Awards granted under the 2004 Motricity, Inc. Stock Plan shall be evidenced by award agreements that provide additional terms, conditions, restrictions and/or limitations covering the grant of the award, as determined by the Compensation Committee.

Awards Under the 2004 Motricity, Inc. Stock Plan. The following types of awards are available under the 2004 Motricity, Inc. Stock Plan:

Stock Options. The Compensation Committee may grant nonqualified stock options and incentive stock options (only to eligible employees) to purchase shares of Common Stock. The Compensation Committee will determine the number of shares subject to each option, the term of each option (which may not exceed 10 years in the case of an incentive stock option (or five years in the case of an incentive stock option granted to a 10% stockholder)), the exercise price, the vesting schedule (if any), and the other material terms of each option. The exercise price of an option is determined by the Compensation Committee at the time of grant, provided that no incentive stock option may have an exercise price less than the fair market value of a share of Common Stock at the time of grant (or, in the case of an incentive stock option granted to a 10% stockholder, 110% of such share’s fair market value). Options will be exercisable at such time or times and subject to such terms and conditions as determined by the Compensation Committee at the time of grant.

Restricted Stock. The Compensation Committee may also grant shares of stock in the form of bonus stock or restricted stock (collectively, “Stock Awards”). Except as otherwise provided by the Compensation Committee upon the grant of a Stock Award, the recipient generally has the rights of a stockholder with respect to the shares, including the right to receive dividends, the right to vote the shares of restricted stock and, conditioned upon full vesting of shares of restricted stock, the right to tender such shares, subject to the conditions and restrictions generally applicable to the Stock Awards or specifically set forth in the recipient’s Stock Award Agreement, including a restricted Stock Award, which may include satisfaction of pre-established performance goals, and the criteria or date or dates on which such restrictions will lapse.

If the grant of a Stock Award or the lapse of the relevant restrictions is based on the attainment of performance goals, the Compensation Committee will establish for each recipient the applicable performance goals, formulae or standards and the applicable vesting percentages with reference to the attainment of such goals or satisfaction of such formulae or standards. These performance goals will be based on one or more of the following criteria selected by the Compensation Committee: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on stockholders’ equity; (vii) return on investment; (viii) return on capital; (ix) improvements in capital structure; (x) expense management; (xi) profitability of an identifiable business unit or product; (xii) maintenance or improvement of profit margins; (xiii) stock price or total stockholder return; (xiv) market share; (xv) revenues or sales; (xvi) costs; (xvii) cash flow; (xviii) working capital; (xix) return on assets; (xx) economic wealth created; or (xxi) strategic business criteria. In addition, all performance goals may be based upon the attainment of specified levels of performance for a division or other operational unit or based upon individual performance factors.

Dividend Equivalents. The Compensation Committee may provide that awards granted under the 2004 Motricity, Inc. Stock Plan may earn dividends or dividend equivalents.

Amendment and Termination. The board may amend or terminate the 2004 Motricity, Inc. Stock Plan at any time; provided, however, that, unless otherwise required by law or specifically provided in the plan, the rights of a participant with respect to awards granted prior to such amendment, or termination may not be adversely affected without the consent of such participant. The Compensation Committee has the authority to make adjustments to the terms and conditions of awards in recognition of unusual or nonrecurring events or to make other adjustments as the Compensation Committee deems appropriate.

Transferability. Awards granted under the 2004 Motricity, Inc. Stock Plan are generally nontransferable (other than by will or the laws of descent and distribution), except that the Compensation Committee may provide for the transferability of nonqualified stock options at the time of grant or thereafter.

Effective Date. The effective date of the 2004 Motricity, Inc. Stock Plan was March 19, 2004.

2010 Long-Term Incentive Plan

The Compensation Committee approved the terms of the Motricity, Inc. 2010 Long-Term Incentive Plan, or the “2010 LTIP” on March 26, 2010. The Board of Directors approved the 2010 LTIP on April 23, 2010. The 2010 LTIP provides for grants of stock options, stock appreciation rights, restricted stock, other stock-based awards and other cash-based awards. Directors, officers and other employees of us and our subsidiaries, as well as others performing consulting or advisory services for us, will be eligible for grants under the 2010 LTIP. The purpose of the 2010 LTIP is to provide incentives that will attract, retain and motivate highly competent officers, directors, employees and consultants by providing them with appropriate incentives and rewards either through a proprietary interest in our long-term success or compensation based on their performance in fulfilling their personal responsibilities. For further information about the 2010 LTIP, we refer you to the description of the plan in “PROPOSAL 5—AMENDMENT AND RESTATEMENT OF 2010 LONG-TERM INCENTIVE PLAN” above and to the complete copy of the 2010 LTIP, which we have filed as an exhibit to our registration statement on Form S-1.

Other Executive Benefits

Our executives are eligible for the following benefits on the same basis as other eligible employees:

•	health insurance;

•	vacation, personal holidays and sick days;

•	life insurance and supplemental life insurance;

•	short-term and long-term disability; and

•	a 401(k) plan with matching contributions (matching contributions for fiscal year 2010 were based upon the Company’s financial performance and subject to continued employment).

Moreover, our named executive officers may be eligible for other benefits and perquisites based upon individual circumstances. In this regard, Mr. Wuerch received a cost of living adjustment, or “COLA,” in 2010, as he has received in previous years, as a result of his moving from North Carolina to our headquarters in the State of Washington. Mr. Wuerch was awarded the annual COLA adjustment as part of his negotiated relocation package at the time he moved to Washington in 2008. Mr. Wuerch’s COLA adjustment ceased on our initial public offering. See the section captioned “—Employment Agreements” for a further description of Mr. Wuerch’s COLA.

We believe these benefits are generally consistent with those offered by other companies and specifically with those companies with which we compete for employees. Our named executive officers will be eligible for those benefits typically available to all of our employees and shall be subject to the terms and conditions of the governing plans. Our Compensation Committee retains the right to amend or terminate such plans.

Policy Regarding Clawback of Incentive Compensation

In fiscal year 2010, the Compensation Committee adopted a clawback policy as part of the 2010 CIP pursuant to which named executive officers and other 2010 CIP participants will be required to return incentive compensation paid to them if the financial results upon which the awards were based are restated. See “—Short-Term Incentives” for a further description of the clawback feature of the 2010 CIP. The Compensation Committee incorporated this same clawback policy into the Company’s 2011 CIP and has further expanded the scope of the clawback through an amendment to the plan. In addition, the 2010 LTIP also provides that in the event of a restatement of the Company’s financial statements that reduces the amount of any previously awarded performance award, where the performance goals would not otherwise have been met had the results been properly reported, the award will be cancelled and the participant will pay the Company an amount equal to any gain realized on such award. See “—2010 Long Term Incentive Plan” for a further description of the clawback feature of the 2010 LTIP.

Employment Agreements and Severance and Change of Control Benefits

We believe that a strong, experienced management team is essential to the best interests of the Company and our stockholders. We recognize that the possibility of a change of control could arise and that such a possibility could result in the departure or distraction of members of the management team to the detriment of our Company and our stockholders. We have entered into employment agreements or offer letters with our named executive officers, which provide for the payment of a sale bonus based upon the price of the transaction to assist in maximizing the sale price and further minimizing employment security concerns arising in the course of negotiating and completing a significant transaction. By contrast to the other named executive officers, for our former Chief Executive Officer, if he is terminated by the Company without cause or he resigns for good reason in connection with a change of control, he will be eligible to receive two times the sum of his base salary and the average of his annual bonuses for the three-year period preceding his termination and accelerated vesting of 50% of specified equity awards; these benefits are quantified in the section captioned “—Employment Agreements.”

The named executive officers are also entitled to between nine and 12 months of severance in the event their employment is terminated by the Company without cause or the named executive officer resigns for good reason not in connection with a change in control. The amount of a named executive officer’s severance is based on the executive’s role and responsibilities with the Company, where our former Chief Executive Officer and former General Counsel each receive 12 months of continued base salary payments and the other named executive officers each receive nine months of continued base salary payments. Mr. Wuerch would also have been entitled to accelerated vesting of 50% of specified equity awards and a prorated bonus as part of his severance.

The employment of each of Messrs. Wuerch, Hebner, Leigh and Ryan was terminated after December 31, 2010 and the actual benefits that were paid out to them are disclosed below in the section captioned “—Employment Agreements.”

Tax and Accounting Considerations

Section 162(m) of the Code (as interpreted by IRS Notice 2007-49) denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the Chief Executive Officer and the three other most highly paid executive officers (other than a company’s Chief Executive Officer and the Chief Financial Officer) of a publicly-traded corporation. Certain types of compensation, including compensation based on performance criteria that are approved in advance by stockholders, are excluded from the deduction limit. In addition, “grandfather” provisions may apply to certain compensation arrangements that were entered into by the corporation before it was publicly held. The Compensation Committee’s policy will be to qualify compensation paid to executive officers for deductibility for federal income tax purposes to the extent feasible. However, to retain highly skilled executives and remain competitive with other employers, the Compensation Committee will have the right to authorize compensation that would not otherwise be deductible under Section 162(m) or otherwise when it considers it in our best interests to do so.

The Compensation Committee considers the manner in which Section 409A of the Code affects deferred compensation opportunities that we offer to our employees. Section 409A requires, among other things, that “non-qualified deferred compensation” be structured in a way that limits employees’ ability to accelerate or further defer certain kinds of deferred compensation. We intend to operate our existing compensation arrangements that are covered by Section 409A in accordance with the applicable rules thereunder, and we will continue to review and amend our compensation arrangements to comply with Section 409A to the extent deemed necessary by the Compensation Committee.

The Compensation Committee does not believe that tax gross-ups, other than with respect to relocation expenses and other similar perquisites which necessitate a gross-up in order to make the executive whole from a tax perspective, paid by companies to their executive officers are in the best interests of stockholders. As a result, the Compensation Committee will not approve any employment agreement or compensation plan that provides our executive officers with a gross-up for federal and or state income taxes that may arise under either Section 409A of the Code or the golden parachute excise tax rules of Section 280G of the Code.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for its 2010 fiscal year.

From the members of the Compensation Committee of Motricity, Inc.:

Hunter C. Gary, Chairman

Lady Barbara Judge CBE

2010 Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our named executive officers for services provided to us during the year ended, December 31, 2010.

Summary Compensation Table

Name & Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)(3)	Total ($)
Ryan K. Wuerch	2010	415,622	(4)	n/a	n/a	3,101,564	401,615	(4)	56,961	3,975,762
Former Chief Executive Officer	2009	365,000		n/a	n/a	n/a	369,563		78,264	812,827

Allyn P. Hebner	2010	275,000		n/a	n/a	n/a	163,350		7,350	445,700
Former Chief Financial Officer	2009	279,750		n/a	2,025,000	n/a	207,714		7,258	2,519,722

Richard E. Leigh, Jr.	2010	290,000		n/a	n/a	n/a	156,600		7,350	453,950
Former Senior Vice President, General Counsel & Corporate Secretary	2009	290,000		n/a	n/a	n/a	195,750		7,350	493,100

James R. Smith, Jr.	2010	331,997		n/a	1,309,987	n/a	197,206		7,350	1,846,540
President & Interim Chief Executive Officer (Former Chief Operating Officer)	2009	329,650		n/a	4,050,000	n/a	244,766		91,728	4,716,144

James Ryan	2010	275,000		n/a	n/a	n/a	148,500		n/a	423,500
Former Chief Development Officer	2009	160,416		n/a	3,500,000	n/a	108,281		n/a	3,768,697

(1)	Represents FASB ASC 718 grant date fair value of restricted share awards. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Stock-based Compensation” in the Form 10-K filed with the SEC on February 28, 2011 for a description of how we valued our stock while we were a private company. Restricted share awards are subject to double trigger vesting, where accrued vesting is quarterly over a four-year term, and where a second qualifying event has to trigger the actual vesting of shares.
(2)	Represents achievement of 108% of target performance under our 2010 CIP, in the aggregate, for our revenue, CIP Adjusted EBITDA and CIP Working Capital performance metrics. Messrs. Wuerch, Hebner, Leigh, Smith and Ryan would be entitled to $223,120, $90,750, $87,000, $109,559, and $82,500, respectively, at threshold performance for each performance metric and $557,800, $226,875, $217,500, $273,898, and $206,250, respectively, at maximum performance for each performance metric.
(3)	All Other Compensation in 2010 for our named executive officers consisted of the following:

Name	401(k) Match	Cost of Living Adjustment ($)		Attorneys’ Fees ($)	Medical ($)
Ryan K. Wuerch	7,350	35,124	(a)	10,000	4,487
Allyn P. Hebner	7,350	—		—
Richard E. Leigh, Jr.	7,350	—		—
James R. Smith, Jr.	7,350	—
James Ryan	—	—		—

(a)	Represents annual COLA payments provided to Mr. Wuerch in connection with his moving from North Carolina to our new corporate headquarters in Bellevue, Washington. The COLA ceased upon the initial public offering of Common Stock.
(4)	Mr. Wuerch’s base salary was adjusted from $375,000 to $450,000 pursuant to the terms of his employment agreement. Additionally, in accordance with the terms of his employment agreement, Mr. Wuerch’s incentive target was adjusted from 75% to 100% and, accordingly, his target incentive bonus is calculated based on his prorated target for fiscal year 2010.

2010 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2010 with respect to our named executive officers.

2010 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards		All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock or Units (#)
Ryan K. Wuerch	3/26/2010	223,120	371,866	557,800	—	—	—	—		333,333	$20.40	3,101,564
Allyn P. Hebner		90,750	151,250	226,875	—	—	—	6		—	—	—
Richard E. Leigh, Jr.		87,000	145,000	217,500	—	—	—	—		—	—	—
James R. Smith, Jr.	2/9/2010	109,559	182,598	273,898	—	—	—	66,666	(3)	—	—	1,309,987
James Ryan		82,500	137,500	206,250	—	—	—			—	—

(1)	Amounts shown reflect the threshold, target and maximum payout amounts under the CIP. The target payout is equal to a percentage of each named executive officer’s eligible earnings (which generally means wages actually paid during the fiscal year). See the section captioned “—Short-Term Incentives” for a detailed description of the named executive officer’s target CIP bonus opportunities. At threshold performance under the CIP, the named executive officers will receive 60% of their target payout, at target performance under the CIP the named executive officers will receive 100% of their target payout and at maximum performance the named executive officers will receive 150% of their target payout. No amounts are payable with respect to each metric if performance is below threshold and in order for a named executive officer to receive a bonus under the 2010 CIP, the Company’s actual performance must meet the threshold targets for both the revenue and CIP Adjusted EBITDA metrics.
(2)	Represents FASB ASC 718 grant date fair value. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Stock-based compensation” in the Form 10-K filed with the SEC on February 28, 2011 for a description of how we valued our stock while we were a private company. Mr. Smith’s restricted stock grant is based upon the fair market value of Common Stock on the date of grant ($19.65).
(3)	Mr. Smith’s restricted stock award is subject to double trigger vesting, where accrued vesting is quarterly over a four-year term, and where a second qualifying event has to trigger the actual vesting of shares. As a result of our June 17, 2010 initial public offering, the shares of restricted stock will vest quarterly based upon Mr. Smith continued employment following the December 14, 2010 trigger date.

Outstanding Equity Awards at 2010 Fiscal Year End

The following table sets forth certain information with respect to outstanding equity awards of our named executive officers as of December 31, 2010 with respect to the named executive officer. The market value of the shares in the following table is the fair value of such shares at December 31, 2010.

Outstanding Equity Awards at 2010 Fiscal Year End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(2)	Option Expiration Date	Number of shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Ryan K. Wuerch	—	333,333		—	20.40	3/26/2020	—		—	—	—
Ryan K. Wuerch	24,521	8,190	(1)	—	12.00	1/1/2018	—		—	—	—
Ryan K. Wuerch	253,053	84,377	(1)	—	12.00	1/1/2018	—		—	—	—
Ryan K. Wuerch	—	—		—	—	—	68,883	(3)	1,279,157	—	—
Allyn P. Hebner	—	—		—	—	—	93,752	(3)	1,740,975	—	—
Richard E. Leigh, Jr.	—	—		—	—	—	58,335	(3)	1,083,281	—	—
James R. Smith, Jr.	—	—		—	—	—	216,670	(3)	4,023,562	—	—
James Ryan	—	—		—	—	—	145,835	(3)	2,708,156	—	—

(1)	The options vest over a four year period with 25% vesting on the first anniversary of the date of grant and the remaining portion of the option vesting in pro-rata equal monthly installments over the remaining three year period.
(2)	Represents grant date fair value per share. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Stock-based compensation” in the Form 10-K filed with the SEC on February 28, 2011 for a description of how we valued our stock while we were a private company.
(3)	Restricted stock awards are subject to double trigger vesting, where accrued vesting is quarterly over a four-year term, and where a second qualifying event has to trigger the actual vesting of shares. As a result of our June 17, 2010 initial public offering, the shares of restricted stock will vest quarterly based upon continued employment following the December 14, 2010 trigger date.
(4)	Represents the product of multiplying the number of unvested restricted shares by the value of Common Stock of $18.57 as of December 31, 2010, the last day of our fiscal year. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Stock-based compensation” in the Form 10-K filed with the SEC on February 28, 2011 for a description of how we valued our stock while we were a private company.

Equity Compensation Plan Information

The following table describes certain information regarding our equity compensation plans as of December 31, 2010.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,297,790	$11.83	1,632,467
Equity compensation plans not approved by security holders(1)	337,333	$20.40	—

(1)	Represents two grants to employees prior to the approval of the 2010 LTIP. These grants are subject to the provision outlined in the 2010 LTIP.

Options Exercised and Stock Vested

The following table sets forth certain information with respect to the vesting or exercise of stock options during the fiscal year ended December 31, 2010 with respect to our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Ryan K. Wuerch	—	—	301,256	6,342,693
Allyn P. Hebner	—	—	72,914	1,523,383
Richard E. Leigh, Jr.	—	—	74,998	1,573,375
James R. Smith, Jr.	—	—	183,329	3,833,494
James Ryan	—	—	87,498	1,822,438

(1)	Represents the number of shares of restricted stock that vested in connection with our initial public offering (Messrs. Wuerch, Hebner, Leigh, Smith and Ryan vested in 276,151, 62,498, 66,665, 158,330, and 72,915 shares, respectively) multiplied by the stock price as of the Trigger Date (the expiration of the lock-up period), December 14, 2010 ($21.28) plus the number of shares of restricted stock that vested on the last day of the fourth quarter (December 31, 2010) based upon quarterly vesting following our initial public offering (Messrs. Wuerch, Hebner, Leigh, Smith and Ryan vested in 25,105, 10,416, 8,333, 24,999, and 14,583 shares, respectively) multiplied by the stock price as of December 31, 2010 ($18.57).

Pension Benefits & Nonqualified Deferred Compensation

We sponsor a 401(k) plan, which is a qualified retirement plan offered to all eligible employees, including our named executive officers, that permits eligible employees to elect to defer a portion of their compensation on a pre-tax basis. The Compensation Committee may in its sole discretion determine to approve a performance-based matching contribution, subject to the Company’s achievement of certain financial metrics. For fiscal year 2010, Messrs. Hebner, Leigh, and Smith each received matching contributions equal to $7,350. We do not provide and do not intend to provide any non-qualified deferred compensation or defined benefit pension plans to any of our named executive officers or other employees.

Employment Agreements

Ryan K. Wuerch

Mr. Wuerch entered into an amended and restated employment agreement with the Company effective January 19, 2010 for an initial 24-month term, which automatically renewed for successive one year periods unless either the Company or Mr. Wuerch provided at least 90 days prior written notice of an intent to terminate the employment agreement earlier. Under the terms of the amended agreement, Mr. Wuerch was entitled to an annual base salary of $375,000; provided that on the effective date of our initial public offering (“initial public offering”), Mr. Wuerch’s annual base salary increased to $450,000. Mr. Wuerch also received “Temporary Adjustment” payments (which represent a COLA adjustment agreed upon in 2008 in connection with his relocation from North Carolina to the state of Washington) prior to our initial public offering in 2010 equal to 20% of his base salary. Mr. Wuerch participated in the 2010 CIP, and had a target earnings opportunity of 75% of his annual base salary until our initial public offering, upon which Mr. Wuerch’s incentive opportunity under the CIP was increased to 100% of his annual base salary. Mr. Wuerch’s 2010 CIP award was prorated for each of the foregoing percentages based upon the date of the initial public offering (June 17, 2010). Mr. Wuerch’s employment agreement also provided that, in the event a “company sale” (as defined in his employment agreement) occurred prior to the earlier of an initial public offering and July 25, 2010, in which the “aggregate value” (as defined in the agreement) is (i) $300,000,000 or less, Mr. Wuerch would have been entitled to receive a lump sum payment equal to $2,000,000 (less the applicable percentage if less than 100% of the Company’s equity is sold), or (ii) greater than $300,000,000, Mr. Wuerch would have been entitled to receive a lump sum payment equal to 1% times the aggregate value of the company sale (less the applicable percentage if less than 100% of the Company’s equity is sold ), in any case such lump sum to be reduced by the aggregate “equity proceeds” (as defined in the agreement); provided, that Mr. Wuerch remained employed by the Company at the time of the company sale or have been terminated without “cause” or have resigned for “good reason” (each as defined in the agreement) within four months prior to such company sale. Since an initial public offering occurred prior to a “company sale”, Mr. Wuerch was not entitled to foregoing “company sale” payment.

Additionally, in accordance with the terms of his employment agreement, on March 26, 2010, our Compensation Committee approved the grant to Mr. Wuerch under the terms of our 2010 LTIP of options to purchase 333,333 shares of Common Stock at $20.40 per share to vest in pro-rata equal installments on each of the first four anniversaries of the effective date of the initial public offering, provided that the initial public offering occurred prior to July 31, 2010, Mr. Wuerch remained an employee in good standing on the applicable vesting dates and the employment agreement had not been previously terminated. With respect to such option, 50% of the outstanding unvested portion of the option immediately vested and became exercisable in the event Mr. Wuerch was terminated by the Company without cause, other than due to death or disability, or Mr. Wuerch resigned for good reason, as such terms are defined in his employment agreement. Under the terms of his employment agreement, in the event Mr. Wuerch was terminated by the Company without cause or he resigned for good reason, as defined in his employment agreement, contingent upon his execution of a release and waiver of claims in favor of the Company, he was to receive (i) 12 months of continued base salary payments, (ii) a pro-rated amount of his annual bonus based on actual performance for the year in which his employment terminated, payable in a lump sum at the time the Company paid such bonuses under the CIP and (iii) accelerated vesting of 50% of all outstanding and unvested options issued in connection with the employment agreement. In the event Mr. Wuerch was terminated by the Company without cause or he resigned for good reason in connection with a change of control (as defined in his employment agreement), contingent upon his execution of a release and waiver of claims in favor of the Company, Mr. Wuerch was to receive (i) an amount equal to two times the sum of (x) his base salary and (y) the average actual annual bonuses received by him over the three-year period prior to the date of his termination, payable in installments over the 12-month period following his termination of employment and (ii) accelerated vesting of 50% of all outstanding and unvested options issued in connection with the employment agreement. The employment agreement specified that during his employment with us and for 12 months thereafter, Mr. Wuerch would not engage in specified competitive activities and for two years following his termination, he agreed not to solicit our customers or interfere with our business. Mr. Wuerch’s agreement stated that he was subject to the terms and conditions of our non-disclosure agreement.

On August 21, 2011, the Company and Mr. Wuerch mutually agreed, effective August 20, 2011, to terminate Mr. Wuerch’s employment with the Company and terminate his amended and restated executive employment agreement. Pursuant to the terms of the employment agreement, such termination also effected the immediate resignation of Mr. Wuerch from the Board of Directors of the Company and from all his positions as an officer of the Company. In connection with Mr. Wuerch’s termination, the Company and Mr. Wuerch entered into a release agreement, effective August 20, 2011, setting forth the terms of Mr. Wuerch’s mutually agreed upon termination. Pursuant to the release agreement, Mr. Wuerch agreed to unilaterally release the Company from all claims arising out of his employment with the Company or the cessation thereof (other than claims arising pursuant to the release agreement and an indemnification agreement with the Company). In consideration for such release and in accordance with the terms of Mr. Wuerch’s employment agreement, the Company agreed to pay Mr. Wuerch severance in the gross amount of $450,000. Pursuant to the terms of Mr. Wuerch’s Non-Qualified Stock Option Agreement, dated March 26, 2010, an option with respect to 125,000 additional shares of Common Stock vested and became exercisable effective upon Mr. Wuerch’s termination. The option has an exercise price of $20.40 per share and remained exercisable for 90 days from the termination after which time it expires. Furthermore, in accordance with the terms of a Restricted Stock Grant Agreement, dated January 1, 2008, 17,220 of Mr. Wuerch’s restricted shares of Common Stock vested and became non-forfeitable as of the effective date of Mr. Wuerch’s termination. Following his termination, Mr. Wuerch remains subject to certain non-disclosure and non-solicitation covenants with the non-solicitation obligations continuing for two years from the date of termination. If there is a breach of the release agreement by Mr. Wuerch, among other things, the Company is not obligated to make any more payments under the release agreement.

Allyn P. Hebner

Mr. Hebner served as interim Chief Financial Officer effective August 4, 2008 and was subsequently offered the position of permanent Chief Financial Officer. Upon the commencement of his service as our permanent Chief Financial Officer on March 6, 2009, Mr. Hebner signed an offer letter which adjusted his annual base salary to equal $275,000 to be payable in equal installments on the 15th and the last day of each month. Under the terms of the offer letter, Mr. Hebner was entitled to participate in our CIP with a prorated target earnings opportunity of 55% of his annual base salary for 2010. Mr. Hebner was also eligible to participate in our equity incentive plans and was provided medical, health and dental insurance coverage for himself and his dependents. Upon commencement of employment, Mr. Hebner received a restricted stock award of 166,666 shares under the 2004 Motricity, Inc. Stock Plan. Mr. Hebner’s offer letter stated he was eligible for a “Sale Completion” bonus, should the Company have been sold during the term of his employment. However, no Sale Completion bonus was payable if the value of Mr. Hebner’s accelerated vesting of equity and share ownership resulting from the sale was greater than the Sale Completion bonus otherwise payable. Additionally, Mr. Hebner’s agreement stated that he was subject to the terms and conditions of our non-disclosure agreement, and that he would not serve as a member of another board without prior approval from the Chief Executive Officer. Additionally, no Sale Completion bonus was payable if he was terminated prior to the sale of the Company. The offer letter specified that Mr. Hebner’s employment was “at will” and could be terminated without cause or notice at anytime, but also provided that Mr. Hebner was entitled to severance pay if, as defined in the offer letter, he was terminated without cause or resigned for good reason. Specifically, contingent upon his execution of a release and waiver of claims in favor of the Company, Mr. Hebner was to receive his monthly base salary in effect at the time of termination for a period of nine months. The offer letter specified that, during his employment with us and for nine months thereafter, Mr. Hebner would not engage in specified competitive activities and for two years following his termination solicit our customers or interfere with our business. Mr. Hebner’s offer letter was amended on May 19, 2010 in connection with the Company’s stock becoming publicly traded for purposes of Section 409A of the Code. On March 22, 2011, the Compensation Committee approved increases in Mr. Hebner’s annual base salary and target earnings opportunity percentage under our CIP and a 2011 bonus equity grant under the 2010 LTIP. Mr. Hebner’s annual base salary increased to $300,000, effective March 22, 2011, and his participation in our 2011 CIP was set to increase to a target earnings opportunity of 60% of his annual base salary for 2011. In addition, Mr. Hebner was issued a grant of an option to purchase 45,000 shares of Common Stock under the 2010 LTIP.

On August 31, 2011, the Company entered into a release agreement with Mr. Hebner, effective August 31, 2011, setting forth the terms pursuant to which Mr. Hebner’s employment with the Company was terminated and Mr. Hebner resigned as an officer of the Company. Pursuant to the release agreement, Mr. Hebner agreed to release the Company from all claims arising out of his employment with the Company or the cessation thereof (other than claims arising pursuant to the release agreement and an indemnification agreement with the Company). In consideration for such release and in accordance with the terms of Mr. Hebner’s offer letter, the Company agreed to pay Mr. Hebner severance in the gross amount of $225,000 to be paid in equal installments over nine months following the effective date of the release agreement. In accordance with the terms of a Restricted Stock Grant Agreement, dated May 7, 2009, 36,459 of Mr. Hebner’s restricted shares of Common Stock vested and became non-forfeitable as of the effective date of Mr. Hebner’s termination. Furthermore, Mr. Hebner remains subject to the non-disclosure, non-competition and non-solicitation covenants described above.

Richard E. Leigh, Jr.

Mr. Leigh’s offer letter was signed and accepted on August 12, 2008. The offer letter stated that Mr. Leigh was entitled to an annual base salary of $290,000 payable in equal installments on the 15th and the last day of each month. Under the terms of the offer letter, Mr. Leigh was entitled to participate in our CIP with a target earnings opportunity of 50% of his annual base salary for 2010. Mr. Leigh was eligible to participate in our equity incentive plans and was provided medical, health and dental insurance coverage for himself and his dependents. Upon commencement of employment, Mr. Leigh received a restricted stock award of 133,333 shares under the 2004 Motricity, Inc. Stock Plan. Mr. Leigh’s agreement stated he was eligible for a “Sale Completion” bonus, should the Company have been sold during the term of his employment. However, no Sale Completion bonus was payable if the value of Mr. Leigh’s accelerated vesting of equity and share ownership resulting from the sale was greater than the Sale Completion bonus otherwise payable. Additionally, no Sale Completion bonus was payable if he was terminated prior to the sale of the Company. The offer letter specified that Mr. Leigh’s employment was “at will” and could be terminated without cause or notice at any time, but also provided that Mr. Leigh was entitled to severance pay and health insurance benefits if, as defined in the offer letter, he was terminated without cause or resigned for good reason. Specifically, contingent upon his execution of a release and waiver of claims in favor of the Company, Mr. Leigh was to receive his monthly base salary in effect at the time of termination, along with continued health coverage, for a period of 12 months. Mr. Leigh’s offer letter stated that he was subject to the terms and conditions of our non-disclosure agreement. Mr. Leigh’s offer letter was amended on May 19, 2010 in connection with the Company’s stock becoming publicly traded for purposes of Section 409A of the Code. On March 22, 2011, the Compensation Committee approved increases in Mr. Leigh’s annual base salary and target earnings opportunity percentage under our CIP and a 2011 bonus equity grant under the 2010 LTIP. Mr. Leigh’s annual base salary increased to $300,000, effective March 22, 2011, and his participation in our 2011 CIP was set to increase to a target earnings opportunity of 60% of his annual base salary for 2011. In addition, Mr. Leigh was issued a grant of an option to purchase 45,000 shares of Common Stock under the 2010 LTIP.

On August 31, 2011, the Company entered into a release agreement with Mr. Leigh, setting forth the terms pursuant to which Mr. Leigh’s employment with the Company was terminated and Mr. Leigh resigned as an officer of the Company effective August 31, 2011. Pursuant to the release agreement, Mr. Leigh agreed to release the Company from all claims arising out of his employment with the Company or the cessation thereof (other than claims arising pursuant to the release agreement and an indemnification agreement with the Company). In consideration for such release and in accordance with the terms of Mr. Leigh’s offer letter, the Company agreed to pay Mr. Leigh severance in the gross amount of $300,000 to be paid in equal installments over twelve months following the effective date of the release agreement, together with continued health coverage. In accordance with the terms of a Restricted Stock Grant Agreement, dated January 30, 2009, 20,835 of Mr. Leigh’s restricted shares of Common Stock vested and became non-forfeitable as of the effective date of Mr. Leigh’s termination. Furthermore, Mr. Leigh remains subject to the non-disclosure covenants described above.

James R. Smith, Jr.

Mr. Smith’s offer letter was signed and accepted as of January 8, 2009. The offer letter states that Mr. Smith is entitled to an annual base salary of $332,000 payable in equal installments on the 15th and the last day of each month. Under the terms of the offer letter, Mr. Smith is currently entitled to participate in our CIP with a prorated target earnings opportunity of 55% of his annual base salary for 2010. Mr. Smith may also be eligible to participate in our equity incentive plans and is currently provided medical, health and dental insurance coverage for himself and his dependents. Based upon satisfaction of the terms of his relocation commitment, Mr. Smith received a restricted stock award of 333,333 shares under the 2004 Motricity, Inc. Stock Plan. He also received a grant of an additional 66,666 shares on February 9, 2010, because he was an active employee in good standing on January 5, 2010, the one-year anniversary of his start date with the Company. Mr. Smith’s agreement states that he will be eligible for a “Sale Completion” bonus, should the Company be sold during the term of his employment. However, no Sale Completion bonus is payable if the value of Mr. Smith’s accelerated vesting of equity and share ownership resulting from the sale is greater than the Sale Completion bonus otherwise payable. Additionally, no Sale Completion bonus is payable if he is terminated prior to the sale of the Company. The offer letter specifies that Mr. Smith’s employment is “at will” and can be terminated without cause or notice at any time, but also provides that Mr. Smith will be entitled to severance pay and health insurance benefits if, as defined in the offer letter, he is terminated without cause or resigns for good reason. Specifically, contingent upon his execution of a release and waiver of claims in favor of the Company, Mr. Smith will receive his monthly base salary in effect at the time of termination, along with continued health coverage, for a period of nine months. The offer letter specifies that, during his employment with us and for nine months thereafter, Mr. Smith will not engage in specified competitive activities or solicit our customers or interfere with our business. Mr. Smith’s offer letter states that he is subject to the terms and conditions of our non-disclosure agreement and that he shall not serve as a member of another board without prior approval from the Chief Executive Officer. Mr. Smith’s offer letter was amended on May 19, 2010 in connection with the Company’s stock becoming publicly traded for purposes of Section 409A of the Code. Mr. Smith’s offer letter was further amended on April 19, 2011 to reflect increases in Mr. Smith’s annual base salary and target earnings opportunity percentage under our CIP. Mr. Smith’s annual base salary will increase to $400,000, effective April 7, 2011, and his participation in our 2011 CIP is set to increase to a target earnings opportunity of 75% of his annual base salary for 2011. On April 19, 2011 the Compensation Committee approved a 2011 bonus equity grant to Mr. Smith under the 2010 LTIP. Mr. Smith was issued an option to purchase 120,000 shares of Common Stock under the 2010 LTIP.

Mr. Smith’s offer letter was further amended on August 21, 2011 in connection with his appointment as the Company’s interim Chief Executive Officer, the amendment removes in its entirety Mr. Smith’s right to a “Sale Completion” bonus upon a sale of the Company and provides for a broader definition of “good reason.”

James Ryan

Mr. Ryan’s offer letter was signed and accepted on May 23, 2009. The offer letter stated that Mr. Ryan was entitled to an annual base salary of $275,000 payable in equal installments on the 15th and the last day of each month. Under the terms of the offer letter, Mr. Ryan was entitled to participate in our CIP with a prorated target earnings opportunity of 50% of his annualized base salary for 2010. Mr. Ryan was also eligible to participate in our equity incentive plans and was provided medical, health and dental insurance coverage for himself and his dependents. Upon commencement of employment, Mr. Ryan received a restricted stock award of 233,333 shares under the 2004 Motricity, Inc. Stock Plan. Mr. Ryan’s offer letter also stated that he was eligible for a “Sale Completion” bonus, should the Company have been sold during the term of his employment. However, no Sale Completion bonus was payable if the value of Mr. Ryan’s accelerated vesting of equity and share ownership resulting from the sale was greater than the Sale Completion bonus otherwise payable. Additionally, no Sale Completion bonus was payable if he was terminated prior to the sale of the Company. The offer letter specified that Mr. Ryan’s employment was “at will” and could be terminated without cause or notice at any time, but also provided Mr. Ryan was entitled to severance pay if, as defined in the offer letter, he was terminated without cause or resigned for good reason. Specifically, contingent upon his execution of a release and waiver of claims in favor of the Company, Mr. Ryan was to receive his monthly base salary in effect at the time of termination for a period of nine months. The offer letter specified that, during his employment with us and for nine months thereafter, Mr. Ryan would not engage in specified competitive activities and for two years following his termination of employment he would not solicit our customers or interfere with our business. Mr. Ryan’s offer letter stated that he was subject to the terms and conditions of our non-disclosure agreement. Mr. Ryan’s offer letter was amended on May 19, 2010 in connection with the Company’s stock becoming publicly traded for purposes of Section 409A of the Code. On March 22, 2011, the Compensation Committee approved increases in Mr. Ryan’s annual base salary and target earnings opportunity percentage under our CIP and a 2011 bonus equity grant under the 2010 LTIP. Mr. Ryan’s annual base salary increased to $300,000, effective March 22, 2011, and his participation in our 2011 CIP was set to increase to a target earnings opportunity of 60% of his annual base salary for 2011. In addition, Mr. Ryan was issued a grant of an option to purchase 45,000 shares of Common Stock under the 2010 LTIP.

On August 12, 2011, the Company entered into a release agreement with Mr. Ryan, effective August 15, 2011, setting forth the terms pursuant to which Mr. Ryan’s employment with the Company was terminated and Mr. Ryan resigned as an officer of the Company. Pursuant to the release agreement, Mr. Ryan agreed to release the Company from all claims arising out of his employment with the Company or the cessation thereof (other than claims arising pursuant to the release agreement and an indemnification agreement with the Company). In consideration for such release and in accordance with the terms of Mr. Ryan’s offer letter, the Company agreed to pay Mr. Ryan severance in the gross amount of $225,000 to be paid in equal installments over nine months following the effective date of the release agreement. In accordance with the terms of a Restricted Stock Grant Agreement, dated August 6, 2009, 58,333 of Mr. Ryan’s restricted shares of Common Stock vested and became non-forfeitable as of the effective date of Mr. Ryan’s termination. Furthermore, Mr. Ryan remains subject to the non-disclosure, non-competition and non-solicitation covenants described above.

Charles Scullion

Mr. Scullion has entered into an employment agreement with the Company effective May 12, 2011 for an initial 2 year term, which will automatically renew for successive one year periods unless either the Company or Mr. Scullion provides at least 90 days prior written notice of an intent to terminate the employment agreement earlier. Under the terms of the amended agreement, Mr. Scullion is entitled to an annual base salary of $345,000. Mr. Scullion is a current participant in the 2011 CIP, and has a target earnings opportunity of 70% of his annual base salary. Mr. Scullion’s 2011 CIP award will be prorated for the term of his service during fiscal 2011. In consideration of Mr. Scullion’s relocation from Texas to the state of Washington by July 31, 2011, he received $290,000 as reimbursement of relocation costs subject to forfeiture under the terms of the Company’s relocation program. Mr. Scullion also received commuting expenses for the period from his hire through his permanent relocation. Additionally, in accordance with the terms of his employment agreement, on May 12, 2011, our Compensation Committee approved the grant to Mr. Scullion under the terms of our 2010 LTIP of options to purchase 193,500 shares of Common Stock at $9.00 per share and 40,000 shares of restricted stock, each award to vest in pro-rata equal installments on each of the first four anniversaries of the effective date of the employment agreement, provided that Mr. Scullion remains an employee in good standing on the applicable vesting dates. With respect to such options and such restricted stock, 25% of the outstanding unvested portion of each such award will immediately vest and become exercisable in the event Mr. Scullion resigns for good reason, as defined in the employment agreement, other than due to death or disability. Under the terms of his employment agreement, Mr. Scullion is eligible to participate in the Company’s Severance/Change in Control Plan and contingent upon his execution of a release and waiver of claims in favor of the Company (i) in the event Mr. Scullion is terminated by the Company without cause, as defined the plan, he will receive 9 months of continued base salary payments, and (ii) in the event that after a change in control (as defined in the plan) Mr. Scullion is terminated by the Company without cause or resigns for good reason, each as defined in the plan, he will receive (x) 9 months of continued base salary payments, and (y) accelerated vesting of 50% of all outstanding and unvested options, restricted stock, or performance stock units, which he then holds to acquire securities from the Company. The employment agreement specifies that during his employment with us and for

12 months thereafter, Mr. Scullion will not engage in specified competitive activities and for two years following his termination, he agrees not to solicit our customers or interfere with our business. Mr. Scullion’s agreement states that he is subject to the terms and conditions of our non-disclosure, noncompetition, and intellectual property protection agreement.

C. Stephen Cordial

In connection with Mr. Cordial’s appointment to the position of interim Chief Financial Officer, the Company entered into a Interim Services Agreement with SFN Professional Services LLC, parent to Mr. Cordial’s direct employer Tatum (“SFNPS”), dated August 24, 2011, which sets forth the terms and conditions of the services that Mr. Cordial will provide to the Company. Pursuant to the services agreement, the Company will pay SFNPS a fee of $43,400 per month for Mr. Cordial’s services. The Company or SFNPS may terminate the services agreement at any time, provided that SFNPS must provide the Company with 15 days advance written notice, subject to certain exceptions. Pursuant to the services agreement, SFNPS agrees not to solicit our employees or interfere with our business and agrees to be bound by certain confidentiality terms. A non-disclosure and intellectual property protection agreement executed by Mr. Cordial and attached as an exhibit to the services agreement specifies that during his employment with us Mr. Cordial will not engage in specified competitive activities and for two years following his termination, he agrees not to solicit our customers or interfere with our business. The non-disclosure and intellectual property protection agreement states that Mr. Cordial is further subject to the confidentiality and invention assignment terms and conditions.

Non-Disclosure Agreements

In addition to the restrictive covenants contained in their offer letters and employment agreements, each of the named executive officers have agreed to comply with our non-disclosure and non-competition agreement (the “Non-Disclosure Agreement”) on the following terms, respectively:

Name	Employment Document	Non-Disclosure Agreement	Non- Compete	Non-Solicitation Period Length	Intellectual Property Protection
Ryan K. Wuerch	Employment Agreement	Yes	1 Year	2 Years	1 Year

Allyn P. Hebner	Offer Letter	Yes	9 Months	2 Years	1 Year

Richard E. Leigh, Jr.	Offer Letter	Yes	N/A	N/A	N/A

James R. Smith, Jr.	Offer Letter	Yes	9 Months	9 Months	1 Year

James Ryan	Offer Letter	Yes	9 Months	2 Years	1 Year

Charles Scullion	Employment Agreement	Yes	1 Year	2 Years	1 Year

C. Stephen Cordial	Interim Services Agreement	Yes	N/A	2 Years	1 Year

Each of the named executive officers also agrees that the remedy of damages for any breach by him of the provisions of either the employment agreement, offer letter or the Non-Disclosure Agreement is inadequate and that we may be entitled to injunctive relief, without posting any bond, and each agrees not to oppose granting of such relief on the grounds that the damages would adequately compensate us.

Potential Payments Upon Termination Without Cause or For Good Reason and without a Change of Control

The following table sets forth quantitative estimates of the benefits that would have accrued to each of our named executive officers if his employment had been terminated without cause or had the employee terminated for good reason on December 31, 2010 and a change of control had not occurred on or prior to that date. Amounts below reflect potential payments pursuant to the amended employment agreements and offer letters for such named executive officers. The employment of each of Messrs. Wuerch, Hebner, Leigh and Ryan was terminated after December 31, 2010 and the actual benefits that were paid out to them are disclosed above in the section captioned “—Employment Agreements.”

Name of Executive Officer	Cash Severance Benefits ($)		Continued Health Benefits ($)	Value of Accelerated Equity Awards ($)(3)	Total ($)
Ryan K. Wuerch	821,866	(1)	—	639,579	1,461,445
Allyn P. Hebner	206,250	(2)	—	870,487	1,076,737
Richard E. Leigh, Jr.	290,000	(2)	10,161	541,640	841,801
James R. Smith, Jr.	248,998	(2)	10,161	2,011,781	2,270,940
James Ryan	206,250	(2)	—	1,354,078	1,560,328

(1)	Represents one times base salary plus a pro rated bonus based upon target performance.
(2)	Represents severance equal to 12 months of base salary for Mr. Leigh and severance equal to nine months of base salary for each of Messrs. Hebner, Smith and Ryan. See the section captioned “—Employment Agreements” for a description of the severance payable to the named executive officers.
(3)	Represents accelerated vesting of 50% of each named executive officer’s unvested restricted stock, in accordance with the terms of the restricted share grant agreements where 50% of the unvested restricted shares vest upon a termination without cause or for good reason.

Potential Payments Upon Termination Without Cause or for Good Reason in connection with a Change of Control

The following table sets forth quantitative estimates of the benefits that would have accrued to each of our named executive officers if his employment had been terminated without cause or for good reason upon a change of control on December 31, 2010. Amounts below reflect potential payments pursuant to the amended employment agreements and offer letters for such named executive officers. The employment of each of Messrs. Wuerch, Hebner, Leigh and Ryan was terminated after December 31, 2010 and the actual benefits that were paid out to them are disclosed above in the section captioned “—Employment Agreements.”

Name of Executive Officer	Cash Severance Benefits ($)		Continued Health Benefits ($)	Value of Accelerated Equity Awards ($)(3)	Total ($)
Ryan K. Wuerch	1,329,225	(1)	—	1,279,157	2,608,382
Allyn P. Hebner	206,250	(2)	—	1,740,975	1,947,225
Richard E. Leigh, Jr.	290,000	(2)	10,161	1,083,281	1,383,442
James R. Smith, Jr.	249,000	(2)	10,161	4,023,562	4,282,723
James Ryan	206,250	(2)	—	2,708,156	2,914,406

(1)	Represents two times the sum of (x) his base salary ($450,000) and (y) the average actual annual bonuses received by him over the three-year period prior to the date of his termination ($214,612.50).
(2)

Represents severance equal to 12 months of base salary for Mr. Leigh and severance equal to nine months of base salary for each of Messrs. Hebner, Smith and Ryan. Assumptions on cash severance benefits include a “Sale Completion” bonus based upon the following tables, utilizing a sale price between $100 million and $300 million for each named executive officer, other than Mr. Wuerch. Since no Sale Completion bonus is payable if the value of a named executive officer’s accelerated vesting of equity and share ownership resulting from the sale is greater than the Sale Completion bonus otherwise payable, Messrs. Hebner, Leigh, Smith and Ryan would not receive a Sale Completion bonus. On August 21, 2011, in connection with his appointment as the Company’s interim Chief Executive Officer, Mr. Smith’s offer letter was further amended, removing in its entirety Mr. Smith’s right to a “Sale Completion” bonus upon a sale of the

Company. The other named executive officers listed on this table were terminated prior to the date of this table and are no longer entitled to receive a “Sale Completion” bonus upon a sale of the Company.

For	If Sale of Company is	Sale Completion Bonus Value
Allyn P. Hebner	Less than $100 million	Zero Payout

Richard E. Leigh, Jr.	Between $100 million and	$500,000

James Ryan	$300 million
	Greater than $300 million	0.25% of Sale Price

For	If Sale of Company is	Sale Completion Bonus Value
James R. Smith, Jr.	Less than $100 million	Zero Payout
	Between $100 million and	$750,000
$300 million
	Greater than $300 million	0.65% of Sale Price

For purposes of this chart, a change of control shall be deemed to constitute a Sale under the restricted share agreements.

(3)	Represents accelerated vesting of 100% of each named executive officer’s unvested restricted stock, in accordance with the terms of the restricted share grant agreements where 50% of the unvested restricted shares vest upon a change of control and 50% of the unvested restricted shares vest upon a termination without cause or for good reason. Mr. Wuerch would have been entitled to accelerated vesting of 50% of his stock option award, dated March 26, 2010. However, since the exercise price of his stock option award is greater than our stock price on December 31, 2010, the accelerated vesting of this award has no intrinsic value.

The named executive officers do not receive additional benefits upon a termination due to death or disability (with or without a change of control).

Change of Control with Continued Employment

The following table sets forth the quantitative estimates of the benefits to be received by each named executive officer, if a change of control had occurred on December 31, 2010 and each named executive officer continued his employment with the Company. The employment of each of Messrs. Wuerch, Hebner, Leigh and Ryan was terminated after December 31, 2010 and the actual benefits that were paid out to them are disclosed above in the section captioned “—Employment Agreements.”

Name of Executive Officer	Cash Benefit ($) Sale Bonus	Value of Accelerated Equity Awards ($)(1)	Total ($)
Ryan K. Wuerch	—	639,579	639,579
Allyn P. Hebner	—	870,487	870,487
Richard E. Leigh, Jr.	—	541,640	541,640
James R. Smith, Jr.	—	2,011,781	2,011,781
James Ryan	—	1,354,078	1,354,078

(1)	Represents accelerated vesting of 50% of each named executive officer’s unvested restricted stock, in accordance with the terms of the restricted share grant agreements where 50% of the unvested restricted shares vest upon a change of control.

Director Compensation

To date, we have provided cash compensation to non-employee directors (other than, with respect to the period prior to our initial public offering, directors receiving compensation from and appointed by our principal stockholders, including entities beneficially owned by Carl C. Icahn and funds affiliated with New Enterprises Associates, Inc. and Technology Crossover Ventures) for their services as directors or members of committees of the Board of Directors. We have reimbursed and will continue to reimburse such non-employee directors for their reasonable expenses incurred in attending meetings of our Board of Directors and committees of the Board of Directors.

In accordance with our Compensation Committee Charter, our Compensation Committee has adopted a compensation program for such non-employee directors, or the “Non-Employee Director Compensation Policy.” Pursuant to the Non-Employee Director Compensation Policy for fiscal year 2010 and earlier, each member of our Board of Directors who was not our employee and had not received compensation from, and had not been appointed by, one of our principal stockholders, generally received the following cash compensation for board services, as applicable:

•	$30,000 per year for service as a Board member, paid in equal quarterly installments;

•	$1,000 meeting fee for formal board meetings;

•	$12,500 per year for service as chairperson of the Audit Committee and $7,500 per year for service as chairperson of the Compensation Committee or the Governance and Nominating Committee; and

•

a one time grant of 11,111 stock options upon joining the board to vest 25% on the first anniversary of the date of grant with the remaining portion vesting in pro-rata equal monthly installments over the following three-year period.

As of December 22, 2009, the Compensation Committee had approved and recommended to the Board of Directors, which subsequently approved, board compensation effective for 2010 which provided, among other things, for a grant of 8,000 shares of restricted stock, to vest in three equal installments (on the grant date and the next two anniversaries thereof), upon a director’s initial election to the Board of Directors. Upon commencement of their service to the Board of Directors, each of Mr. Turner and Lady Judge received a grant of 8,000 shares of restricted stock, to vest in three equal installments (on the grant date and the next two anniversaries thereof). On September 28, 2010, the Compensation Committee approved a time frame for annual equity grants for non-employee directors, where annual equity awards are to be made no earlier than on or about May of each year.

On April 4, 2010, the Compensation Committee approved changes and recommended to the Board of Directors, which subsequently approved board compensation effective for 2010 that are deemed to be competitive with the market for non-employee director’s compensation. Such non-employee board members shall receive the following cash compensation: $30,000 annually; the chairperson of the board will receive an additional fee earned of $20,000; the chairperson of each of the Audit Committee and Compensation Committee will receive an additional $15,000 and the chairperson of the Governance and Nominating Committee will receive an additional $10,000. Each of the members of the Audit Committee, Compensation Committee and Governance and Nominating Committee, excluding the chair positions, will receive an additional $5,000. In addition, the Compensation Committee approved and recommended to the Board of Directors, which subsequently approved, the granting of restricted stock equal in value to $140,000 to each non-employee director as part of their annual compensation. The Compensation Committee approved and recommended to the Board of Directors, which subsequently approved, the increase of the restricted stock award from $120,000 to $140,000 in value to compensate the non-employee directors for the additional responsibilities associated with the Company’s stock becoming publicly traded.

On April 29, 2011, the Compensation Committee approved and recommended to the Board of Directors, which subsequently approved, the continuation of the compensation as in effect for the non-employee directors through May 1, 2012 as well as two additional components of compensation for 2011, consisting of: a one-time special retainer of $10,000 for non-employee director members of the Strategic Alternatives Committee for their prior service; and a special meeting fee of $1,500 per meeting to non-employee directors for attendance beginning on May 1, 2011 of more than eight meetings of the Board of Directors or eight meetings of any committee on which they serve through April 30, 2012. For purposes of determining special meeting fees, only meetings that exceed thirty minutes in duration will be counted. The non-employee director compensation policy also provides that non-employee directors must own shares of the Company equal to four times their cash retainer within five years of joining our Board of Directors. As of July 19, 2011, this ownership guideline was revised to require our non-employee members of the board to own three times their cash retainer within five years of joining our Board of Directors.

Subsequent annual grants of equity to such non-employee members of the board, if any, will be made on May 1 of each year in conjunction with the annual meeting of the Company’s stockholders. In accordance with our non-employee director compensation policy, on May 18, 2010, the Compensation Committee recommended that the Board of Directors approve a restricted stock grant equal in value to $140,000 to Mr. Bowden in consideration of his election to the Board of Directors, and a restricted stock grant equal in value to $140,000 to each of Mr. Turner and Lady Judge, respectively, in consideration of their service to the Company, with the number of shares to be granted based on the initial public offering price per share of Common Stock. Such restricted stock awards will vest on the first anniversary of their grant date, subject to accelerated vesting in the event of a “change in control” (as such term is defined in the 2010 LTIP). In addition, on July 5, 2010, the Compensation Committee recommended that the Board of Directors approve a compensation package for each of Hunter Gary, Brett Icahn and Suzanne King, respectively, in consideration of their service to the board and to align their compensation with the other directors, consisting of a cash compensation component in accordance with the non-employee director compensation policy and a restricted stock grant equal in value to $140,000.

Below is a summary table of what our 2010 non-employee board members (other than directors receiving compensation from and appointed by our principal stockholders) have received through December 31, 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Brett Icahn	18,750	114,800	—	—	—	133,550
Barbara Judge (Thomas)	49,845	268,220	—	—	—	318,065
Brian Turner	51,196	268,220	—	—	—	319,416
Hunter Gary	26,786	114,800	—	—	—	141,586
Suzanne King	24,107	114,800	—	—	—	138,907
Sohail Qadri(1)	—	—	—	—	—	0
Keith Daubenspeck(3)	—	—	—	—	—	0
Jeffrey Bowden(4)	—	—	—	—	—	0

(1)	Mr. Qadri resigned from the Board on February 27, 2010 and did not receive compensation as a director for 2010.
(2)	The value of Stock Awards represents the grant date fair value of such award. The fair value of Stock Awards, which are restricted stock, is based on the closing price of our Common Stock on the grant date.
(3)	Mr. Daubenspeck resigned from the Board on January 11, 2010 and did not receive compensation as a director for 2010.
(4)	Mr. Bowden resigned from the Board on February 9, 2011 and did not receive compensation as a director for 2010.

All of our directors are eligible to participate in our 2010 LTIP and their compensatory equity grants will be granted under, and subject to the terms of, the 2010 LTIP.

Limitation of Liability and Indemnification Matters

We have entered into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our Restated Certificate of Incorporation and By-laws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by this person in any action or proceeding arising out of this person’s services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

EXECUTIVE OFFICERS

Set forth below are the name, age, position and a description of the business experience of each of the Company’s executive officers as of September 15, 2011:

Name	Age	Position(s)
James R. Smith, Jr.	44	President and Interim Chief Executive Officer
C. Stephen Cordial	60	Interim Chief Financial Officer and Treasurer
Charles Scullion	40	Chief Strategy and Administrative Officer and Secretary

James R. Smith, Jr. has served as our interim Chief Executive Officer since August 20, 2011. Prior to being appointed to this position, Mr. Smith served as our President and Chief Operating Officer since January 2009. Previously, from 2001 to 2008, Mr. Smith served as vice president and business unit general manager at Avaya, Inc. a communications systems company. Before Avaya, from 1999 to 2001, Mr. Smith was chief operating officer and co-founder of Vector Development, an e-commerce operating company. Earlier in his career, from 1989 to 1999, Mr. Smith held multiple positions with Accenture, most recently as an associate partner.

C. Stephen Cordial has served as our interim Chief Financial Officer since August 24, 2011. Mr. Cordial has been a partner in the Seattle practice of Tatum since June 2011. Prior to joining Tatum, Mr. Cordial founded Cordial Consulting and provided consulting services to private and public companies from early 2005 to May 2011. During this time, Mr. Cordial held several officer positions, including serving as interim chief financial officer for Natural Products Group, a consumer product company during 2010 and 2011 and Actelis Networks, Inc., a telecommunications equipment manufacturing company during 2008 and 2009. Through Cordial Consulting, Mr. Cordial also served in various positions for Callwave Inc., a provider of telecommunications software, including as chief financial officer, principal accounting officer and senior vice president of business strategy from May 2005 to December 2006. Before founding Cordial Consulting, Mr. Cordial served as the chief executive officer and chief financial officer of Somera Communications, Inc., a telecommunications equipment company, as chief financial officer of Xylan Corporation, a data switching solutions company later acquired by Alcatel, and as chief financial officer of PMC-Sierra, Inc. Mr. Cordial also served as the chief financial officer of Nexsi Systems Corporation, a developer of high-end network infrastructure and bandwidth management services from 2001 to 2002. (Nexsi Systems, a private corporation, filed for protection under Chapter 7 of the U.S. Bankruptcy Laws on May 17, 2002.) Mr. Cordial’s career includes more than 25 years of operating and financial management experience in the telecommunications and semiconductor industries. Mr. Cordial earned his masters in business administration from Santa Clara University and his bachelor’s degree in economics from Stanford University.

Charles Scullion has served as our Chief Strategy and Administrative Officer since May 12, 2011. From 1997 through 2010, Mr. Scullion held several positions at the Boston Consulting Group (“BCG”), a global management consulting firm and the world’s leading advisor on business strategy. During his time with BCG, Mr. Scullion served as a partner and managing director in the firm’s technology, media and telecommunications practice. In addition, he was part of the firm’s Americas Leadership Team and was Leader of the Americas Organization Practice Area for several years. Prior to joining BCG, Mr. Scullion was in a leadership position from 1992 through 1995 at Procter & Gamble. Mr. Scullion holds an MBA from Harvard Business School and Bachelor of Engineering Science with Distinction from the University of Western Ontario.

PROPOSALS FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

Pursuant to federal securities laws, any proposal by a stockholder to be presented at the 2012 Annual Meeting of Stockholders and to be included in the Company’s proxy statement must be received at the Company’s executive office at 601 108th Avenue Northeast, Suite 800, Bellevue, Washington 98004, no later than the close of business on July 30, 2012 and no earlier than the close of business on June 30, 2012 and must otherwise comply with the SEC’s rules, to be considered for inclusion in our proxy materials relating to our 2012 Annual Meeting of Stockholders. Proposals should be sent to the attention of the Corporate Secretary.

If you intend to present a proposal at next year’s annual meeting, or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Corporate Secretary at the address above. Pursuant to the Company’s By-laws, in order for business to be properly brought before an annual meeting of stockholders by a stockholder, the stockholder must give written notice of such stockholder’s intent to bring a matter before the annual meeting no later than ninety days prior to the first anniversary of the preceding year’s annual meeting and no earlier than one hundred twenty days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the annual meeting is convened more than thirty days prior to or delayed by more than thirty days after such anniversary date, or if no annual meeting was held in the preceding year, notice must be received no later than the close of business on the later of the 90th day prior to the meeting or the 15th day following the day on which public announcement of the date of such meeting is made.

You may contact our Corporate Secretary at our principal executive offices for a copy of the relevant By-Law provisions regarding the requirements for making stockholder proposals and nominating director candidates.

GENERAL

The information set forth in this Proxy Statement under the caption “Report of the Audit Committee of the Board of Directors” shall not be deemed to be (i) incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that in any such filing the Company expressly incorporates such information by reference, or (ii)  “soliciting material” or “filed” with the SEC.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Lady Barbara Judge CBE

Chairman of the Board of Directors

September     , 2011

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, including the financial statements and the financial statement schedules thereto, is available without charge upon written request to: Motricity, Inc., c/o The Blueshirt Group, 456 Montgomery Street, 11th Floor, San Francisco, CA 94104, Attention: Investor Relations Department.

APPENDIX A

MOTRICITY, INC.

2010 LONG TERM INCENTIVE PLAN

As Amended and Restated on September 26, 2011

and Approved by Stockholders on October     , 2011

MOTRICITY, INC.

2010 LONG TERM INCENTIVE PLAN

As Amended and Restated on September 26, 2011

and Approved by Stockholders on October     , 2011

A-i

MOTRICITY, INC.

2010 LONG TERM INCENTIVE PLAN

As Amended and Restated on September 26, 2011

and Approved by Stockholders on October     , 2011

ARTICLE I

PURPOSE

The purpose of this Motricity, Inc. 2010 Long Term Incentive Plan is to enhance the profitability and value of the Company for the benefit of its stockholders by enabling the Company to offer Eligible Individuals cash and stock-based incentives in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s stockholders. The Plan is effective as of the date set forth in Article XV.

ARTICLE II

DEFINITIONS

For purposes of this Plan, the following terms shall have the following meanings:

2.1 “Acquisition Event” has the meaning set forth in Section 4.2(d).

2.2 “Affiliate” means each of the following: (a) any Subsidiary; (b) any Parent; (c) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Affiliates; (d) any trade or business (including, without limitation, a partnership or limited liability company) which directly or indirectly controls 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) of the Company; and (e) any other entity in which the Company or any of its Affiliates has a material equity interest and which is designated as an “Affiliate” by resolution of the Committee; provided that, unless otherwise determined by the Committee, the Common Stock subject to any Award constitutes “service recipient stock” for purposes of Section 409A of the Code or otherwise does not subject the Award to Section 409A of the Code.

2.3 “Award” means any award under the Plan of any Stock Option, Stock Appreciation Right, Restricted Stock, Performance Award, Other Stock-Based Award or Other Cash-Based Award. All Awards shall be granted by, confirmed by, and subject to the terms of, a written agreement executed by the Company and the Participant.

2.4 “Award Agreement” means the written or electronic agreement setting forth the terms and conditions applicable to an Award.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Cause” means, with respect to any Participant, his or her (i) failure to perform his or her duties; (ii) commission of, or indictment for a felony or any crime involving fraud or embezzlement or dishonesty or conviction of, or plea of nolo contendere to a misdemeanor (other than a traffic violation) punishable by imprisonment under federal, state or local law; (iii) engagement in an act of fraud or of willful dishonesty towards the Company or any of its Affiliates; (iv) misconduct or negligence while employed by the Company or any of its Affiliates; (v) violation of a federal or state securities law or regulation or employment law; (vi) dishonesty detrimental to the Company or any of its Affiliates; (vii) conduct involving any immoral acts which is reasonably likely to impair the reputation of the Company or any of its Affiliates; (viii) disloyalty to the Company or any of its Affiliates; (ix) use of a controlled substance without a prescription or the use of alcohol which impairs Participant’s ability to carry out Participant’s duties and responsibilities; (x) violation by a Participant of the Company’s policies and procedures or any breach of any agreement between the Company and Participant; or (xi) embezzlement and/or misappropriation of property of the Company or any of its Affiliates. With respect to a Participant’s Termination of Directorship, “cause” also means an act or failure to act that constitutes cause for removal of a director under applicable Delaware law.

2.7 “Code” means the Internal Revenue Code of 1986, as amended. Any reference to any section of the Code shall also be a reference to any successor provision and any Treasury Regulation promulgated thereunder.

2.8 “Committee” means the Compensation Committee of the Board.

2.9 “Common Stock” means the Common Stock, $0.001 par value per share, of the Company.

2.10 “Company” means Motricity, Inc., a Delaware corporation, and its successors by operation of law.

2.11 “Consultant” means any natural person who is an advisor or consultant to the Company or its Affiliates.

2.12 “Disability” means, unless otherwise determined by the Committee in the applicable Award Agreement, with respect to a Participant’s Termination, a permanent and total disability as defined in Section 22(e)(3) of the Code. A Disability shall only be deemed to occur at the time of the determination by the Committee of the Disability. Notwithstanding the foregoing, for Awards that are subject to Section 409A of the Code, Disability shall mean that a Participant is disabled under Section 409A(a)(2)(C)(i) or (ii) of the Code.

2.13 “Disparagement” means making comments or statements to the press, the Company’s or its Affiliates’ employees, consultants or any individual or entity with whom the Company or its Affiliates has a business relationship or any other Person or entity which could reasonably be expected to adversely affect in any manner: (a) the conduct of the business of the Company or its Affiliates (including, without limitation, any products or business plans or prospects); or (b) the business reputation of the Company or its Affiliates, or any of their products, or their past or present officers, directors or employees.

2.14 “Effective Date” means the effective date of the Plan as defined in Article XV.

2.15 “Eligible Employees” means each employee of the Company or an Affiliate.

2.16 “Eligible Individual” means an Eligible Employee, Non-Employee Director or Consultant who is designated by the Committee in its discretion as eligible to receive Awards subject to the conditions set forth herein.

2.17 “Exchange Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.18 “Executive” means an executive officer of the Company or an Affiliate.

2.19 “Fair Market Value” means, for purposes of the Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, as of any date and except as provided below, the last sales price reported for the Common Stock on the applicable date: (a) as reported on the principal national securities exchange in the United States on which it is then traded or (b) if the Common Stock is not traded, listed or otherwise reported or quoted, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate taking into account the requirements of Section 409A of the Code. For purposes of the grant of any Award, the applicable date shall be the trading day immediately prior to the date on which the Award is granted. For purposes of the exercise of any Award, the applicable date shall be the date a notice of exercise is received by the Committee or, if not a day on which the applicable market is open, the next day that it is open.

2.20 “Family Member” means “family member” as defined in Section A.1.(5) of the general instructions of the Form S-8 registration statement, or successor form, promulgated by the Securities and Exchange Commission.

2.21 “Incentive Stock Option” means any Stock Option awarded to an Eligible Employee of the Company, its Subsidiaries and its Parents (if any) under this Plan intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.

2.22 “Non-Employee Director” means a director or a member of the Board of the Company or any Affiliate who is not an active employee of the Company or any Affiliate.

2.23 “Non-Qualified Stock Option” means any Stock Option awarded under the Plan that is not an Incentive Stock Option.

2.24 “Non-Tandem Stock Appreciation Right” shall mean the right to receive an amount in cash and/or stock equal to the difference between (x) the Fair Market Value of a share of Common Stock on the date such right is exercised, and (y) the aggregate exercise price of such right, otherwise than on surrender of a Stock Option.

2.25 “Other Cash-Based Award” means an Award granted pursuant to Section 10.3 of the Plan and payable in cash at such time or times and subject to such terms and conditions as determined by the Committee in its sole discretion.

2.26 “Other Stock-Based Award” means an Award under Article X of the Plan that is valued in whole or in part by reference to, or is payable in or otherwise based on, Common Stock, including, without limitation, an Award valued by reference to an Affiliate.

2.27 “Parent” means any parent corporation of the Company within the meaning of Section 424(e) of the Code.

2.28 “Participant” means an Eligible Individual to whom an Award has been granted pursuant to the Plan.

2.29 “Performance Award” means an Award granted to a Participant pursuant to Article IX hereof contingent upon achieving certain Performance Goals.

2.30 “Performance Goals” means goals established by the Committee as contingencies for Awards to vest and/or become exercisable or distributable based on one or more of the performance goals set forth in Exhibit A hereto.

2.31 “Performance Period” means the period designated by the Committee during which the Performance Goals must be satisfied with respect to the Award to which the Performance Goals relate.

2.32 “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

2.33 “Plan” means this Motricity, Inc. 2010 Long Term Incentive Plan, as amended from time to time.

2.34 “Reference Stock Option” has the meaning set forth in Section 7.1.

2.35 “Registration Date” means the date on which the Company sells its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement under the Securities Act.

2.36 “Restricted Stock” means an Award of shares of Common Stock under the Plan that is subject to restrictions under Article VIII.

2.37 “Restriction Period” has the meaning set forth in Section 8.3(a) with respect to Restricted Stock.

2.38 “Rule 16b-3” means Rule 16b-3 under Section 16(b) of the Exchange Act as then in effect or any successor provision.

2.39 “Section 162(m) of the Code” means the exception for performance-based compensation under Section 162(m) of the Code and any applicable treasury regulations thereunder.

2.40 “Section 409A of the Code” means the nonqualified deferred compensation rules under Section 409A of the Code and any applicable treasury regulations and other official guidance thereunder.

2.41 “Securities Act” means the Securities Act of 1933, as amended and all rules and regulations promulgated thereunder. Reference to a specific section of the Securities Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.42 “Stock Appreciation Right” shall mean the right pursuant to an Award granted under Article VII.

2.43 “Stock Option” or “Option” means any option to purchase shares of Common Stock granted to Eligible Individuals granted pursuant to Article VI.

2.44 “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(1) of the Code.

2.45 “Tandem Stock Appreciation Right” shall mean the right to surrender to the Company all (or a portion) of a Stock Option in exchange for an amount in cash and/or stock equal to the difference between (i) the Fair Market Value on the date such Stock Option (or such portion thereof) is surrendered, of the Common Stock covered by such Stock Option (or such portion thereof), and (ii) the aggregate exercise price of such Stock Option (or such portion thereof).

2.46 “Ten Percent Stockholder” means a Person owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, its Subsidiaries or its Parent.

2.47 “Termination” means a Termination of Consultancy, Termination of Directorship or Termination of Employment, as applicable.

2.48 “Termination of Consultancy” means: (a) that the Consultant is no longer acting as a consultant to the Company or an Affiliate thereof; or (b) when an entity which is retaining a Participant as a Consultant ceases to be an Affiliate unless the Participant otherwise is, or thereupon becomes, a Consultant to the Company or another Affiliate thereof at the time the entity ceases to be an Affiliate. In the event that a Consultant becomes an Eligible Employee or a Non-Employee Director upon the termination of his or her consultancy, unless otherwise determined by the Committee, in its sole discretion, no Termination of Consultancy shall be deemed to occur until such time as such Consultant is no longer a Consultant, an Eligible Employee or a Non-Employee Director. Notwithstanding the foregoing, the Committee may otherwise define Termination of Consultancy in the Award Agreement or, if no rights of a Participant are reduced, may otherwise define Termination of Consultancy thereafter, provided that any such change to the definition of the term “Termination of Consultancy” does not subject the applicable Stock Option to Section 409A of the Code without the Participant’s prior written consent.

2.49 “Termination of Directorship” means that the Non-Employee Director has ceased to be a director of the Company; except that if a Non-Employee Director becomes an Eligible Employee or a Consultant upon the termination of his or her directorship, his or her ceasing to be a director of the Company shall not be treated as a Termination of Directorship unless and until the Participant has a Termination of Employment or Termination of Consultancy, as the case may be.

2.50 “Termination of Employment” means: (a) a termination of employment (for reasons other than a military or personal leave of absence granted by the Company) of a Participant from the Company and its Affiliates; or (b) when an entity which is employing a Participant ceases to be an Affiliate thereof, unless the Participant otherwise is, or thereupon becomes, employed by the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that an Eligible Employee becomes a Consultant or a Non-Employee Director upon the termination of his or her employment, unless otherwise determined by the Committee, in its sole discretion, no Termination of Employment shall be deemed to occur until such time as such Eligible Employee is no longer an Eligible Employee, a Consultant or a Non-Employee Director. Notwithstanding the foregoing, the Committee may otherwise define Termination of Employment in the Award Agreement or, if no rights of a Participant are reduced, may otherwise define Termination of Employment thereafter, provided that any such change to the definition of the term “Termination of Employment” does not subject the applicable Stock Option to Section 409A of the Code without the Participant’s prior written consent.

2.51 “Transfer” means: (a) when used as a noun, any direct or indirect transfer, sale, assignment, pledge, hypothecation, encumbrance or other disposition (including the issuance of equity in any entity), whether for value or no value and whether voluntary or involuntary (including by operation of law), and (b) when used as a verb, to directly or indirectly transfer, sell, assign, pledge, encumber, charge, hypothecate or otherwise dispose of (including the issuance of equity in any entity) whether for value or for no value and whether voluntarily or involuntarily (including by operation of law). “Transferred” and “Transferable” shall have a correlative meaning.

2.52 “Transition Period” means the period beginning with the Registration Date and ending as of the earlier of: (i) the date of the first annual meeting of stockholders of the Company at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the Registration Date occurs; and (ii) the expiration of the “reliance period” under Treasury Regulation Section  1.162-27(f)(2).

ARTICLE III

ADMINISTRATION

3.1 The Committee. The Plan shall be administered and interpreted by the Committee. To the extent required by applicable law, rule or regulation, it is intended that each member of the Committee shall qualify as (a) a “non-employee director” under Rule 16b-3, (b) an “outside director” under Code Section 162(m) and (c) an “independent director” under the rules of the principal U. S. national securities exchange or national securities association on which the shares are listed.

3.2 Grants of Awards. The Committee shall have full authority to grant, pursuant to the terms of this Plan, to Eligible Individuals: (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock, (iv) Performance Awards; (v) Other Stock-Based Awards; and (vi) Other Cash-Based Awards. In particular, the Committee shall have the authority:

(a) to select the Eligible Individuals to whom Awards may from time to time be granted hereunder;

(b) to determine whether and to what extent Awards, or any combination thereof, are to be granted hereunder to one or more Eligible Individuals;

(c) to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(d) to determine the amount of cash to be covered by each Award granted hereunder;

(e) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder (including, but not limited to, the exercise or purchase price (if any), any restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture restrictions or waiver thereof, regarding any Award and the shares of Common Stock relating thereto, based on such factors, if any, as the Committee shall determine, in its sole discretion);

(f) to determine whether, to what extent and under what circumstances grants of Options and other Awards under the Plan are to operate on a tandem basis and/or in conjunction with or apart from other awards made by the Company outside of this Plan;

(g) to determine whether and under what circumstances a Stock Option may be settled in cash, Common Stock and/or Restricted Stock under Section 6.4(d);

(h) to determine whether a Stock Option is an Incentive Stock Option or Non-Qualified Stock Option;

(i) to determine whether to require a Participant, as a condition of the granting of any Award, to not sell or otherwise dispose of shares acquired pursuant to the exercise of an Award for a period of time as determined by the Committee, in its sole discretion, following the date of the acquisition or exercise of such Award; and

(j) to modify, extend or renew an Award, subject to Article XII and Section 6.4(l), provided, however, that such action does not subject the Award to Section 409A of the Code without the consent of the Participant.

3.3 Guidelines. Subject to Article XII hereof, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by applicable law and applicable stock exchange rules), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of the Plan. The Committee may adopt special guidelines and provisions for persons who are residing in or employed in, or subject to, the taxes of, any domestic or foreign jurisdictions to comply with applicable tax and securities laws of such domestic or foreign jurisdictions. Notwithstanding the foregoing, no amendment, suspension or termination under this Section 3.3 shall impair the rights of any Participant without the consent of such Participant. To the extent applicable, this Plan is intended to comply with the applicable requirements of Rule 16b-3, and with respect to Awards intended to be “performance-based,” the applicable provisions of Section 162(m) of the Code, and the Plan shall be limited, construed and interpreted in a manner so as to comply therewith.

3.4 Decisions Final. Any decision, interpretation or other action made or taken in good faith by or at the direction of the Company, the Board or the Committee, in each case as permitted herein, arising out of or in connection with the Plan shall be within the absolute discretion of all and each of them, as the case may be, and shall be final, binding and conclusive on the Company and all employees and Participants and their respective heirs, executors, administrators, successors and assigns.

3.5 Procedures. All actions of the Committee hereunder shall be taken in accordance with the Committee’s Charter as in effect from time to time.

3.6 Designation of Consultants/Liability.

(a) The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more Non-Employee Directors and/or officers of the Company; provided, however, that the Committee may not delegate its authority or power if prohibited by applicable law or the applicable exchange rules.

(b) The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant or agent shall be paid by the Company. The Committee, its members and any Person designated pursuant to sub-section (a) above shall not be liable for any action or determination made in good faith with respect to the Plan to the maximum extent permitted by applicable law and the Certificate of Incorporation and By-Laws of the Company. To the maximum extent permitted by applicable law, no officer of the Company or member or former member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it to the maximum extent permitted by applicable law and the Certificate of Incorporation and By-Laws of the Company.

3.7 Indemnification. To the maximum extent permitted by applicable law and the Certificate of Incorporation and By-Laws of the Company and to the extent not covered by insurance directly insuring such person, each officer or employee of the Company or any Affiliate thereof and each member or former member of the Committee or the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel reasonably acceptable to the Committee) or liability (including any sum paid in settlement of a claim with the approval of the Committee), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted by applicable law and the Certificate of Incorporation and By-Laws of the Company, arising out of any act or omission to act in connection with the administration of the Plan, except to the extent arising out of such officer’s, employee’s, member’s or former member’s own fraud or bad faith. Such indemnification shall be in addition to any right of indemnification the employees, officers, directors or members or former officers, directors or members may have under applicable law or under the Certificate of Incorporation or By-Laws of the Company or any Affiliate thereof. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to Awards granted to him or her under this Plan.

ARTICLE IV

SHARE LIMITATION

4.1 Shares.

(a) The aggregate number of shares of Common Stock that may be issued or used for reference purposes or with respect to which Awards may be granted under the Plan as of the Effective Date shall be 6,365,621 shares (subject to any increase or decrease pursuant to this Section 4.1(a) or Section 4.2 below), which may be either authorized and unissued Common Stock or Common Stock held in or acquired for the treasury of the Company or both, and of such 6,365,621 shares, the maximum number of shares of Common Stock with respect to which Incentive Stock Options may be granted under the Plan shall be 6,365,621 shares. With respect to Stock Appreciation Rights settled in Common Stock, upon settlement, only the number of shares of Common Stock delivered to a Participant (based on the difference between the Fair Market Value of the shares of Common Stock subject to such Stock Appreciation Right on the date such Stock Appreciation Right is exercised and the exercise price of each Stock Appreciation Right on the date such Stock Appreciation Right was awarded) shall count against the aggregate and individual share limitations set forth under Sections 4.1(a) and 4.1(b). If any Option, Stock Appreciation Right or Other Stock-Based Awards granted under the Plan expires, terminates or is canceled for any reason without having been exercised in full, the number of shares of Common Stock underlying any unexercised Award shall again be available for the purpose of Awards under the Plan. If any shares of Restricted Stock, Performance Awards or Other Stock-Based Awards denominated in shares of Common Stock awarded under the Plan to a Participant are forfeited for any reason or tendered or withheld in payment of option price or for withholding taxes, the number of forfeited or otherwise tendered shares of Restricted Stock, Performance Awards or Other Stock-Based Awards denominated in shares of Common Stock shall again be available for purposes of Awards under the Plan. If a Tandem Stock Appreciation Right or a Limited Stock Appreciation Right is granted in tandem with an Option, such grant shall only apply once against the maximum number of shares of Common Stock which may be issued under the Plan. Any Award under the Plan settled in cash (including any portion of an Award settled through share withholding) shall not be counted against the foregoing maximum share limitations. Any shares issued in connection with awards that are assumed, converted or substituted pursuant to a merger or any acquisition shall not be counted against the foregoing maximum share limitations. Any shares available under a stockholder approved plan of an acquired company (as properly adjusted to reflect the transaction) may be used for awards under the plan to individuals who were not employees of the Company prior to the transaction, such shares shall not be counted against the foregoing maximum share limitations.

(b) Individual Participant Limitations. The following individual Participant limitations shall only apply after the expiration of the Transition Period, to the extent required by Section 162(m) of the Code for Awards under the Plan to qualify as “performance-based compensation:”

(i) The maximum number of shares of Common Stock subject to any Award of Stock Options, or Stock Appreciation Rights, or shares of Restricted Stock, or Other Stock-Based Awards for which the grant of such Award or the lapse of the relevant Restriction Period is subject to the attainment ‘of Performance Goals in accordance with Section 8.3(a)(ii) which may be granted under the Plan during any fiscal year of the Company to any Participant shall be 266,666 shares per type of Award (which shall be subject to any further increase or decrease pursuant to Section 4.2), provided that the maximum number of shares of Common Stock issued in any one year period for all types of Awards does not exceed four percent (4%) of the Company’s issued and outstanding shares of Common Stock (which shall be subject to any further increase or decrease pursuant to Section 4.2) during any fiscal year of the Company. If a Tandem Stock Appreciation Right is granted or a Limited Stock Appreciation Right is granted in tandem with a Stock Option, it shall apply against the Participant’s individual share limitations for both Stock Appreciation Rights and Stock Options.

(ii) There are no annual individual share limitations applicable to Participants on Restricted Stock or Other Stock-Based Awards for which the grant, vesting or payment (as applicable) of any such Award is not subject to the attainment of Performance Goals.

(iii) The maximum number of shares of Common Stock subject to any Performance Award which may be granted under the Plan during any fiscal year of the Company to any Participant shall be 266,666 shares (which shall be subject to any further increase or decrease pursuant to Section 4.2) with respect to any fiscal year of the Company.

(iv) The maximum value of a cash payment made under a Performance Award which may be granted under the Plan with respect to any fiscal year of the Company to any Participant shall be $5,440,000.

(v) The maximum value of cash payments made under Performance Awards granted under the Plan with respect to any fiscal year of the Company to all Participants shall be $14,104,670.16.

(vi) The individual Participant limitations set forth in this Section 4.1(b) (other than Section 4.1(b)(iii)) shall be cumulative; that is, to the extent that shares of Common Stock for which Awards are permitted to be granted to a Participant during a fiscal year are not covered by an Award to such Participant in a fiscal year, the number of shares of Common Stock available for Awards to such Participant shall automatically increase in the subsequent fiscal years during the term of the Plan until used.

4.2 Changes.

(a) The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger or consolidation of the Company or any Affiliate, (iii) any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock, (iv) the dissolution or liquidation of the Company or any Affiliate, (v) any sale or transfer of all or part of the assets or business of the Company or any Affiliate or (vi) any other corporate act or proceeding.

(b) Subject to the provisions of Section 4.2(d), if there shall occur any such change in the capital structure of the Company by reason of any stock split, reverse stock split, stock dividend, subdivision, combination or reclassification of shares that may be issued under the Plan, any recapitalization, any merger, any consolidation, any spin off, any reorganization or any partial or complete liquidation, or any other corporate transaction or event having an effect similar to any of the foregoing (a “Section 4.2 Event”), then, including Section 4.1(b), (i) the aggregate number and/or kind of shares that thereafter may be issued under the Plan, (ii) the number and/or kind of shares or other property (including cash) to be issued upon exercise of an outstanding Award granted under the Plan, and/or (iii) the purchase price thereof, shall be appropriately adjusted. In addition, subject to Section 4.2(d), if there shall occur any change in the capital structure or the business of the Company that is not a Section 4.2 Event (an “Other Extraordinary Event”), including by reason of any extraordinary dividend (whether cash or stock), any conversion, any adjustment, any issuance of any class of securities convertible or exercisable into, or exercisable for, any class of stock, or any sale or transfer of all or substantially all of the Company’s assets or business, then the Committee, in its sole discretion, may adjust any Award and make such other adjustments to the Plan. Any adjustment pursuant to this Section 4.2 shall be consistent with the applicable Section 4.2 Event or the applicable Other Extraordinary Event, as the case may be, and in such manner as the Committee may, in its sole discretion, deem appropriate and equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, Participants under the Plan. Any such adjustment determined by the Committee shall be final, binding and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors and permitted assigns. Except as expressly provided in this Section 4.2 or in the applicable Award Agreement, a Participant shall have no rights by reason of any Section 4.2 Event or any Other Extraordinary Event.

(c) Fractional shares of Common Stock resulting from any adjustment in Awards pursuant to Section 4.2(a) or 4.2(b) shall be aggregated until, and eliminated at, the time of exercise by rounding-down for fractions less than one-half and rounding-up for fractions equal to or greater than one-half. No cash settlements shall be made with respect to fractional shares eliminated by rounding. Notice of any adjustment shall be given by the Committee to each Participant whose Award has been adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

(d) In the event of a merger or consolidation in which the Company is not the surviving entity or in the event of any transaction that results in the acquisition of a majority of the Company’s outstanding Common Stock by a single Person or entity or by a group of Persons and/or entities acting in concert, or in the event of the sale or transfer of all or substantially all of the Company’s assets (all of the foregoing being referred to as an “Acquisition Event”), then the Committee may, in its sole discretion, terminate all outstanding and unexercised Stock Options, Stock Appreciation Rights, or any Other Stock-Based Award that provides for a Participant elected exercise, effective as of the date of the Acquisition Event, by (i) cashing out such awards upon the date of consummation of the Acquisition Event or (ii) delivering notice of termination of such outstanding and unexercised Stock Options, Stock Appreciation Rights, or any Other Stock-Based Award to each Participant at least 20 days prior to the date of consummation of the Acquisition Event, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Acquisition Event, each such Participant shall have the right to exercise in full all of his or her Awards that are then outstanding (without regard to any limitations on exercisability otherwise contained in the Award Agreements), but any such exercise shall be contingent on the occurrence of the Acquisition Event, and, provided that, if the Acquisition Event does not take place within the period after giving such notice, specified in such notice, for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void.

If an Acquisition Event occurs but the Committee does not terminate the outstanding Awards pursuant to this Section 4.2(d), then the provisions of Section 4.2(b) and Article XI shall apply.

4.3 Minimum Purchase Price. Notwithstanding any provision of the Plan to the contrary, if authorized but previously unissued shares of Common Stock are issued under the Plan, such shares shall not be issued for a consideration that is less than as permitted under applicable law.

ARTICLE V

ELIGIBILITY

5.1 General Eligibility. To be eligible to be granted an Award, a Person must be an “Eligible Individual” on the date of grant of such Award. Eligibility for the grant of Awards and actual participation in the Plan shall be determined by the Committee in its sole discretion.

5.2 Incentive Stock Options. Notwithstanding the foregoing, only Eligible Employees of the Company, its Subsidiaries and its Parent (if any) are eligible to be granted Incentive Stock Options under the Plan. Eligibility for the grant of an Incentive Stock Option and actual participation in the Plan shall be determined by the Committee in its sole discretion.

5.3 General Requirement. The vesting and exercise of Awards granted to a prospective Eligible Individual are conditioned upon such individual actually being an Eligible Employee, Consultant or Non-Employee Director, respectively.

ARTICLE VI

STOCK OPTIONS

6.1 Options. Stock Options may be granted alone or in addition to other Awards granted under the Plan. Each Stock Option granted under the Plan shall be of one of two types: (a) an Incentive Stock Option or (b) a Non-Qualified Stock Option.

6.2 Grants. The Committee shall have the authority to grant to any Eligible Employee one or more Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options. The Committee shall have the authority to grant any Consultant or Non-Employee Director one or more Non-Qualified Stock Options. To the extent that any Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Stock Option or the portion thereof which does not so qualify shall constitute a separate Non-Qualified Stock Option.

6.3 Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of the Participants affected, to disqualify any Incentive Stock Option under such Section 422.

6.4 Terms of Options. Options granted under the Plan shall be subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

(a) Exercise Price. The exercise price per share of Common Stock subject to a Stock Option shall be determined by the Committee at the time of grant, provided that the per share exercise price of a Stock Option shall not be less than 100% (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 110%) of the Fair Market Value of the Common Stock at the time of grant.

(b) Stock Option Term. The term of each Stock Option shall be fixed by the Committee, provided that no Stock Option shall be exercisable more than 5 years after the date the Option is granted.

(c) Exercisability. Unless otherwise provided by the Committee in accordance with the provisions of this Section 6.4, Stock Options granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant. If the Committee provides, in its discretion, that any Stock Option is exercisable subject to certain limitations (including, without limitation, that such Stock Option is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time at or after the time of grant in whole or in part (including, without limitation, waiver of the installment exercise provisions or acceleration of the time at which such Stock Option may be exercised), based on such factors, if any, as the Committee shall determine, in its sole discretion.

Unless otherwise determined by the Committee at the time of grant, the Option agreement shall provide that (i) in the event that the Participant is terminated for Cause prior to any exercise of the Stock Option (whether vested or unvested), all Stock Options held by the Participant shall thereupon terminate and expire, (ii) as a condition of the exercise of a Stock Option, the Participant shall be required to certify (or shall be deemed to have certified) at the time of exercise in a manner acceptable to the Company that the Participant is in compliance with the terms and conditions of the Plan and that the Participant has not engaged in, and does not intend to engage in behavior that would result in a Termination for Cause and (iii) in the event that the Participant is terminated for Cause during the later of (x) the twelve (12) month period following exercise or (y) the twenty-four (24) month period following the date the Option becomes vested, then the Company shall be entitled to recover from the Participant an amount equal to the following: any gain realized as a result of the exercise of the Option (computed by subtracting the aggregate exercise price of the Options from the aggregate market value at the close of business on the day of exercise of the shares of Common Stock acquired upon the exercise of the Options) plus the gain realized upon disposition of the shares of Common Stock acquired upon exercise of the Option (computed by subtracting the aggregate market value of the Common Stock at the close of business on the day of exercise from the aggregate sale price of the shares of Common Stock) during the aforementioned periods and further that there shall be no requirement that the Participant has disposed of the shares of Common Stock acquired upon exercise of the Option to recover the gain realized on exercise of the Option.

(d) Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under Section 6.4(c), to the extent vested, Stock Options may be exercised in whole or in part at any time during the Option term, by giving written notice of exercise to the Company specifying the number of shares of Common Stock to be purchased. Such notice shall be accompanied by payment in full of the purchase price as follows: (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) solely to the extent permitted by applicable law, if the Common Stock is traded on a national securities exchange, and the Committee authorizes, through a procedure whereby the Participant delivers irrevocable instructions to a broker reasonably acceptable to the Committee to deliver promptly to the Company an amount equal to the purchase price; or (iii) on such other terms and conditions as may be acceptable to the Committee (including, without limitation, the Company withholding shares of Common Stock issuable upon exercise of a Stock Option or by payment in full or in part in the form of Common Stock owned by the Participant based on the Fair Market Value of the Common Stock on the payment date as determined by the Committee). Any payment permitted by methods listed in subsections (i) and (ii) above shall be expressly included in the terms of the Option agreement. No shares of Common Stock shall be issued until payment therefore, as provided herein, has been made or provided for.

(e) Non-Transferability of Options. No Stock Option shall be Transferable by the Participant otherwise than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the Participant’s lifetime, only by the Participant. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, at the time of grant or thereafter that a Non-Qualified Stock Option that is otherwise not Transferable pursuant to this Section is Transferable to a Family Member in whole or in part and in such circumstances, and under such conditions, as specified by the Committee. A Non-Qualified Stock Option that is Transferred to a Family Member pursuant to the preceding sentence (i) may not be subsequently Transferred otherwise than by will or by the laws of descent and distribution and (ii) remains subject to the terms of this Plan and the applicable Award Agreement. Any shares of Common Stock acquired upon the exercise of a Non-Qualified Stock Option by a permissible transferee of a Non-Qualified Stock Option or a permissible transferee pursuant to a Transfer after the exercise of the Non-Qualified Stock Option shall be subject to the terms of this Plan and the applicable Award Agreement.

(f) Termination by Death, Disability or Retirement. Unless otherwise determined by the Committee at the time of grant, or the rights of the Participant are otherwise reduced or terminated as a result of the terms and conditions hereunder, if a Participant’s Termination is by reason of death, Disability or retirement, all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant at any time within a period of one year from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options; provided, however, that if the Participant dies within such exercise period, all unexercised Stock Options held by such Participant shall thereafter be exercisable, to the extent to which they were exercisable at the time of death, for a period of one year from the date of such death, but in no event beyond the expiration of the stated term of such Stock Options.

(g) Involuntary Termination Without Cause. Unless otherwise determined by the Committee at the time of grant, or the rights of the Participant are otherwise reduced or terminated as a result of the terms and conditions hereunder, if a Participant’s Termination is by involuntary termination without Cause, all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant at any time within a period of 90 days from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options.

(h) Voluntary Termination. Unless otherwise determined by the Committee at the time of grant, or the rights of the Participant are otherwise reduced or terminated as a result of the terms and conditions hereunder, if a Participant’s Termination is voluntary (other than a voluntary termination described in Section 6.4(i)(y) hereof), all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant at any time within a period of 30 days from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options.

(i) Termination for Cause. Unless otherwise determined by the Committee at the time of grant, or the rights of the Participant are otherwise reduced or terminated as a result of the terms and conditions hereunder, if a Participant’s Termination (x) is for Cause or (y) is a voluntary Termination (as provided in Section 6.4(h)) after the occurrence of an event that could be grounds for a Termination for Cause, all Stock Options, whether vested or not vested, that are held by such Participant shall thereupon terminate and expire as of the date of such Termination.

(j) Unvested Stock Options. Unless otherwise determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, Stock Options that are not vested as of the date of a Participant’s Termination for any reason shall terminate and expire as of the date of such Termination.

(k) Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an Eligible Employee during any calendar year under this Plan and/or any other stock option plan of the Company, any Subsidiary or any Parent exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options. Should any provision of this Plan not be necessary in order for the Stock Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend this Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company.

(l) Form, Modification, Extension and Renewal of Stock Options. Subject to the terms and conditions and within the limitations of the Plan, Stock Options shall be evidenced by such form of agreement or grant as is approved by the Committee, and the Committee may (i) modify, extend or renew outstanding Stock Options granted under the Plan (provided that the rights of a Participant are not reduced without his or her consent and provided further that such action does not subject the Stock Options to Section 409A of the Code without the consent of the Participant), and (ii) accept the surrender of outstanding Stock Options (up to the extent not theretofore exercised) and authorize the granting of new Stock Options in substitution therefor (to the extent not theretofore exercised). Notwithstanding the foregoing, an outstanding Option may not be modified to reduce the exercise price thereof nor may a new Option at a lower price be substituted for a surrendered Option (other than adjustments or substitutions in accordance with Section 4.2), unless such action is approved by the stockholders of the Company.

(m) Deferred Delivery of Common Shares. The Committee may in its discretion permit Participants to defer delivery of Common Stock acquired pursuant to a Participant’s exercise of an Option in accordance with the terms and conditions established by the Committee in the applicable Award Agreement, which shall be intended to comply with the requirements of Section 409A of the Code.

(n) Early Exercise. The Committee may provide that a Stock Option include a provision whereby the Participant may elect at any time before the Participant’s Termination to exercise the Stock Option as to any part or all of the shares of Common Stock subject to the Stock Option prior to the full vesting of the Stock Option and such shares shall be subject to the provisions of Article VIII and be treated as Restricted Stock. Unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Committee determines to be appropriate.

(o) Cashing-Out of Stock Options. Unless otherwise provided in the Award Agreement, on receipt of written notice of exercise, the Committee may elect to cash-out all or part of the portion of the Shares for which an Option is being exercised by paying the optionee an amount, in cash or shares of Common Stock, equal to the excess of the Fair Market Value of the shares of Common Stock over the exercise price multiplied by the number of shares of Common Stock for which the Option is being exercised on the effective date of such cash-out.

(p) Executive Ownership Representation. Executives participating in the Plan must (i) own, within five (5) years of the Option grant date, shares of Common Stock equal in value to at least three times (3x), or in the case of the Chief Executive Officer, six times (6x), the Executive’s annual base salary (determined as of the last day of the fifth year following the grant date); and (ii) not be permitted to pledge shares of Common Stock or any equity award denominated in shares of the Company’s capital stock as collateral for investment purposes or otherwise. For purposes of this section, ownership shall include all shares of Common Stock deemed “beneficially owned” (as defined in Rule 13d-3(d) of the Securities Exchange Act of 1934 without regard to vesting) by the Executive, shares transferred for estate planning purposes or pursuant to a court order. Compliance shall be evaluated on a twice-per-year basis, as of June 30 and December 31 of each year, and not on a running basis. Failure of the Executive to achieve the ownership guidelines within such timelines will result, in the sole discretion of the Committee, with forfeiture of the Option. When calculating the number of shares of Common Stock that an executive is required to hold hereunder, the Participant’s base salary will be multiplied by three (3), and in the case of the Chief Executive Officer, six (6), and then divided by the average closing price for shares of Common Stock over the thirty (30) trading days prior to the date of calculation as set forth above. Notwithstanding the foregoing, the Executive shall be permitted to sell or dispose of the necessary number of shares of Common Stock to pay any state, federal or local tax withholdings arising solely from the exercise of stock options to purchase shares of Common Stock or vesting of restricted shares of Common Stock, if any.

(q) Other Terms and Conditions. The Committee may include a provision in an Award Agreement providing for the automatic exercise of a Non-Qualified Stock Option on a cashless basis on the last day of the term of such option if the Participant has failed to exercise the Non-Qualified Stock Option as of such date, with respect to which the fair market value of the shares of Common Stock underlying the Non-Qualified Stock Option exceed the exercise price of such Non-Qualified Stock Option on the date of expiration of such option, subject to Section 13.4. Stock Options may contain such other provisions, which shall not be inconsistent with any of the terms of the Plan, as the Committee shall deem appropriate.

ARTICLE VII

STOCK APPRECIATION RIGHTS

7.1 Tandem Stock Appreciation Rights. Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option (a “Reference Stock Option”) granted under the Plan (“Tandem Stock Appreciation Rights”). In the case of a Non-Qualified Stock Option, such rights may be granted either at or after the time of the grant of such Reference Stock Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of the grant of such Reference Stock Option.

7.2 Terms and Conditions of Tandem Stock Appreciation Rights. Tandem Stock Appreciation Rights granted hereunder shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, and the following:

(a) Exercise Price. The exercise price per share of Common Stock subject to a Tandem Stock Appreciation Right shall be determined by the Committee at the time of grant, provided that the per share exercise price of a Tandem Stock Appreciation Right shall not be less than 100% of the Fair Market Value of the Common Stock at the time of grant.

(b) Term. A Tandem Stock Appreciation Right or applicable portion thereof granted with respect to a Reference Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the Reference Stock Option, except that, unless otherwise determined by the Committee, in its sole discretion, at the time of grant, a Tandem Stock Appreciation Right granted with respect to less than the full number of shares covered by the Reference Stock Option shall not be reduced until and then only to the extent that the exercise or termination of the Reference Stock Option causes the number of shares covered by the Tandem Stock Appreciation Right to exceed the number of shares remaining available and unexercised under the Reference Stock Option.

(c) Exercisability. Tandem Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Reference Stock Options to which they relate shall be exercisable in accordance with the provisions of Article VI, and shall be subject to the provisions of Section 6.4(c).

(d) Method of Exercise. A Tandem Stock Appreciation Right may be exercised by the Participant by surrendering the applicable portion of the Reference Stock Option. Upon such exercise and surrender, the Participant shall be entitled to receive an amount determined in the manner prescribed in this Section 7.2. Stock Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent that the related Tandem Stock Appreciation Rights have been exercised.

(e) Payment. Upon the exercise of a Tandem Stock Appreciation Right, a Participant shall be entitled to receive up to, but no more than, an amount in cash and/or Common Stock (as chosen by the Committee in its sole discretion) equal in value to the excess of the Fair Market Value of one share of Common Stock over the Option exercise price per share specified in the Reference Stock Option agreement multiplied by the number of shares of Common Stock in respect of which the Tandem Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment.

(f) Deemed Exercise of Reference Stock Option. Upon the exercise of a Tandem Stock Appreciation Right, the Reference Stock Option or part thereof to which such Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in Article IV of the Plan on the number of shares of Common Stock to be issued under the Plan.

(g) Non-Transferability. Tandem Stock Appreciation Rights shall be Transferable only when and to the extent that the underlying Stock Option would be Transferable under Section 6.4(e) of the Plan.

7.3 Non-Tandem Stock Appreciation Rights. Non-Tandem Stock Appreciation Rights may also be granted without reference to any Stock Options granted under the Plan.

7.4 Terms and Conditions of Non-Tandem Stock Appreciation Rights. Non-Tandem Stock Appreciation Rights granted hereunder shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, and the following:

(a) Exercise Price. The exercise price per share of Common Stock subject to a Non-Tandem Stock Appreciation Right shall be determined by the Committee at the time of grant, provided that the per share exercise price of a Non-Tandem Stock Appreciation Right shall not be less than 100% of the Fair Market Value of the Common Stock at the time of grant.

(b) Term. The term of each Non-Tandem Stock Appreciation Right shall be fixed by the Committee, but shall not be greater than 5 years after the date the right is granted.

(c) Exercisability. Unless otherwise provided by the Committee in accordance with the provisions of this Section 7.4, Non-Tandem Stock Appreciation Rights granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant. If the Committee provides, in its discretion, that any such right is exercisable subject to certain limitations (including, without limitation, that it is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time at or after grant in whole or in part (including, without limitation, waiver of the installment exercise provisions or acceleration of the time at which such right may be exercised), based on such factors, if any, as the Committee shall determine, in its sole discretion.

Unless otherwise determined by the Committee at grant, the Award Agreement shall provide that (i) in the event that the Participant is terminated for Cause prior to any exercise of the Non-Tandem Stock Appreciation Right, all Non-Tandem Stock Appreciation Rights held by the Participant shall thereupon terminate and expire, (ii) as a condition of the exercise of a Non-Tandem Stock Appreciation Right, the Participant shall be required to certify (or shall be deemed to have certified) at the time of exercise in a manner acceptable to the Company that the Participant is in compliance with the terms and conditions of the Plan and that the Participant has not engaged in behavior that would result in a Termination for Cause and (iii) in the event that the Participant is terminated for Cause during the later of (x) the twelve (12) month period following date the Non-Tandem Stock Appreciation Right is exercised or (y) the twenty- four (24) month period following the date the Non-Tandem Stock Appreciation Right becomes vested, then the Company shall be entitled to recover from the Participant an amount equal to the following: any gain realized as a result of the exercise of the Non-Tandem Stock Appreciation Right (computed by subtracting the aggregate exercise price of the Non-Tandem Stock Appreciation Right from the aggregate market value at the close of business on the day of exercise of the shares of Common Stock acquired upon the exercise of the Non-Tandem Stock Appreciation Right) plus the gain realized upon disposition of the shares of Common Stock acquired upon exercise of the Non-Tandem Stock Appreciation Right (computed by subtracting the aggregate market value of the Common Stock at the close of business on the day of exercise from the aggregate sale price of the shares of Common Stock during the aforementioned periods and further that there shall be no requirement that the Participant has disposed of the shares of Common Stock acquired upon exercise of the Non-Tandem Stock Appreciation Right to recover the gain realized on exercise of the Non-Tandem Stock Appreciation Right.

(d) Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under Section 7.4(c), Non-Tandem Stock Appreciation Rights may be exercised in whole or in part at any time in accordance with the applicable Award Agreement, by giving written notice of exercise to the Company specifying the number of Non-Tandem Stock Appreciation Rights to be exercised.

(e) Payment. Upon the exercise of a Non-Tandem Stock Appreciation Right a Participant shall be entitled to receive, for each right exercised, up to, but no more than, an amount in cash and/or Common Stock (as chosen by the Committee in its sole discretion) equal in value to the excess of the Fair Market Value of one share of Common Stock on the date that the right is exercised over the Fair Market Value of one share of Common Stock on the date that the right was awarded to the Participant.

(f) Termination. Unless otherwise determined by the Committee at grant or, if the rights of the Participant are otherwise reduced or terminated as a result of the terms and conditions hereunder, subject to the provisions of the applicable Award Agreement and the Plan, upon a Participant’s Termination for any reason, Non-Tandem Stock Appreciation Rights will remain exercisable following a Participant’s Termination on the same basis as Stock Options would be exercisable following a Participant’s Termination in accordance with the provisions of Sections 6.4(f) through 6.4(j).

(g) Non-Transferability. No Non-Tandem Stock Appreciation Rights shall be Transferable by the Participant otherwise than by will or by the laws of descent and distribution, and all such rights shall be exercisable, during the Participant’s lifetime, only by the Participant.

7.5 Limited Stock Appreciation Rights. The Committee may, in its sole discretion, grant Tandem and Non-Tandem Stock Appreciation Rights either as a general Stock Appreciation Right or as a Limited Stock Appreciation Right. Limited Stock Appreciation Rights may be exercised only upon the occurrence of an event as the Committee may, in its sole discretion, designate at the time of grant or thereafter. Upon the exercise of Limited Stock Appreciation Rights, except as otherwise provided in an Award Agreement, the Participant shall receive in cash and/or Common Stock, as determined by the Committee, an amount equal to the amount (i) set forth in Section 7.2(e) with respect to Tandem Stock Appreciation Rights, or (ii) set forth in Section 7.4(e) with respect to Non-Tandem Stock Appreciation Rights.

7.6 Other Terms and Conditions. The Committee may include a provision in an Award Agreement providing for the automatic exercise of a Stock Appreciation Right on the last day of the term of such Stock Appreciation Right if the Participant has failed to exercise the Stock Appreciation Right as of such date, with respect to which the fair market value of the shares of Common Stock underlying the Stock Appreciation Right exceed the base price of such Stock Appreciation Right on the date of expiration of such Stock Appreciation Right, subject to Section 13.4. Stock Appreciation Rights may contain such other provisions, which shall not be inconsistent with any of the terms of the Plan, as the Committee shall deem appropriate.

ARTICLE VIII

RESTRICTED STOCK

8.1 Awards of Restricted Stock. Shares of Restricted Stock may be issued either alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Individuals, to whom, and the time or times at which, grants of Restricted Stock shall be made, the number of shares to be awarded, the price (if any) to be paid by the Participant (subject to Section 8.2), the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards.

Unless otherwise determined by the Committee at grant, each Award of Restricted Stock shall provide that in the event that the Participant is terminated for Cause prior to, or during the twenty-four (24) month period after, any vesting of Restricted Stock the Committee may direct that all unvested Restricted Stock shall be immediately forfeited to the Company and at the election of the Committee that the Participant shall (x) transfer any shares of Common Stock to the Company still owned by the Participant that had vested in the aforementioned period; and (y) the Participant shall pay over to the Company an amount equal to the Fair Market Value of the shares of Common Stock (acquired upon vesting of Restricted Stock) at the time they were disposed of in the aforementioned period.

The Committee may condition the grant or vesting of Restricted Stock upon the attainment of specified performance targets (including, the Performance Goals) or such other factor as the Committee may determine in its sole discretion, including to comply with the requirements of Section 162(m) of the Code.

8.2 Awards and Certificates. Eligible Individuals selected to receive Restricted Stock shall not have any right with respect to such Award, unless and until such Participant has delivered a fully executed copy of the agreement evidencing the Award to the Company, to the extent required by the Committee, and has otherwise complied with the applicable terms and conditions of such Award. Further, such Award shall be subject to the following conditions:

(a) Purchase Price. The purchase price of Restricted Stock shall be fixed by the Committee. Subject to Section 4.3, the purchase price for shares of Restricted Stock may be zero to the extent permitted by applicable law, and, to the extent not so permitted, such purchase price may not be less than par value.

(b) Acceptance. Awards of Restricted Stock must be accepted within a period of 60 days (or such shorter period as the Committee may specify at grant) after the grant date, by executing a Restricted Stock agreement and by paying whatever price (if any) the Committee has designated thereunder.

(c) Legend. Each Participant receiving Restricted Stock shall be issued a stock certificate in respect of such shares of Restricted Stock, unless the Committee elects to use another system, such as book entries by the transfer agent, as evidencing ownership of shares of Restricted Stock. Such certificate shall be registered in the name of such Participant, and shall, in addition to such legends required by applicable securities laws, bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge of the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Motricity, Inc. (the “Company”) 2010 Long Term Incentive Plan (the “Plan”) and an Agreement entered into between the registered owner and the Company dated                     , 20    . Copies of such Plan and Agreement are on file at the principal office of the Company.”

(d) Custody. If stock certificates are issued in respect of shares of Restricted Stock, the Committee may require that any stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any grant of Restricted Stock, the Participant shall have delivered a duly signed stock power or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the shares subject to the Restricted Stock Award in the event that such Award is forfeited in whole or part.

8.3 Restrictions and Conditions. The shares of Restricted Stock awarded pursuant to the Plan shall be subject to the following restrictions and conditions:

(a) Restriction Period.

(i) The Participant shall not be permitted to Transfer shares of Restricted Stock awarded under the Plan during the period or periods set by the Committee (the “Restriction Period”) commencing on the date of such Award, as set forth in the Restricted Stock Award Agreement and such agreement shall set forth a vesting schedule and any event that would accelerate vesting of the shares of Restricted Stock. Within these limits, based on service, attainment of Performance Goals pursuant to Section 8.3(a)(ii) and/or such other factors or criteria as the Committee may determine in its sole discretion, the Committee may condition the grant or provide for the lapse of such restrictions in installments in whole or in part, or may accelerate the vesting of all or any part of any Restricted Stock Award and/or waive the deferral limitations for all or any part of any Restricted Stock Award.

(ii) If the grant of shares of Restricted Stock or the lapse of restrictions is based on the attainment of Performance Goals, the Committee shall establish the objective Performance Goals and the applicable vesting percentage of the Restricted Stock applicable to each Participant or class of Participants in writing prior to the beginning of the applicable fiscal year or at such later date as otherwise determined by the Committee and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. With regard to a Restricted Stock Award that is intended to comply with Section 162(m) of the Code, to the extent that any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect.

(b) Rights as a Stockholder. Except as provided in Section 8.3(a) and this Section 8.3(b) and as otherwise determined by the Committee, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a holder of shares of Common Stock of the Company including, without limitation, the right to vote such shares, subject to and conditioned upon the full vesting of shares of Restricted Stock, the right to tender such shares, and the right to receive all dividends and other distributions paid with respect to the Restricted Stock, provided that such dividends or other distributions will be subject to the same vesting requirements as the underlying Restricted Stock and shall be paid at the time the Restricted Stock becomes vested. If dividends or distributions are paid in shares of Common Stock, such shares shall be deposited with the Company and shall be subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid. The Committee may, in its sole discretion, determine at the time of grant that the payment of dividends shall be deferred until, and conditioned upon, the expiration of the applicable Restriction Period.

(c) Termination. Unless otherwise determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter, subject to the applicable provisions of the Award Agreement and the Plan, upon a Participant’s Termination for any reason during the relevant Restriction Period, all Restricted Stock still subject to restriction will be forfeited in accordance with the terms and conditions established by the Committee at grant or thereafter.

(d) Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock, the certificates for such shares shall be delivered to the Participant. All legends shall be removed from said certificates at the time of delivery to the Participant, except as otherwise required by applicable law or other limitations imposed by the Committee.

(e) Executive Ownership Restrictions. In the event that an Executive is no longer an active employee of the Company, whether through the termination of the Executive’s employment for any reason or retirement, the Executive shall be required to continue to hold for at least six (6) months following such termination or retirement, 100% of the shares of Common Stock needed to meet the three times (3x), or in the case of the Chief Executive Officer, six times (6x), annual base salary ownership threshold as in effect on the effective date of termination or retirement.

(f) Executive Ownership Representation. Executives participating in the Plan must (i) own, within five (5) years of the Restricted Stock grant date, shares of Common Stock equal in value to at least three times (3x), or in the case of the Chief Executive Officer, six times (6x), the Executive’s annual base salary (determined as of the last day of the fifth year following the grant date); and (ii) not be permitted to pledge shares of Common Stock or any equity award denominated in shares of the Company’s capital stock as collateral for investment purposes or otherwise. For purposes of this section, ownership shall include all shares of Common Stock deemed “beneficially owned” (as defined in Rule 13d-3(d) of the Securities Exchange Act of 1934 without regard to vesting) by the Executive, shares transferred for estate planning purposes or pursuant to a court order. Compliance shall be evaluated on a twice-per-year basis, as of June 30 and December 31 of each year, and not on a running basis. Failure of the Executive to achieve the ownership guidelines within such timelines will result, in the sole discretion of the Committee, with forfeiture of the Restricted Stock. When calculating the number of shares of Common Stock that an executive is required to hold hereunder, the Participant’s base salary will be multiplied by three (3), and in the case of the Chief Executive Officer, six (6), and then divided by the average closing price for shares of Common Stock over the thirty (30) trading days prior to the date of calculation as set forth above. Notwithstanding the foregoing, the Executive shall be permitted to sell or dispose of the necessary number of shares of Common Stock to pay any state, federal or local tax withholdings arising solely from the exercise of stock options to purchase shares of Common Stock or vesting of restricted shares of Common Stock, if any.

ARTICLE IX

PERFORMANCE AWARDS

9.1 Performance Awards. The Committee may grant a Performance Award to a Participant payable upon the attainment of specific Performance Goals. The Committee may grant Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, as well as Performance Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code. If the Performance Award is payable in shares of Restricted Stock, such shares shall be transferable to the Participant only upon attainment of the relevant Performance Goal in accordance with Article VIII. If the Performance Award is payable in cash, it may be paid upon the attainment of the relevant Performance Goals either in cash or in shares of Restricted Stock (based on the then current Fair Market Value of such shares), as determined by the Committee, in its sole and absolute discretion. Each Performance Award shall be evidenced by an Award Agreement in such form that is not inconsistent with the Plan and that the Committee may from time to time approve.

Unless otherwise determined by the Committee at grant, each Performance Award shall provide that in the event the Participant is terminated for Cause prior to, or during the later of (x) the twelve (12) month period following payment and (y) the twenty-four (24) month period after, any vesting of the Performance Award, then the Committee may provide that all of either the unpaid or unvested portion of the Performance Award shall be immediately forfeited to the Company and that the Participant shall pay over to the Company an amount equal to any gain that the Participant realized from any Performance Award that had vested in the aforementioned period.

With respect to Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall condition the right to payment of any Performance Award upon the attainment of objective Performance Goals established pursuant to Section 9.2(c).

9.2 Terms and Conditions. Performance Awards awarded pursuant to this Article IX shall be subject to the following terms and conditions:

(a) Earning of Performance Award. At the expiration of the applicable Performance Period, the Committee shall determine the extent to which the Performance Goals established pursuant to Section 9.2(c) are achieved and the percentage of each Performance Award that has been earned.

(b) Non-Transferability. Subject to the applicable provisions of the Award Agreement and the Plan, Performance Awards may not be Transferred during the Performance Period.

(c) Objective Performance Goals, Formulae or Standards. With respect to Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall establish the objective Performance Goals for the earning of Performance Awards based on a Performance Period applicable to each Participant or class of Participants in writing prior to the beginning of the applicable Performance Period or at such later date as permitted under Section 162(m) of the Code and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate, if and only to the extent permitted under Section 162(m) of the Code, provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. To the extent that any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect, with respect to Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

(d) Dividends. Unless otherwise determined by the Committee at the time of grant, amounts equal to dividends declared during the Performance Period with respect to the number of shares of Common Stock covered by a Performance Award will not be paid to the Participant.

(e) Termination. Subject to the applicable provisions of the Award Agreement and the Plan, upon a Participant’s Termination for any reason during the Performance Period for a given Performance Award, the Performance Award in question will vest or be forfeited in accordance with the terms and conditions established by the Committee at grant.

(f) Accelerated Vesting. Based on service, performance and/or such other factors or criteria, if any, as the Committee may determine, in its sole discretion, the Committee may, at or after grant, accelerate the vesting of all or any part of any Performance Award.

(g) Negative Discretion. The Committee shall retain “negative discretion” to adjust bonus payments as permitted by Section 162(m) of the Code and treasury regulations issued thereunder.

ARTICLE X

OTHER STOCK-BASED AND CASH-BASED AWARDS

10.1 Other Stock-Based Awards. The Committee is authorized to grant to Eligible Individuals Other Stock-Based Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Common Stock, including but not limited to, shares of Common Stock awarded purely as a bonus and not subject to restrictions or conditions, shares of Common Stock in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company or an Affiliate, stock equivalent units, restricted stock units, and Awards valued by reference to book value of shares of Common Stock. Other Stock-Based Awards may be granted either alone or in addition to or in tandem with other Awards granted under the Plan.

Subject to the provisions of the Plan, the Committee shall have authority to determine the Eligible Individuals, to whom, and the time or times at which, such Awards shall be made, the number of shares of Common Stock to be awarded pursuant to such Awards, and all other conditions of the Awards. The Committee may also provide for the grant of Common Stock under such Awards upon the completion of a specified Performance Period.

The Committee may condition the grant or vesting of Other Stock-Based Awards upon the attainment of specified Performance Goals as the Committee may determine, in its sole discretion; provided that to the extent that such Other Stock-Based Awards are intended to comply with Section 162(m) of the Code, the Committee shall establish the objective Performance Goals for the grant or vesting of such Other Stock-Based Awards based on a Performance Period applicable to each Participant or class of Participants in writing prior to the beginning of the applicable Performance Period or at such later date as permitted under Section 162(m) of the Code and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate, if and only to the extent permitted under Section 162(m) of the Code, provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. To the extent that any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect, with respect to Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

10.2 Terms and Conditions. Other Stock-Based Awards made pursuant to this Article X shall be subject to the following terms and conditions:

(a) Non-Transferability. Subject to the applicable provisions of the Award Agreement and the Plan, shares of Common Stock subject to Awards made under this Article X may not be Transferred prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

(b) Dividends. Unless otherwise determined by the Committee at the time of Award, subject to the provisions of the Award Agreement and the Plan, the recipient of an Award under this Article X shall not be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents with respect to the number of shares of Common Stock covered by the Award, as determined at the time of the Award by the Committee, in its sole discretion.

(c) Vesting. Any Award under this Article X and any Common Stock covered by any such Award shall vest or be forfeited to the extent so provided in the Award Agreement, as determined by the Committee, in its sole discretion.

(d) Price. Common Stock issued on a bonus basis under this Article X may be issued for no cash consideration. Common Stock purchased pursuant to a purchase right awarded under this Article X shall be priced, as determined by the Committee in its sole discretion.

10.3 Other Cash-Based Awards. The Committee may from time to time grant Other Cash- Based Awards to Eligible Individuals in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by applicable law, as it shall determine in its sole discretion. Other Cash-Based Awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Committee may accelerate the vesting of such Awards at any time in its sole discretion. The grant of an Other Cash-Based Award shall not require a segregation of any of the Company’s assets for satisfaction of the Company’s payment obligation thereunder.

10.4 Termination for Cause. Unless otherwise determined by the Committee at grant, the Award Agreement shall provide that (i) in the event that the Participant is terminated for Cause prior to any exercise, distribution or settlement of any Other Stock-Based Award and/or Other Cash-Based Award, such Other Stock-Based Awards and/or Other Cash-Based Awards held by the Participant shall thereupon terminate and expire, (ii) as a condition of the exercise, distribution or settlement of an Other Stock-Based Award and/or Other Cash-Based Award, the Participant shall be required to certify (or shall be deemed to have certified) at the time of exercise in a manner acceptable to the Company that the Participant is in compliance with the terms and conditions of the Plan and that the Participant has not engaged in, and does not intend to engage in behavior that would result in a Termination for Cause and (iii) in the event that the Participant is terminated for Cause during the later of (x) twelve (12) month period following the date of exercise, distribution, or settlement of an Other Stock-Based Award and/or Other Cash-Based Award and (y) the twenty-four (24) month period commencing on, date of vesting of an Other Stock-Based Award and/or Other Cash-Based Award, then the Company shall be entitled to recover from the Participant after such exercise, settlement, or distribution, and the Participant shall pay over to the Company, an amount equal to any gain realized as a result of the exercise, distribution or settlement (whether at the time of exercise, distribution or settlement or thereafter) of any such Other Stock-Based Award and/or Other Cash-Based Award during the aforementioned periods.

ARTICLE XI

TERMINATION OR AMENDMENT OF PLAN

11.1 Termination or Amendment. Notwithstanding any other provision of the Plan, the Board may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan (including any amendment deemed necessary to ensure that the Company may comply with any regulatory requirement referred to in Article XIV or Section 409A of the Code), or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided herein, the rights of a Participant with respect to Awards granted prior to such amendment, suspension or termination, may not be impaired without the consent of such Participant and, provided further, that without the approval of the holders of the Company’s Common Stock entitled to vote in accordance with applicable law, no amendment may be made that would (i) increase the aggregate number of shares of Common Stock that may be issued under the Plan (except by operation of Section 4.2); (ii) increase the maximum individual Participant limitations for a fiscal year under Section 4.1(b) (except by operation of Section 4.2); (iii) change the classification of individuals eligible to receive Awards under the Plan; (iv) decrease the minimum option price of any Stock Option or Stock Appreciation Right; (v) extend the maximum option period under Section 6.4; (vi) alter the Performance Goals for Restricted Stock, Performance Awards or Other Stock-Based Awards as set forth in Exhibit A hereto; (vii) award any Stock Option or Stock Appreciation Right in replacement of a canceled Stock Option or Stock Appreciation Right with a higher exercise price than the replacement award, except in accordance with Section 6.4(l); (viii) take any action to amend or modify any Award to lower the Award, exercise or conversion price applicable to such Award or otherwise cancel an outstanding Award for the purpose of repricing, replacing or regranting such Award previously granted for cash or other consideration; or (ix) require stockholder approval in order for the Plan to continue to comply with the applicable provisions of Section 162(m) of the Code or, to the extent applicable to Incentive Stock Options, Section 422 of the Code. In no event may the Plan be amended without the approval of the stockholders of the Company in accordance with the applicable laws of the State of Delaware to increase the aggregate number of shares of Common Stock that may be issued under the Plan, decrease the minimum exercise price of any Award, or to make any other amendment that would require stockholder approval under Financial Industry Regulatory Authority (FINRA) rules and regulations or the rules of any exchange or system on which the Company’s securities are listed or traded at the request of the Company. Notwithstanding anything herein to the contrary, the Board may amend the Plan or any Award Agreement at any time without a Participant’s consent to comply with applicable law including Section 409A of the Code.

The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Article IV or as otherwise specifically provided herein, no such amendment by the Committee shall impair the rights of any holder without the holder’s consent.

ARTICLE XII

UNFUNDED STATUS OF PLAN

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payment as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any right that is greater than those of a general unsecured creditor of the Company.

ARTICLE XIII

GENERAL PROVISIONS

13.1 Legend. The Committee may require each Person receiving shares of Common Stock pursuant to a Stock Option or other Award under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the shares without a view to distribution thereof. In addition to any legend required by the Plan, the certificates for such shares may include any legend that the Committee deems appropriate to reflect any restrictions on Transfer. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or any national securities exchange system upon whose system the Common Stock is then quoted, any applicable federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

13.2 Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

13.3 No Right to Employment/Directorship/Consultancy. Neither the Plan nor the grant of any Option or other Award hereunder shall give any Participant or other employee, Consultant or Non-Employee Director any right with respect to continuance of employment, consultancy or directorship by the Company or any Affiliate thereof, nor shall there be a limitation in any way on the right of the Company or any Affiliate thereof by which an employee is employed or a Consultant or Non-Employee Director is retained to terminate his or her employment, consultancy or directorship at any time.

13.4 Withholding of Taxes. The Company shall have the right to deduct from any payment to be made pursuant to the Plan, or to otherwise require, prior to the issuance or delivery of shares of Common Stock or the payment of any cash hereunder, payment by the Participant of, any federal, state or local taxes required by law to be withheld. Upon the vesting of Restricted Stock (or other Award that is taxable upon vesting), or upon making an election under Section 83(b) of the Code, a Participant shall pay all required withholding to the Company. Any statutorily required withholding obligation with regard to any Participant may be satisfied, subject to the consent of the Committee, by reducing the number of shares of Common Stock otherwise deliverable or by delivering shares of Common Stock already owned. Any fraction of a share of Common Stock required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash by the Participant.

13.5 No Assignment of Benefits. No Award or other benefit payable under the Plan shall, except as otherwise specifically provided by law or permitted by the Committee, be Transferable in any manner, and any attempt to Transfer any such benefit shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any Person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such Person.

13.6 Listing and Other Conditions.

(a) Unless otherwise determined by the Committee, as long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issuance of shares of Common Stock pursuant to an Award shall be conditioned upon such shares being listed on such exchange or system. The Company shall have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Option or other Award with respect to such shares shall be suspended until such listing has been effected.

(b) If at any time counsel to the Company shall be of the opinion that any sale or delivery of shares of Common Stock pursuant to an Option or other Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on the Company under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise, with respect to shares of Common Stock or Awards, and the right to exercise any Option or other Award shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company.

(c) Upon termination of any period of suspension under this Section 13.6, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Award.

(d) A Participant shall be required to supply the Company with certificates, representations and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent or approval the Company deems necessary or appropriate.

13.7 Stockholders Agreement and Other Requirements. Notwithstanding anything herein to the contrary, as a condition to the receipt of shares of Common Stock pursuant to an Award under the Plan, to the extent required by the Committee, the Participant shall execute and deliver a stockholder’s agreement or such other documentation that shall set forth certain restrictions on transferability of the shares of Common Stock acquired upon exercise or purchase, and such other terms as the Board or Committee shall from time to time establish. Such stockholder’s agreement or other documentation shall apply to the Common Stock acquired under the Plan and covered by such stockholder’s agreement or other documentation. The Company may require, as a condition of exercise, the Participant to become a party to any other existing stockholder agreement (or other agreement).

13.8 Governing Law. The Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).

13.9 Jurisdiction; Waiver of Jury Trial. Any suit, action or proceeding with respect to the Plan or any Award Agreement, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved only in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, the Company and each Participant shall irrevocably and unconditionally (a) submit in any proceeding relating to the Plan or any Award Agreement, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Delaware, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agree that all claims in respect of any such Proceeding shall be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court, (b) consent that any such Proceeding may and shall be brought in such courts and waives any objection that the Company and each Participant may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agree not to plead or claim the same, (c) waive all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to the Plan or any Award Agreement, (d) agree that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of a Participant, at the Participant’s address shown in the books and records of the Company or, in the case of the Company, at the Company’s principal offices, attention General Counsel, and (e) agree that nothing in the Plan shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.

13.10 Construction. Wherever any words are used in the Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

13.11 Other Benefits. No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefit under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

13.12 Costs. The Company shall bear all expenses associated with administering this Plan, including expenses of issuing Common Stock pursuant to Awards hereunder.

13.13 No Right to Same Benefits. The provisions of Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.

13.14 Death/Disability. The Committee may in its discretion require the transferee of a Participant to supply it with written notice of the Participant’s death or Disability and to supply it with a copy of the will (in the case of the Participant’s death) or such other evidence as the Committee deems necessary to establish the validity of the transfer of an Award. The Committee may also require that the agreement of the transferee to be bound by all of the terms and conditions of the Plan.

13.15 Section 16(b) of the Exchange Act. All elections and transactions under the Plan by persons subject to Section 16 of the Exchange Act involving shares of Common Stock are intended to comply with any applicable exemptive condition under Rule 16b-3. The Committee may establish and adopt written administrative guidelines, designed to facilitate compliance with Section 16(b) of the Exchange Act, as it may deem necessary or proper for the administration and operation of the Plan and the transaction of business thereunder.

13.16 Section 409A of the Code. The Plan is intended to comply with the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. To the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in the Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee or the Company and, in the event that any amount or benefit under the Plan becomes subject to penalties under Section 409A of the Code, responsibility for payment of such penalties shall rest solely with the affected Participants and not with the Company. Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A of the Code) as a result of his or her separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) on the payment date that immediately follows the end of such six month period or as soon as administratively practicable thereafter.

13.17 Successor and Assigns. The Plan shall be binding on all successors and permitted assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate.

13.18 Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

13.19 Payments to Minors, Etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipt thereof shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Committee, the Board, the Company, its Affiliates and their employees, agents and representatives with respect thereto.

13.20 Agreement. As a condition to the grant of an Award, if requested by the Company and the lead underwriter of any public offering of the Common Stock (the “Lead Underwriter”), a Participant shall irrevocably agree not to sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, pledge or otherwise transfer or dispose of, any interest in any Common Stock or any securities convertible into, derivative of, or exchangeable or exercisable for, or any other rights to purchase or acquire Common Stock (except Common Stock included in such public offering or acquired on the public market after such offering) during such period of time following the effective date of a registration statement of the Company filed under the Securities Act that the Lead Underwriter shall specify (the “Lock-Up Period”). The Participant shall further agree to sign such documents as may be requested by the Lead Underwriter to effect the foregoing and agree that the Company may impose stop-transfer instructions with respect to Common Stock acquired pursuant to an Award until the end of such Lock-Up Period.

13.21 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

13.22 Section 162(m) of the Code. Notwithstanding any other provision of the Plan to the contrary, (i) prior to the Registration Date and during the Transition Period, the provisions of the Plan requiring compliance with Section 162(m) of the Code for Awards intended to qualify as “performance-based compensation” shall only apply to the extent required by Section 162(m) of the Code, and (ii) the provisions of the Plan requiring compliance with Section 162(m) of the Code shall not apply to Awards granted under the Plan that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

13.23 Post-Transition Period. Following the Transition Period, any Award granted under the Plan that is intended to be “performance-based compensation” under Section 162(m) of the Code, shall be subject to the approval of the material terms of the Plan by a majority of the stockholders of the Company in accordance with Section 162(m) of the Code and the treasury regulations promulgated thereunder.

13.24 Financial Restatements. The Committee shall provide in each Award Agreement that, in the event of a restatement of the Company’s consolidated financial statements that reduces amount of any previously awarded Performance Award, the Performance Goals of which would not have been met had results been properly reported, related outstanding Awards will be cancelled and the Participant shall pay over to the Company, an amount equal to any gain realized as a result of the exercise, distribution or settlement (whether at the time of exercise, distribution or settlement or thereafter) within (a) the twenty-four (24) months preceding such financial restatement for any Participant who has a position with the Company as a vice president, senior vice president, executive officer or named executive officer (determined in accordance with securities law requirements for proxy disclosure of compensation) or (b) the twelve (12) months preceding such financial restatement for all other Participants.

ARTICLE XIV

EFFECTIVE DATE OF PLAN

This Plan was adopted on April 23, 2010. This Amendment and Restatement is effective as of September 26, 2011 subject to ratification by the stockholders of the Company at the Annual Meeting of Stockholders to be held on October     , 2011 in accordance with the requirements of the laws of the State of Delaware.

ARTICLE XV

TERM OF PLAN

No Award shall be granted pursuant to the Plan on or after the tenth anniversary of the earlier of the date that the Plan is adopted or the date of stockholder approval, but Awards granted prior to such tenth anniversary may extend beyond that date; provided that no Award (other than a Stock Option or Stock Appreciation Right) that is intended to be “performance-based compensation” under Section 162(m) of the Code shall be granted on or after the fifth anniversary of the stockholder approval of the Plan unless the Performance Goals are re-approved (or other designated Performance Goals are approved) by the stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders approve the Performance Goals.

ARTICLE XVI

NAME OF PLAN

This Plan shall be known as the “Motricity, Inc. 2010 Long Term Incentive Plan.”

EXHIBIT A

PERFORMANCE GOALS

To the extent permitted under Section 162(m) of the Code, performance goals established for purposes of Awards intended to be “performance-based compensation” under Section 162(m) of the Code, shall be based on the attainment of certain target levels of, or a specified increase or decrease (as applicable) in one or more of the following performance goals, as calculated in compliance with U.S. generally accepted accounting principles (“GAAP”) then in effect, and in accordance with the currently employed accounting policies, methods and practices employed by the Company (consistent with GAAP) in the preparation of the Company’s consolidated financial statements:

•	earnings per share;

•	operating income;

•	gross income;

•	net income (before or after taxes);

•	cash flow;

•	gross profit;

•	gross profit return on investment;

•	gross margin return on investment;

•	gross margin;

•	operating margin;

•	working capital;

•	earnings before interest and taxes;

•	earnings before interest, tax, depreciation and amortization;

•	return on equity;

•	return on assets;

•	return on capital;

•	return on invested capital;

•	net revenues;

•	gross revenues;

•	revenue growth;

•	annual recurring revenues;

•	recurring revenues;

•	license revenues;

•	sales or market share;

•	total shareholder return;

•	economic value added;

•

specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee in its sole discretion;

•	the fair market value of a share of Common Stock;

•	the growth in the value of an investment in the Common Stock assuming the reinvestment of dividends; or

•	reduction in operating expenses.

With respect to Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, to the extent permitted under Section 162(m) of the Code, the Committee may, in its sole discretion, also exclude, or adjust to reflect, the impact of an event or occurrence that the Committee determines should be appropriately excluded or adjusted, including:

(a) restructurings, discontinued operations, extraordinary items or events, and other unusual or non-recurring charges as described in Accounting Principles Board Opinion No. 30 and/or management’s discussion and analysis of financial condition and results of operations appearing or incorporated by reference in the Company’s Form 10-K for the applicable year;

(b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; or

(c) a change in tax law or accounting standards required by generally accepted accounting principles.

Performance goals may also be based upon individual participant performance goals, as determined by the Committee, in its sole discretion. In addition, Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code may be based on the performance goals set forth herein or on such other performance goals as determined by the Committee in its sole discretion.

In addition, such performance goals may be based upon the attainment of specified levels of Company (or subsidiary, division, other operational unit, administrative department, or product category of the Company) performance under one or more of the measures described above relative to the performance of other corporations. With respect to Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, to the extent permitted under Section 162(m) of the Code, but only to the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Committee may also:

(a) designate additional business criteria on which the performance goals may be based; or

(b) adjust, modify or amend the aforementioned business criteria.

APPENDIX B

CERTIFICATE OF AMENDMENT

OF

RESTATED

CERTIFICATE OF INCORPORATION

OF

MOTRICITY, INC.

(Originally incorporated on March 17, 2004 under the name Power By Hand, Inc.)

Motricity, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of Motricity, Inc. acting by unanimous written consent on September 15, 2011, duly adopted resolutions setting forth a proposed amendment to the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that said amendment be considered at the next annual meeting of the stockholders of said corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED: That it is advisable and in the best interests of the corporation to amend the Restated Certificate of Incorporation of the corporation by inserting the following new Article TWELFTH:

TWELFTH:

(a) Definitions. For purposes of this Article Twelfth, the following terms shall have the following meanings:

“Agent” shall mean an agent designated by the Board of Directors of the Corporation.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Corporation Securities” shall mean (i) shares of Common Stock, (ii) shares of Preferred Stock (other than preferred stock described in Section 1504(a)(4) of the Code), (iii) warrants, rights, options or similar interests (within the meaning of Treasury Regulation Section 1.382-4(d)(9)) to purchase stock of the Corporation (other than preferred stock described in Section 1504(a)(4) of the Code), and (iv) any other interests that would be treated as “stock” of the Corporation pursuant to Treasury Regulation Section 1.382-2T(f)(18), or any successor provision.

“Effective Date” shall mean                     , 2011.

“Excess Securities” shall mean the Corporation Securities which are the subject of the Prohibited Transfer.

“Five-Percent Shareholder” shall mean (i) a Person or group of Persons that is identified as a “5-percent shareholder” of the Corporation pursuant to Treasury Regulation Section 1.382-2T(g) or (ii) a Person that is a “first tier entity” or “higher tier entity” (as such terms are defined in Section 1.382-2T(f) of the Treasury Regulations) of the Corporation if that Person has a “public group” or individual, or a “higher tier entity” of that Person has a “public group” or individual, that is treated as a “5-percent shareholder” of the Corporation pursuant to Section 1.382-2T(g) of the Treasury Regulations. For the avoidance of doubt, Section 1.382-2T(h) shall apply in determining whether any Person or group of Persons owning warrants, rights, options or similar interests (within the meaning of Treasury Regulation Section 1.382-4(d)(9)) is a Five-Percent Shareholder and such interests shall be deemed to have been exercised in full (whether or not currently exercisable) for purposes of this definition.

“Percentage Stock Ownership” shall mean the percentage stock ownership interest as determined in accordance with Treasury Regulation promulgated under Section 382 of the Code, including but not limited to Treasury Regulation Sections 1.382-2(a)(3), 1.382-2T(g), (h), (j) and (k), and 1.382-3(a).

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, limited liability partnership, trust, syndicate, estate, association, joint venture or similar organization, other entity, or group of persons making a “coordinated acquisition” of Company Securities or otherwise treated as an “entity” within the meaning of Treasury Regulation Section 1.382-3(a)(1) or otherwise, and includes, without limitation, an unincorporated group of persons who, by formal or informal agreement or arrangement (whether or not in writing), have embarked on a common purpose or act, and also includes any successor (by merger or otherwise) of any such individual or entity.

“Prohibited Distributions” shall mean any dividends or other distributions that were paid by the Corporation and received by a Purported Transferee with respect to the Excess Securities.

“Prohibited Transfer” shall mean any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article Twelfth.

“Purported Transferee” shall mean the purported transferee of a Prohibited Transfer.

“Restriction Release Date” shall mean the earliest of (i) the repeal of Section 382 of the Code (and any comparable successor provision) or (ii) the earliest date on which the Board of Directors determines that (1) an ownership change (within the meaning of Section 382 of the Code) would not result in a substantial limitation on the ability of the Corporation (or a direct or indirect subsidiary of the Corporation) to use otherwise available Tax Benefits, (2) no significant value attributable to the Tax Benefits would be preserved by continuing the Transfer restrictions herein, or (3) the restrictions in this Article Twelfth are no longer in the best interests of the Company.

“Tax Benefits” shall mean the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any “net unrealized built-in loss” within the meaning of Section 382 of the Code, of the Corporation or any direct or indirect subsidiary thereof.

“Transfer” shall mean, subject to the last sentence of this definition, any direct or indirect sale, transfer, assignment, conveyance, pledge, or other disposition. A Transfer also shall include the creation or grant of an option (within the meaning of Treasury Regulation Section 1.382-4(d)(9)) other than the grant of an option by the Corporation or the modification, amendment or adjustment of an existing option granted by the Corporation. A Transfer shall not include (i) an issuance or grant of Corporation Securities by the Corporation, (ii) the modification, amendment or adjustment of an existing option by the Corporation and (iii) the exercise by an employee of the Corporation of any option to purchase Corporation Securities granted to such employee, pursuant to contract or any stock option plan or other equity compensation plan of the Corporation.

“Treasury Regulation” shall mean the income tax regulations (whether temporary, proposed or final) promulgated under the Code and any successor regulations. References to any subsection of such regulations include references to any successor subsection thereof.

(b) Restrictions on Transfer. In order to preserve the Tax Benefits, subject to Section 12(c) of this Article Twelfth, any attempted Transfer of Corporation Securities prior to the Restriction Release Date, or any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Restriction Release Date, shall be prohibited and void ab initio to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (i) any Person or group of Persons shall become a Five-Percent Shareholder or (ii) the Percentage Stock Ownership interest in the Corporation of any Five-Percent Shareholder shall be increased. Notwithstanding the foregoing, nothing in this Article Twelfth shall prevent a Person from Transferring Corporation Securities to a new or existing public group of the Corporation, as defined in Treasury Regulation Section 1.382-2T(f)(13) or any successor regulation.

(c) Certain Exceptions.

(i) The restrictions set forth in Section 12(b) of this Article Twelfth shall not apply to a proposed Transfer if the transferor or the transferee, upon providing at least 15 days prior written notice of such proposed Transfer to the Board of Directors of the Corporation, obtains the written consent to the proposed Transfer from the Board of Directors, or a committee of directors appointed by the Board of Directors (the “Review Committee”). The Review Committee (or Board of Directors) shall consent to such proposed Transfer within 10 business days of receiving such written notice and all additional information that the Review Committee (or Board of Directors) may have requested from the transferor or the transferee relating to the proposed Transfer, unless the Review Committee (or Board of Directors) determines in good faith based on its reasonable assessment that the proposed Transfer could jeopardize realization of the full benefits of unrestricted use of the Tax Benefits; provided that the Review Committee (or Board of Directors) may consent to such proposed Transfer notwithstanding the effect of such consent on the Tax Benefits if it determines that the consent is in the best interests of the Corporation. As a condition to granting its consent, the Review Committee (or Board of Directors) may, in its sole discretion, require (at the expense of the transferor and/or transferee) such representations from the transferor and/or transferee or such opinions of counsel to be rendered by counsel selected by the Review Committee (or Board of Directors), in each case as to such matters as the Review Committee (or Board of Directors) determines. Any notice provided pursuant to this paragraph shall be mailed or delivered to the Secretary of the Corporation at the Corporation’s principal place of business, or telecopied to the Corporation’s telecopier number at its principal place of business. Such notice shall be deemed to have been received by the Corporation when actually received by the Corporation.

(ii) The Review Committee (or the Board of Directors) may impose any conditions that it deems reasonable and appropriate in connection with its consent to a proposed Transfer, including, without limitation, restrictions on the ability of any transferee to Transfer Corporation Securities acquired through a Transfer. Consents of the Review Committee (or the Board of Directors) hereunder may be given prospectively or retroactively. The Review Committee (or the Board of Directors), to the fullest extent permitted by law, may exercise the authority granted by this Section 12(c) of Article Twelfth through duly authorized officers or agents of the Corporation. Nothing in this Section 12(c) of Article Twelfth shall be construed to limit or restrict the Review Committee (or the Board of Directors) in the exercise of its fiduciary duties under applicable law.

(iii) Any transferee and/or transferor who makes a request to the Review Committee (or Board of Directors) shall reimburse the Corporation, on demand, for all costs and expenses incurred by the Corporation with respect to any proposed Transfer of Corporation Securities, including, without limitation, the Corporation’s costs and expenses incurred in determining whether to consent to the proposed Transfer, which costs may include, but are not limited to, any expenses of counsel and/or tax advisors engaged by the Review Committee (or the Board of Directors) to advise the Review Committee (or the Board of Directors) or deliver an opinion thereto.

(d) Treatment of Excess Securities.

(i) No officer, director, employee or agent of the Corporation shall knowingly record any Prohibited Transfer, and a Purported Transferee shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of Excess Securities. Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the transferor unless and until the Excess Securities are transferred to the Agent pursuant to Section 12(d)(iii) or until approval is obtained under Section 12(c) of this Article Twelfth. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Securities shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provision of this Section 12(d)(i) or Section 12(d)(iii) shall also be a Prohibited Transfer.

(ii) The Corporation may require as a condition to the registration of the Transfer of any Corporation Securities or the payment of any distribution on any Corporation Securities that the proposed transferee or payee furnish the Corporation all information reasonably requested by the Corporation with respect to all the direct and indirect ownership interests in such Corporation Securities. The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement Article Twelfth, including, without limitation, authorizing such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s actual and constructive ownership of Corporation Securities and other evidence that a Transfer will not be prohibited by Section 12(b) of this Article Twelfth as a condition to registering any Transfer.

(iii) If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with Prohibited Distributions, to the Agent. The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which the Corporation Securities may be traded, if possible, or otherwise privately); provided, however, that any such sale must not be to a Person that is or as a result would become a Five-Percent Shareholder (except that for this purpose only a Five-Percent Shareholder does not include a new or existing public group, as defined in the Treasury Regulations promulgated under Section 382 of the Code) and provided, further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender the Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 12(d)(iv) of this Article Twelfth if the Agent rather than the Purported Transferee had resold the Excess Securities.

(iv) The Agent shall apply any proceeds of a sale by it of Excess Securities, and if the Purported Transferee had previously resold the Excess Securities, any amounts received by the Agent from a Purported Transferee, as follows: (A) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (B) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or their fair market value at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance, or similar Transfer) which amount shall be determined at the discretion of the Board of Directors; and (C) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code (or any comparable or successor provision) selected by the Board of Directors. The Purported Transferee’s sole right with respect to such Corporation Securities shall be limited to the amount payable to the Purported Transferee pursuant to this Section 12(d)(iv). In no event shall the proceeds of any sale of Excess Securities pursuant to this Article Twelfth inure to the benefit of the Corporation.

(v) In the event of any Transfer which does not involve a transfer of securities of the Corporation within the meaning of Delaware law (“Securities,” and individually, a “Security”) but which would cause a Five-Percent Shareholder to violate a restriction on Transfers provided for in this Article Twelfth, the application of Section 12(d)(iii) and Section 12(d)(iv) shall be modified as described in this Section 12(d)(v). In such case, no such Five-Percent Shareholder shall be required to dispose of any interest that is not a Security, but such Five-Percent Shareholder and/or any Person whose ownership of Securities is attributed to such Five-Percent Shareholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which

Securities shall be disposed of in the inverse order in which they were acquired) to cause such Five-Percent Shareholder, following such disposition, not to be in violation of this Article Twelfth. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Sections 12(d)(iii) and 12(d)(iv), except that the maximum aggregate amount payable either to such Five-Percent Shareholder, or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due such Five-Percent Shareholder or such other Person. The purpose of this Section 12(d)(v) is to extend the restrictions in Sections 12(b) and 12(d)(iii) to situations in which there is a Prohibited Transfer without a direct Transfer of Securities, and this Section 12(d)(v), along with the other provisions of this Article Twelfth, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

(e) Board of Directors Determinations.

(i) The Board of Directors of the Corporation shall have the power to determine all matters necessary for determining compliance with this Article Twelfth, including, without limitation: (A) the identification of Five-Percent Shareholders; (B) whether a Transfer is a Prohibited Transfer; (C) the Percentage Stock Ownership in the Corporation of any Five-Percent Shareholder; (D) whether an instrument constitutes a Corporation Security; (E) the amount (or fair market value) due to a Purported Transferee pursuant to clause (ii) of Section 12(d)(iv) of this Article Twelfth; (F) whether compliance with any restriction or limitation on stock ownership and transfers set forth in this Article Twelfth is no longer required; and (G) any other matters which the Board of Directors determines to be relevant; and the determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article Twelfth.

(ii) Nothing contained in this Article Twelfth shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its stockholders in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, subject to Section 242(b) of the Delaware General Corporation Law, by adopting a written resolution, (A) modify the ownership interest percentage in the Corporation or the Persons or groups covered by this Article Twelfth, provided that, such ownership interest percentages may only be modified to the extent necessary to reflect changes to Section 382 and the applicable Treasury Regulations (B) modify the definitions of any terms set forth in this Article Twelfth, or (C) modify the terms of this Article Twelfth as appropriate, in each case, in order to prevent an ownership change for purposes of Section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board of Directors shall not cause there to be such modification unless it determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits. Stockholders of the Corporation shall be notified of such determination through a filing with the Securities and Exchange Commission or such other method of notice as the Board of Directors shall deem appropriate.

(iii) In the case of an ambiguity in the application of any of the provisions of this Article Twelfth, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Article Twelfth requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article Twelfth. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation, the Agent, and all other parties for all other purposes of this Article Twelfth. The Board of Directors may delegate all or any portion of its duties and powers under this

Article Twelfth to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Article Twelfth through duly authorized officers or agents of the Corporation. Nothing in this Article Twelfth shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

(f) Securities Exchange Transactions. Nothing in this Article Twelfth (including, without limitation, any determinations made, or actions taken, by the Board of Directors pursuant to Section 12 shall preclude the settlement of any transaction entered into through the facilities of a national securities exchange or any national securities quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article Twelfth and any Purported Transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article Twelfth.

(g) Legal Proceedings; Prompt Enforcement. If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty days from the date on which the Corporation makes a written demand, pursuant to Section 12(d)(iii) then the Corporation shall promptly take all actions which it believes are appropriate to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this section shall (a) be deemed inconsistent with any Transfer of the Excess Securities provided in this Article Twelfth being void ab initio or (b) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand. The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this Article Twelfth.

(h) Liability. To the fullest extent permitted by law, any stockholder subject to the provisions of this Article Twelfth who knowingly violates the provisions of this Article Twelfth and any Persons controlling, controlled by or under common control with such stockholder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the Corporation’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation.

(i) Notice to Corporation. Any Person who acquires or attempts to acquire Corporation Securities in excess of the limitations set forth in this Article Twelfth shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Prohibited Transfer on the preservation and usage of the Tax Benefits. As a condition to the registration of the Transfer of any Corporation Securities, any Person who is a beneficial, legal, or record holder of Corporation Securities, and any proposed transferee and any Person controlling, controlled by, or under common control with the proposed transferee, shall provide such information as the Corporation may request from time to time in order to determine compliance with this Article Twelfth or the status of the Tax Benefits of the Corporation.

(j) Bylaws. The Bylaws may make appropriate provisions to effectuate the requirements of this Article Twelfth.

(k) Certificates. All certificates representing Corporation Securities on or after the Effective Date shall, until the Restriction Release Date, bear a conspicuous legend in substantially the following form:

THE TRANSFER OF SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTION PURSUANT TO ARTICLE TWELFTH OF THE RESTATED CERTIFICATE OF INCORPORATION OF MOTRICITY, INC., AS AMENDED AND IN EFFECT FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATION UPON REQUEST.

(l) Reliance. To the fullest extent permitted by law, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer or the corporate controller of the

Corporation or of the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article Twelfth, and the members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities owned by any stockholder, the Corporation is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Securities and Exchange Act of 1934, as amended (or similar filings), as of any date, subject to its actual knowledge of the ownership of Corporation Securities.

(m) Benefits of Article Twelfth. Nothing in this Article Twelfth shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article Twelfth. This Article Twelfth shall be for the sole and exclusive benefit of the Corporation and the Agent.

(n) Sunset and Board of Directors Review. Notwithstanding any other provision of this Article Twelfth, within sixty days following the third anniversary of the Effective Date or at any other time the Board of Directors reasonably determines it appropriate, the Board of Directors shall review and consider the necessity of the Transfer restrictions imposed by this Article Twelfth (“Board Review”). If, at the time of the Board Review, the Board of Directors determines that (1) an ownership change (within the meaning of Section 382 of the Code) would not result in a substantial limitation on the ability of the Corporation (or a direct or indirect subsidiary of the Corporation) to use otherwise available Tax Benefits, (2) no significant value attributable to the Tax Benefits would be preserved by continuing the Transfer restrictions herein, or (3) the restrictions in this Article Twelfth are no longer in the best interests of the Company; then the Board of Directors shall provide that the Restriction Release Date shall be effective as of the date the Board of Directors makes such determination.

(o) Severability. The purpose of this Article Twelfth is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits. If any provision of this Article Twelfth or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article Twelfth.

(p) Waiver. With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Article Twelfth, (i) no waiver will be effective unless expressly contained in a writing signed by the waiving party; and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

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SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held, on October 28, 2011, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Motricity, Inc. has caused this Certificate to be signed by             , its                     , this      day of                     , 2011.

MOTRICITY, INC.

By:
Name: Title: President

ANNUAL MEETING OF STOCKHOLDERS OF MOTRICITY, INC. October 28, 2011 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.motricity.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided 20530304033000000000 4 102811 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE FOR AGAINST ABSTAIN 1. Election of five directors nominated by the Board of Directors. 2. Proposal to ratify the selection of Grant Thornton LLP as the Company’s independent auditor for the fiscal year ending NOMINEES: December 31, 2011. FOR ALL NOMINEES Lady Barbara Judge CBE Jaffrey A. Firestone WITHHOLD AUTHORITY Hunter C. Gary 3. Proposal to approve, on an advisory basis, the compensation of FOR ALL NOMINEES Brett C. Icahn the Company’s named executive officers. James L. Nelson Every Every Every FOR ALL EXCEPT year 2 years 3 years ABSTAIN (See instructions below) 4. Proposal to approve, on an advisory basis, how often to approve the compensation of the Company’s named executive officers. FOR AGAINST ABSTAIN 5. Proposal to amend and restate the Company’s 2010 Long-Term Incentive Plan. 6. Proposal to amend the Company’s Restated Certificate of Incorporation. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 7. In his discretion, upon such other matters as may properly come before the meeting. Said attorneys and proxies, or their substitutes (or if only one, that one), at said meeting, or any adjournments or postponements thereof, may exercise all of the powers hereby given. Any proxy heretofore given is hereby revoked. Receipt is acknowledged of the Notice of Annual Meeting of Stockholders, the Proxy Statement accompanying such Notice and the Annual Report to stockholders for the fiscal year ended December 31, 2010. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full

MOTRICITY, INC.

PROXY

Annual Meeting of Stockholders October 28, 2011

(Solicited on Behalf of the Board of Directors)

The undersigned stockholder of Motricity, Inc. hereby appoints each of James R. Smith, Jr. and Charles Scullion as the attorney and proxy of the undersigned, with full power of substitution and revocation, to represent and vote on behalf of the undersigned all of the shares of common stock of the Company that the undersigned is entitled in any capacity to vote if personally present at the 2011 Annual Meeting of Stockholders to be held at the offices of Brown Rudnick LLP, Seven Times Square, New York, NY 10036, on Friday, October 28, 2011 at 2:00 p.m. Eastern Daylight Time, and at any postponements or adjournments thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR PROPOSALS 2, 3, 5 AND 6 AND FOR “EVERY YEAR” WITH RESPECT TO PROPOSAL 4.

(Continued and to be signed on the reverse side.)

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